UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Southwest Airlines Co.

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Letter to Shareholders Notice of 2006 Annual Meeting And Proxy Statement 2005 Annual Report to Shareholders • Management’s Discussion and Analysis • Consolidated Financial Statements

SOUTHWEST AIRLINES CO.

Proxy Statement and

2005 Report to Shareholders

TO OUR SHAREHOLDERS:

       In 2005, Southwest Airlines recorded its 33rd consecutive year of profitability, a record unmatched in commercial airline industry history.

       Our 2005 profit was $548 million, or $.67 per diluted share, compared to $313 million, or $.38 per diluted share, in 2004. These 2005 results represent increases over 2004 results of 75.1 percent and 76.3 percent, respectively.

       Each year includes unrealized gains or losses recorded as required by Statement of Financial Accounting Standard 133, related to our successful fuel hedging activities. Excluding these unrealized items ($59 million in gains in 2005 and $11 million in losses in 2004) produces a year-over-year profit increase of 50.9 percent and per diluted share increase of 50.0 percent.

       Driving these increases were strong revenue growth coupled with excellent cost controls. The improved results were achieved despite a 43.0 percent increase in (unhedged) jet fuel prices per gallon in 2005 versus 2004.

       Operating revenues grew by 16.1 percent on capacity growth of 10.8 percent (as measured by available seat miles). Better revenues were driven by stronger load factors (70.7 percent in 2005 versus 69.5 percent in 2004) and stronger yields per passenger, up 2.8 percent year-over-year. An improving economy, driving stronger travel demand, coupled with a decline in the glut of airline industry seat capacity, all combined to support revenue growth. Our Marketing and Revenue Management Employees pulled off this feat utilizing only modest fare increases, while staying faithful to our cherished Low Fare Brand Leadership in America. And our People did an excellent job once again of providing outstanding Customer Service, placing Southwest first in Customer Satisfaction, as measured by fewest Customer Complaints reported to the U.S. Department of Transportation per passenger carried. Truly, we give America the Freedom to Fly.

Low fares are only feasible with low costs. Through hard work, innovation, and the wise use of automation, our People further improved the efficiency of Southwest Airlines and reduced our operating cost per available seat mile (excluding fuel) by 1.5 percent year-over-year. This was accomplished with pay increases, not furloughs, layoffs, or pay concessions. Despite many airline bankruptcies, which has allowed other airlines to restructure and reduce costs, Southwest remains among the lowest cost producers in the American airline industry.

Record, skyrocketing energy prices were a headline in 2005 and a dagger to the heart of the airline industry because of its energy dependency. Southwest Airlines was prepared for this crisis, however, as we were approximately 85 percent hedged for 2005 at approximately $26 per barrel of crude oil. Our hedging activities saved us almost $900 million in 2005, securing a solid profit improvement over the previous three years. Without our hedging program, it appears we would have had break-even results. Instead, hedging widened our cost advantage over our competitors and allowed us to continue to grow profitably, add new cities, expand our fleet, hire more Employees, and provide pay increases.
               In 2005, we continued to add service to our new 2004 city, Philadelphia. In a little more than 18 months, it has grown from 14 daily departures to 53. Encouraged by our success there, we added Pittsburgh to our route map in May 2005. In six months’ time, our service expanded from ten to 19 daily departures. In October, we also expanded our Florida presence by the addition of Ft. Myers. Finally, in October, we announced the return of Southwest Airlines to Denver after a 20-year absence, much to the delight of our Customers. Denver, too, is off to a terrific start as of January 3, 2006. A happy New Year celebration, indeed.
               We expanded our system in other ways last year. After a yearlong effort to repeal the anti-consumer, anti-competitive restriction on Dallas’ Love Field Airport, known as the Wright Amendment, the U.S. Congress passed and President Bush signed the “Bond Amendment,” which allows nonstop service from Love Field to points in Missouri. The law was passed November 30, 2005, and on December 13, we started four daily roundtrips from Dallas to both Kansas City and St. Louis. We also implemented our first-ever codeshare arrangement with ATA Airlines in January 2005, providing single-ticket, connecting itineraries at Chicago Midway, Phoenix, and Las Vegas. Our first year with ATA was a resounding success, generating almost $50 million in revenues. We also enhanced our Chicago Midway presence by acquiring the right to ten gates from ATA.
               The year 2005 was not without challenges, however. In December 2005, a Southwest jet overran a runway at Chicago Midway, striking an automobile. Joshua Woods, a passenger in the automobile, was fatally injured. Our hearts and our prayers go out to Joshua and the Woods family. We are, of course, providing the National Transportation Safety Board our full support in the investigation of this accident. We also continue to work closely with the Federal Aviation Administration to ensure a safe airline is as safe as it can humanly be.
               Our compassion is extended to all those affected by last years’ natural disasters but particularly those in New Orleans. Rebuilding our service in New Orleans remains number one among competing priorities. We recently announced five more daily departures effective March 17 and coincident with the delivery of new Boeing 737 aircraft.
               For 2006, we presently plan to add 33 new Boeing 737s to our fleet of 445 aircraft (as of December 31, 2005). That will produce an estimated increase in ASMs of eight percent. We are excited about the growth opportunities presently anticipated for 2006 and, especially, the strong revenue trends we are currently experiencing. Jet fuel prices, however, loom large over the 2006 outlook. Even with an industry-leading fuel hedge in place for 2006 (approximately 73 percent at approximately $36 per barrel), higher prices could cost us as much as $600 million in additional fuel expense based on current market prices. We will need strong revenue growth and energetic cost controls, in other areas, to overcome that hurdle.
               The splendid results for 2005 were achieved, plainly and simply, through the efforts of our gifted and caring Employees. They are the reason that FORTUNE magazine, for the ninth year in a row, named Southwest Airlines one of America’s Most Admired Companies. And it is because of them and their Warrior Spirits, Servants’ Hearts, and Fun-LUVing Attitudes, that we are optimistic Southwest Airlines will rise up to meet these heady challenges.
               To all the magnificent People of Southwest Airlines, we say, again, a hearty “Thank You!”

Most sincerely,

Gary C. Kelly	Colleen C. Barrett	Herbert D. Kelleher
Chief Executive Officer	President	Chairman of the Board
January 16, 2006

SOUTHWEST AIRLINES CO.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 17, 2006
To the Shareholders:
      The Annual Meeting of the Shareholders of Southwest Airlines Co. (the “Company” or “Southwest”) will be held at its corporate headquarters, 2702 Love Field Drive, Dallas, Texas on Wednesday, May 17, 2006, at 10:00 a.m., local time, for the following purposes:

(1) to elect seven Directors;

(2) to approve an amendment to the Company’s Employee Stock Purchase Plan as adopted by the Board of Directors of the Company;

(3) to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006;

(4) to take action on a Shareholder proposal, if the proposal is presented at the meeting; and

(5) to transact such other business as may properly come before such meeting.
      March 22, 2006 is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting.
      Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.southwest.com at 10:00 a.m., CDT, on May 17, 2006.
      We have made the 2005 Annual Report available to you on the Internet at www.southwest.com (click on “About SWA”, “Investor Relations”, “Annual Reports”).
      If you do not have Internet access and you would like a copy of the 2005 Annual Report, you may request one from Investor Relations, Southwest Airlines Co., P.O. Box 36611, Dallas, Texas 75235. Additionally, the Company’s Annual Report on Form 10-K (without exhibits), filed with the Securities and Exchange Commission, is attached to this Proxy Statement as Appendix C.

By Order of the Board of Directors,

Colleen C. Barrett
President and Secretary
April 1, 2006
YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. YOU MAY ALSO VOTE VIA TELEPHONE OR INTERNET AS DESCRIBED IN THE ENCLOSED PROXY.

Southwest Airlines Co.
P.O. Box 36611
Dallas, Texas 75235-1611
(214) 792-4000

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES; VOTING
      The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 17, 2006, at the Company’s corporate headquarters, 2702 Love Field Drive, Dallas, Texas, or any adjournment thereof. The Company will pay the cost of solicitation. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodian’s nominees and fiduciaries to send proxies and proxy material to their principals. The proxy statement and form of proxy were first mailed to Shareholders of the Company on or about April 10, 2006.
      The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by the subsequent execution and submission of a revised proxy, by written notice to the Secretary of the Company, or by voting in person at the meeting. All Shareholders can vote by written proxy card. All Shareholders of record can also vote by touch-tone telephone from the U. S., using the toll-free number on the proxy card, or by the Internet, using the instructions on the proxy card. Street name holders may vote by telephone or the Internet if their bank or broker makes these methods available, in which case the bank or broker will enclose the instructions with the proxy statement. Shares represented by proxy will be voted at the meeting. Cumulative voting is not permitted. An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal. Except as otherwise stated herein, provided a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter is required to approve any matter.
      In some cases, only one proxy statement is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request, the Company will deliver a separate copy of the proxy statement to a Shareholder at a shared address to which a single copy of the proxy statement was delivered. A Shareholder can notify the Company at the above address that it wishes to receive a separate copy of the proxy statement in the future, or alternatively, that it wishes to receive a single copy of the materials instead of multiple copies.
ELECTION OF DIRECTORS
(Item 1)
      At the Annual Meeting of Shareholders, seven Directors are to be elected for one-year terms expiring in 2007, each to serve with the four Directors whose terms have not expired. Provided a quorum is present at the Annual Meeting, a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote is required to elect Directors.
      The persons named in the enclosed proxy have been selected as a proxy committee by the Directors of the Company, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of the nominees listed below. Although the Directors of the Company do not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment.

      The following table sets forth certain information for each nominee and present Director of the Company, as of January 1, 2006. Each of the nominees for Director named in the following table, except David W. Biegler, is now serving as a Director of the Company. Mr. Biegler is a new nominee for the Board of Directors. There is no family relationship between any of the Directors or between any Director and any executive officer of the Company.

Name	Director Since	Age

Colleen C. Barrett*	2001	61
David W. Biegler*	New	56
Louis E. Caldera*	2003	49
C. Webb Crockett	1994	71
William H. Cunningham*	2000	61
William P. Hobby	1990	73
Travis C. Johnson	1978	69
Herbert D. Kelleher	1967	74
Gary C. Kelly*	2004	50
Nancy B. Loeffler*	2003	59
Rollin W. King**	1967	74
John T. Montford*	2002	62
June M. Morris**	1994	74

  (*) Current Nominee
(**) Mr. King and Mrs. Morris will retire from the Board of Directors at the 2006 Annual Meeting.
CURRENT NOMINEES
      The following individuals are to be elected for a term expiring in 2007.
      Colleen C. Barrett has been President of the Company since June 19, 2001, at which time she was also named to the Board of Directors. Prior to that time, Ms. Barrett was Executive Vice President — Customers from 1990 to 2001 and Vice President — Administration from 1986 to 1990. Ms. Barrett has been Secretary of the Company since March 1978. Ms. Barrett is a Director of J.C. Penney Company, Inc.
      David W. Biegler has been Chairman of Estrella Energy L.P., a company engaged in natural gas transportation and processing, since September 2003. He retired as Vice Chairman of TXU Corporation at the end of 2001, having served TXU Corporation as President and Chief Operating Officer from 1997 until 2001. He previously served as Chairman, President and CEO of ENSERCH Corporation from 1993 to 1997. Mr. Biegler is also a director of Dynegy Inc., a company engaged in power generation, Trinity Industries, Inc., a diversified industrial company providing products and services for the transportation, industrial and construction sectors, and Austin Industries, a company engaged in construction.
      Gary C. Kelly has been Vice Chairman of the Board of Directors and Chief Executive Officer of the Company since July 15, 2004. Prior to that time, Mr. Kelly was Executive Vice President — Chief Financial Officer from 2001 to 2004, and Vice President — Finance and Chief Financial Officer from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller. Mr. Kelly is a Director of Jefferson-Pilot Corporation.
      John T. Montford has been Senior Vice President — Western Region Legislative and Regulatory Affairs for AT&T Services, Inc., a global provider of telecommunications products and services, since November 2005. Between September 2001 and October 2005, Mr. Montford served as Senior Vice President of Governmental and External Affairs for SBC Communications, Inc. Prior to September 2001, Mr. Montford served as Chancellor of the Texas Tech University System from 1996 to 2001. Mr. Montford served in the Texas Senate from 1983 to 1996. He served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. He is a Director of Fleetwood Enterprises, Inc. In 2002, he

was named Chancellor Emeritus of the Texas Tech University System. He is a former elected District Attorney.
      William H. Cunningham, Ph.D., holds the James L. Bayless Chair for Free Enterprise at the University of Texas at Austin Red McCombs School of Business. Dr. Cunningham was the Chancellor of the University of Texas System from 1992 to June 2000. He is a Director of the following publicly traded companies: Jefferson-Pilot Corporation, Introgen Therapeutics, Inc., LIN TV Corp. and Hayes Lemmerz International, Inc. He is a disinterested Director of John Hancock Mutual Funds and John Hancock Funds II and III. Dr. Cunningham joined the Board of an e-learning privately held start-up company, IBT Technologies, in January 2000 as Chairman of the Board. He was named President and CEO in December 2000, resigning those positions in September 2001. He remained as Chairman until December 17, 2001, at which time the company filed for bankruptcy. The company has been liquidated.
      Louis E. Caldera has served as President and a Professor of Law at The University of New Mexico since August 2003. In January 2006, Mr. Caldera announced that he would be stepping down as President, effective August 1, 2006. He was the Vice Chancellor for University Advancement and President, CSU Foundation, at California State University from June 2001 until August 2003. He was the Secretary of the Army in the Clinton Administration from July 1998 until January 2001. Mr. Caldera previously served as the Managing Director and Chief Operating Officer for the Corporation for National and Community Service, a federal grant-making agency, from September 1997 to June 1998. He served as a member of the California State Legislature from 1992 to 1997 representing the 46th Assembly District (Los Angeles). Mr. Caldera is a Director of Belo Corp. and IndyMac Bancorp, Inc.
      Nancy B. Loeffler, a long-time advocate of volunteerism, currently serves as a Member of the University of Texas M.D. Anderson Cancer Center Board of Visitors and on the Board of Regents at St. Mary’s University, The South Texas Community Foundation, the National Cowgirl Museum and Hall of Fame, the Vice President’s Residence Foundation in Washington, D.C., and the Capitol Advisory Committee for Texas Lutheran University. She also serves as a member of the Blanton Museum of Art located on the University of Texas campus. The law firm of Loeffler, Tuggey, Pauerstein, Rosenthal LLP has performed services for the Company in the past and will do so in 2006. Nancy Loeffler’s husband is a member of the law firm of Loeffler, Tuggey, Pauerstein, Rosenthal LLP.
DIRECTORS WHOSE TERM EXPIRES IN 2007
      Herbert D. Kelleher has been Chairman of the Board of the Company since March 29, 1978. Mr. Kelleher became interim President and Chief Executive Officer of the Company in September 1981, and assumed those offices on a permanent basis in February 1982, relinquishing those titles on June 19, 2001. Mr. Kelleher’s daughter, Ruth Kelleher Agather, is a non-equity salaried partner of the law firm of Loeffler, Tuggey, Pauerstein, Rosenthal LLP. The law firm of Loeffler, Tuggey, Pauerstein, Rosenthal LLP has performed services for the Company in the past and will do so in 2006.
      C. Webb Crockett has been an attorney and Shareholder in the Phoenix, Arizona law firm of Fennemore Craig for more than the past five years. Fennemore Craig performed services for the Company in 2005 and will do so in 2006.
      William P. Hobby was lieutenant governor of the State of Texas for 18 years until January 1991. He was Chancellor of the University of Houston System from September 1995 until March 1997. He has been Chairman of Hobby Communications, L.L.C., Houston, Texas, a privately owned company, since January 1997, and was Chairman and CEO of H&C Communications, Inc. (a privately owned broadcasting company) from 1983 until December 1996. He was Executive Editor of the Houston Post for more than 20 years.
      Travis C. Johnson was a partner in the El Paso, Texas law firm of Johnson & Bowen for more than five years prior to 2001. Since January 2001, Mr. Johnson has practiced law as Travis Johnson, Attorney at Law. Mr. Johnson is a director of J. P. Morgan Chase Bank-El Paso.

      In response to proposals raised by Shareholders, in January 2005, the Board of Directors amended the Company’s Bylaws to eliminate the Company’s classification of the Board of Directors. Accordingly, as of the date of the Company’s 2006 Annual Meeting, no Director will have a remaining term of more than one year.
Board Committees
      Audit Committee. The Board of Directors has appointed an Audit Committee consisting of Messrs. Cunningham (Chairman), Caldera, Hobby, Johnson, Montford, and King and Mrs. Morris. The Audit Committee held five meetings during 2005. Pursuant to the Audit Committee Charter adopted by the Board of Directors, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of Southwest’s independent auditors. Its principal functions are to give additional assurance that financial information is accurate and timely and that it includes all appropriate disclosures; to ascertain the existence of an effective accounting and internal control system; to pre-approve all services provided by the independent auditors; and to oversee the entire audit function, both independent and internal. The Board of Directors of the Company has determined that all of the members of the Audit Committee are “independent,” as that term is used under applicable rules of the New York Stock Exchange. The Board has also determined that at least one of the members of the Audit Committee, Dr. Cunningham, satisfies the criteria adopted by the Securities and Exchange Commission to serve as the “audit committee financial expert” on the Committee.
      Compensation Committee. The Board of Directors has appointed a Compensation Committee consisting of Messrs. Hobby (Chairman) and Crockett and Mrs. Morris. The Board of Directors of the Company has determined that all of the members of the Compensation Committee are “independent,” as that term is used under applicable rules of the New York Stock Exchange; Mr. Crockett is an attorney and Shareholder in the Phoenix, Arizona law firm of Fennemore Craig, which performed services for the Company in 2005 and will do so in 2006. The Compensation Committee held one meeting during 2005, and otherwise acted by unanimous consent. Pursuant to the Compensation Committee Charter adopted by the Board of Directors, the Compensation Committee evaluates the Chief Executive Officer’s performance in light of the Company’s corporate objectives; studies, advises, and consults with management, and makes recommendations to the Board, respecting the compensation of the other officers of the Company; and administers the Company’s stock-based compensation plans. It recommends for the Board’s consideration any plan for additional compensation that it deems appropriate.
      Executive Committee. The Board of Directors has appointed an Executive Committee consisting of Messrs. Kelleher (Chairman), Johnson, and King to assist the Board in carrying out its duties. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held two telephone meetings during 2005 and otherwise acted by unanimous consent.
      Nominating and Corporate Governance Committee. The Board of Directors has appointed a Nominating and Corporate Governance Committee consisting of Messrs. Montford (Chairman), Caldera, Crockett, Cunningham, Hobby, Johnson, and King, and Mrs. Morris. The Board of Directors of the Company has determined that all of the members of the Nominating and Corporate Governance Committee are “independent,” as that term is used under applicable rules of the New York Stock Exchange. The Nominating and Corporate Governance Committee held two meetings during 2005.
      Pursuant to its Charter adopted by the Board of Directors, the Nominating and Corporate Governance Committee reviews and interviews possible candidates for Board membership and recommends a slate of nominees, and develops and recommends to the Board corporate governance principles applicable to the Company. The Committee will consider nominees submitted by Shareholders, provided nominations are submitted in accordance with the Company’s Bylaws. See “Other Matters — Notice Requirements” for details on the process for nominations for Directors.
      The qualifications to be considered by the Committee in nominating Board members are set forth in the Company’s Governance Guidelines. Members of the Board of Directors of Southwest Airlines Co. should possess the highest personal and professional ethics, integrity, and values. They must possess practical wisdom, mature judgment, and be committed to the best long-term interests of the Company’s Employees, Customers, and Shareholders. Directors must be willing to devote sufficient time to fulfill their responsibilities and be willing to serve on the Board for an extended period of time. While there is no specific limitation on service on other Boards, the Committee will take into consideration the nature and time involved in a Director’s service on other boards in evaluating the suitability of that Director. The Board will consider a number of factors in the nomination or appointment of new Board members, including finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in today’s business environment. The Board will also take into consideration factors such as diversity and independence (for non-management Directors) in the appointment of future Board members. The Board evaluates each Director in the context of the Board as a whole, with the objective of recommending a group that can best serve the longterm interests of the Company’s Employees, Customers, and Shareholders. In the case of current Directors being considered for renomination, the Committee considers the Director’s past attendance at Board and Committee meetings and participation in and contributions to such meetings and Board activities. The Company’s Bylaws provide for a mandatory retirement age of 75 for members of the Board of Directors. The Chairman of the Board is exempted from the mandatory retirement provisions of the Bylaws.
Additional Information Concerning the Board of Directors
      During 2005, each Director attended at least 75 percent of the total of the Board and Committee meetings that he or she was obligated to attend. Additionally, it is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s annual meeting of Shareholders. All of the Company’s Directors attended the 2005 annual meeting.
      The Board of Directors has adopted Governance Guidelines to set forth its policies concerning overall governance practices. In addition, the Board of Directors has adopted charters for each of its Audit, Compensation, and Nominating and Corporate Governance Committees. A copy of the guidelines and the charters, as well as the Company’s Code of Ethics, are available on the Company’s website, www.southwest.com, and Shareholders can obtain copies upon written request to Investor Relations, P.O. Box 36611, Dallas, TX 75235.
      The Company’s Governance Guidelines require that a majority of the members of the Company’s Board of Directors satisfy the independence requirements set forth in the rules of the New York Stock Exchange. The Company’s Board has determined that its nominee for the Board, Mr. Biegler, as well as each of its current Directors, other than Messrs. Kelleher and Kelly and Mrs. Barrett and Mrs. Loeffler, meets these independence requirements.
      The Governance Guidelines require the Board’s non-management Directors to meet at regularly scheduled executive sessions without management Directors. During 2005, they had five such meetings. Currently, Dr. Cunningham, Chairman of the Audit Committee, serves as the presiding Director for executive sessions of non-management Directors. Shareholders of the Company may contact the Board of Directors by mail addressed as follows: Board of Directors, c/o Southwest Airlines Co., Attn. William C. Cunningham, P.O. Box 36611, Dallas, Texas 75235.
Directors’ Fees
      Directors’ fees are paid on an annual basis from May to May in each year. Each Director of the Company who is not an officer of the Company was paid $12,500 for the 12-month period ending May 2005, increasing to $13,125 for the 12-month period ending May 2006, for services as a Director. During 2005, the Board of Directors held six meetings and otherwise acted by unanimous consent. In addition, $3,200 (increasing to $3,360 for the 12-month period ending May 2006) was paid for attendance at each meeting of the Board of Directors, and $1,300 (increasing to $1,750 for the 12-month period ending May 2006) for attendance at each meeting of a Committee held on the same date as the Board meetings. Members of the Executive Committee receive an additional $6,100 (increasing to $6,400 for the 12-month period ending May 2006) per year for their services on such Committee. The Chairman of the Audit and Compensation Committees received annual fees of $6,750 and $3,500, respectively (increasing to $7,100 and $3,675, respectively for the 12-month period ending May 2006). The Chairman of the Nominating and Corporate Governance Committee received an annual fee of $3,675 for the 12-month period ending May 2006. Officers of the Company receive no additional remuneration for serving as Directors or on Committees of the Board.
      In 2001, the Board adopted the Southwest Airlines Co. Outside Director Incentive Plan. The purpose of the plan is to align more closely the interests of the non-Employee Directors with those of the Company’s Shareholders and to provide the non-Employee Directors with retirement income. To accomplish this purpose, the plan compensates each non-Employee Director based on the performance of the Company’s Common Stock and defers the receipt of such compensation until after the non-Employee Director ceases to be a Director of the Company. Pursuant to the plan, on the date of the 2002 Annual Meeting of Shareholders, the Company granted 750 non-transferable Performance Shares to each non-Employee Director who had served as a Director since at least May 2001. Thereafter, on the date of each Annual Meeting of Shareholders, the Company will grant 750 Performance Shares to each non-Employee Director who has served since the previous Annual Meeting. A Performance Share is a unit of value equal to the Fair Market Value of a share of Southwest Common Stock, based on the average closing sale price of the Common Stock as reported on the New York Stock Exchange. On the 30th calendar day following the date a non-Employee Director ceases to serve as a Director of the Company for any reason, Southwest will pay to such non-Employee Director an amount equal to the Fair Market Value of the Common Stock during the 30 days preceding such last date of service multiplied by the number of Performance Shares then held by such Director. The plan contains provisions contemplating adjustments on changes in capitalization of the Company.
      Upon retirement from the Board of Directors, a Director who has served at least five years as of the date of retirement will receive $35,000 and a Director who has served at least ten years will receive $75,000.
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
      At the close of business on March 22, 2006, the record date of those entitled to notice of and to vote at the meeting, there were outstanding 801,226,077 shares of Common Stock, $1.00 par value, each share of which is entitled to one vote.
Certain Beneficial Owners
      The following table sets forth information with respect to persons who, to the Company’s knowledge (based on information contained in Schedules 13G filed with the Securities and Exchange Commission with respect to beneficial ownership at December 31, 2005), beneficially own more than 5 percent of the Common Stock of the Company.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership		Percent of Class

Capital Research and Management Company	78,709,180	(1)	9.9%
333 South Hope Street Los Angeles, CA 90071
Wellington Management Company LLP	43,126,840	(2)	5.4%
75 State Street Boston, MA 02109

(1)	As of December 31, 2005, Capital Research and Management Company reported sole voting power with respect to 15,005,300 shares and sole dispositive power with respect to 78,709,180 shares, but disclaimed beneficial ownership of any shares of Common Stock.

(2)	As of December 31, 2005, of the 43,126,840 shares attributed to Wellington Management Company LLP, it reported shared voting power with respect to 32,653,340 shares and shared dispositive power with respect to all 43,126,840 shares.

Management
      The following table sets forth as of March 22, 2006, certain information regarding the beneficial ownership of Common Stock by the Directors, each of the executive officers of the Company named in the Summary Compensation Table, and by all executive officers, and Directors and nominees for Director, as a group.

	Number of
	Beneficially Owned	Percent of
Name of Director, Officer or Identity of Group	Shares(1)(2)	Class(2)

Colleen C. Barrett(3)	528,440	*
David W. Biegler	9,707	*
Louis E. Caldera(4)	4,500	*
C. Webb Crockett(5)	25,975	*
William H. Cunningham(6)	23,000	*
William P. Hobby(7)	6,683	*
Travis C. Johnson	207,413	*
Herbert D. Kelleher(8)	4,802,631	*
Gary C. Kelly(9)	443,466	*
Rollin W. King(10)	312,297	*
Nancy B. Loeffler(11)	5,550	*
John T. Montford(12)	8,550	*
June M. Morris(13)	626,831	*
James F. Parker(14)	652,507	*
Ron Ricks(15)	158,109	*
Jim Wimberly(16)	168,976	*
Executive Officers and Directors as a Group
(19 persons)(17)	8,505,696	1.1%

*	Less than 1%

(1)	Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power respecting their shares, other than shared rights created under joint tenancy or marital property laws as between the Company’s Directors and officers and their respective spouses, if any.

(2)	The number of shares beneficially owned includes shares that each beneficial owner and the group had the right to acquire within 60 days pursuant to stock options. The percentage for each beneficial owner and for the group is calculated based on the sum of the 801,226,077 shares of Common Stock outstanding on March 22, 2006 and any shares shown for such beneficial owner or group as subject to stock options and currently exercisable, as if any such stock options had been exercised.

(3)	Includes 1,484 shares held for Ms. Barrett’s account under the ProfitSharing Plan with respect to which she has the right to direct the voting and 455,254 shares which Ms. Barrett had the right to acquire within 60 days pursuant to stock options.

(4)	Based on 4,500 shares which Mr. Caldera had the right to acquire within 60 days pursuant to stock options.

(5)	Includes 7,500 shares held in a family trust.
(footnotes continue on next page)

(6)	Includes 15,000 shares which Mr. Cunningham had the right to acquire within 60 days pursuant to stock options.

(7)	Held by a testamentary trust of which Governor Hobby is a co-trustee.

(8)	Includes 311,827 shares which Mr. Kelleher had the right to acquire within 60 days pursuant to stock options and 304,380 shares held by a family limited liability company in which Mr. Kelleher’s wife has a beneficial interest. Mr. Kelleher disclaims any beneficial interest in the limited liability company shares.

(9)	Includes 317,559 shares that Mr. Kelly had the right to acquire within 60 days pursuant to stock options.

(10)	Includes 3,563 shares held by a charitable remainder trust in which Mr. King has a beneficial interest. Mr. King disclaims any beneficial interest in the trust shares.

(11)	Includes 4,500 shares which Ms. Loeffler had the right to acquire within 60 days pursuant to stock options.

(12)	Includes 7,000 shares which Mr. Montford had the right to acquire within 60 days pursuant to stock options.

(13)	Includes 626,831 shares held by entities over which Ms. Morris has investment and voting power.

(14)	Includes 39,850 shares held for Mr. Parker’s account under the ProfitSharing Plan with respect to which he has the right to direct the voting and 355,472 shares that Mr. Parker had the right to acquire within 60 days pursuant to stock options.

(15)	Includes 108,109 shares which Mr. Ricks had the right to acquire within 60 days pursuant to stock options.

(16)	Includes 31,673 shares held for Mr. Wimberly’s account under the ProfitSharing Plan with respect to which he has the right to direct the voting and 133,873 shares which Mr. Wimberly had the right to acquire within 60 days pursuant to stock options.

(17)	Includes 54,113 shares held for the accounts of certain officers under the ProfitSharing Plan with respect to which such persons have the right to direct voting. All information with respect to the ProfitSharing Plan is based on a statement dated December 31, 2005.

COMPENSATION OF EXECUTIVE OFFICERS
      The following table discloses compensation for services rendered by the Company’s Chief Executive Officer and the four remaining most highly paid executive officers and one former executive officer, during the three fiscal years ended December 31, 2005.
Summary Compensation Table

				Long Term
				Compensation Awards

	Annual Compensation(1)				All Other
				Securities Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Options (#)	($)(2)

Herbert D. Kelleher	2005	$450,000	$212,930	17,140	$81,014
Chairman of the Board	2004	450,000	199,000	208,570	61,014
	2003	450,000	170,000	8,570	73,016
Colleen C. Barrett	2005	$351,929	$338,120	10,966	$69,879
President and Secretary	2004	339,835	316,000	157,262	51,279
	2003	327,593	270,000	8,336	64,568
Gary C. Kelly	2005	$404,719	$275,000	10,617	$68,980
Chief Executive Officer and	2004	322,436	220,000	214,352	41,065
Vice Chairman of the Board	2003	256,872	184,450	25,151	26,486
Jim Wimberly	2005	$267,945	$190,000	21,431	$33,067
Executive Vice President,	2004	259,427	190,000	21,431	26,951
Aircraft Operations(3)	2003	249,110	161,500	19,631	30,961
Ron Ricks	2005	$249,972	$217,800	67,784	$32,859
Sr. Vice President — Law,	2004	225,569	198,000	26,084	26,798
Airports, and Public Affairs	2003	210,103	168,300	21,461	30,802
James F. Parker	2005	$337,460	$131,250	23,072	$56,494
former Chief Executive Officer and	2004	337,460	225,000	11,786	47,696
Vice Chairman of the Board(3)	2003	330,773	187,000	13,087	60,769

(1)	Officers’ bonuses are paid in January of each year in respect of performance for the prior year. The numbers shown in this column reflect payments made in January of the specified year; bonuses paid in January 2006 to the named executive officers, in respect of service for 2005, are as follows: Kelleher — $277,000; Barrett — $439,000; Kelly — $385,000; Wimberly — $190,000; and Ricks — $283,200. Mr. Parker did not receive a January 2006 bonus.

(2)	Consists of amounts contributed by the Company to the Southwest Airlines Co. ProfitSharing Plan, Excess Benefit Plan and 401(k) Plan in which all Employees of the Company are eligible to participate, as well as life insurance, medical and dental premiums. In addition to those amounts, “All Other Compensation” for Mr. Kelleher includes deferred compensation, bearing interest at an annual rate of 10 percent, in an amount equal to Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the ProfitSharing Plan but which exceed the contributions permitted by Federal tax laws, totaling $38,018, $22,797, and $36,624 for 2005, 2004, and 2003, respectively. “All Other Compensation” for Ms. Barrett, Mr. Kelly, and Mr. Parker includes deferred compensation, bearing interest at an annual rate of 10 percent, in an amount equal to Company contributions which would otherwise have been made on behalf of each of them to the ProfitSharing Plan but which exceed the contributions permitted by Federal tax laws, totaling $40,092, $39,302, and $19,781, respectively, for 2005, $23,148, $17,326, and $18,354 respectively, for 2004, and $32,464, $0, and $25,946, respectively for 2003.

(3)	On July 15, 2004, James F. Parker resigned as Chief Executive Officer and Vice Chairman of the Board. See “Employment and Other Contracts,” below. On January 1, 2006, Jim Wimberly resigned as Executive Vice President, Aircraft Operations.

Option Grants in Last Fiscal Year
      The following table provides information on option grants in 2005 to the named individuals:

Individual Grants
						Potential Realizable Value at Assumed
	Number of		Percent of Total			Annual Rates of Stock Price
	Securities		Options Granted to	Exercise		Appreciation for Option Term(1)
	Underlying Options		Employees in Fiscal	Price	Expiration
Name	Granted (#)		Year	($/Share)	Date	0% ($)	5% ($)	10% ($)

Herbert D. Kelleher	8,570	(2)	.10%	$14.25	01/20/2015	—	$76,787	$194,625
	8,570	(2)	.10%	$16.43	12/31/2015	—	$88,528	$224,448
Colleen C. Barrett	6,309	(2)	.08%	$14.25	01/20/2015	—	$56,529	$143,277
	4,657	(2)	.06%	$16.43	12/31/2015	—	$48,107	$121,967
Gary C. Kelly	4,322	(2)	.05%	$14.25	01/20/2015	—	$38,725	$98,153
	6,295	(2)	.07%	$16.43	12/31/2015	—	$65,027	$164,866
Jim Wimberly	1,431	(2)	.02%	$14.25	01/20/2015	—	$12,822	$32,498
	20,000	(3)	.24%	$14.25	01/20/2015	—	$179,200	$454,200
Ron Ricks	3,065	(2)	.04%	$14.25	01/20/2015	—	$27,462	$69,606
	22,000	(3)	.26%	$14.25	01/20/2015	—	$197,120	$499,620
	2,719	(2)	.03%	$16.43	12/31/2015	—	$28,087	$71,211
	40,000	(3)	.48%	$16.43	12/31/2015	—	$413,200	$1,047,600
James F. Parker	11,786	(2)	.14%	$14.25	01/20/2015	—	$105,603	$267,660
	11,286	(2)	.13%	$16.43	12/31/2015	—	$116,584	$295,580

(1)	These amounts represent assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in Southwest’s stock price.

(2)	These options were granted to the named individuals under the Company’s 1996 Incentive and Non-Qualified Stock Option Plans at fair market value on date of grant, and were fully exercisable on the grant date.

(3)	These options were granted to the named individuals under the Company’s 1996 Incentive and Non-Qualified Stock Option Plans at fair market value on the date of the grant and are exercisable as follows: one-third on the grant date, one-third on the first anniversary of the grant date, and one-third on the second anniversary of the grant date, subject to continued employment.
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-end Option Values
      The following table shows stock option exercises by the named individuals during 2005. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2005. Also reported are the values for “in-the-money” options that represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		Fiscal Year-End (#)		Fiscal Year-End ($)(2)
	Acquired on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#)	($)(1)	(#)	(#)	($)	($)

Herbert D. Kelleher	948,830	$11,181,962	778,967	66,667	$2,171,865	$98,667
Colleen C. Barrett	33,087	$378,681	490,757	50,000	$1,702,832	$74,000
Gary C. Kelly	40,760	$418,031	349,470	74,500	$1,265,363	$98,000
Jim Wimberly	—	—	155,002	20,000	$597,709	$35,200
Ron Ricks	24,268	$264,674	140,954	50,769	$381,767	$42,759
James F. Parker	42,541	$459,264	423,930	—	$1,474,507	—
(footnotes continue on next page)

(1)	Aggregate market value of the shares covered by the option less the aggregate price paid by the executive.

(2)	The closing price of the Common Stock on December 30, 2005, the last trading day of Southwest’s fiscal year, was $16.43 per share.
Employment and Other Contracts
      The Company re-employed Herbert D. Kelleher, effective as of July 15, 2004, under a three-year Employment Contract. Mr. Kelleher performs the duties and has the responsibilities given to him by the Board as Chairman, including overseeing the implementation of the Company’s current and long-range business policies and programs. During the term of the Employment Contract, Mr. Kelleher will serve as Chairman of the Board and Chairman of the Executive Committee of the Board for as long as he is elected as such by the Board of Directors. The Employment Contract provides for an annual base salary of $450,000 for the years ending July 14, 2005, 2006, and 2007, respectively. The Employment Contract also provides for additional benefits including: (i) discretionary performance bonuses paid in cash at the times and in the amounts determined by the Board; (ii) reimbursement for medical and dental expenses incurred by Mr. Kelleher and his spouse and family; (iii) deferred compensation bearing interest at 10 percent in an amount equal to any Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the Company ProfitSharing Plan but which exceed maximum annual additions under the Plan on his behalf under federal tax laws; and (iv) stock options that vest in equal annual installments during the term of the Employment Contract. The Employment Contract is terminable by Mr. Kelleher within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Mr. Kelleher so terminates his employment, the Employment Contract provides for a lump sum severance payment equal to Mr. Kelleher’s unpaid base salary for the remaining term of his Employment Contract plus $750,000.
      The Company employs Gary C. Kelly, effective as of July 15, 2004, under a three-year Employment Contract as Vice Chairman of the Board and Chief Executive Officer. Mr. Kelly’s annual base salary for the years ending July 15, 2006 and 2007 will be $411,714 and $424,065, respectively. The Employment Contract also provides for additional benefits including: (i) discretionary performance bonuses paid in cash at the times and in the amounts determined by the Board; (ii) long-term disability insurance providing for disability payments of $10,000 per month to age 70; (iii) reimbursement for medical and dental expenses incurred by Mr. Kelly, his spouse, and his children; (iv) deferred compensation bearing interest at 10 percent in an amount equal to any Company contributions which would otherwise have been made on behalf of Mr. Kelly to the Company ProfitSharing Plan but which exceed maximum annual additions under the Plan on his behalf under federal tax laws; and (v) stock options that vest in equal annual installments during the term of the Employment Contract. The Employment Contract is terminable by Mr. Kelly within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Mr. Kelly so terminates his employment, the Employment Contract provides for a lump sum severance payment equal to Mr. Kelly’s unpaid base salary for the remaining term of his Employment Contract plus $750,000.
      The Company re-employed Colleen C. Barrett, effective as of July 15, 2004, under a three-year Employment Contract as President of the Company. Ms. Barrett’s annual base salary for the years ending July 15, 2006 and 2007 will be $358,012 and $368,752, respectively. The Employment Contract also provides for additional benefits including: (i) discretionary performance bonuses paid in cash at the times and in the amounts determined by the Board; (ii) long-term disability insurance providing for disability payments of $10,000 per month to age 70; (iii) reimbursement for medical and dental expenses incurred by Ms. Barrett; (iv) deferred compensation bearing interest at 10 percent in an amount equal to any Company contributions which would otherwise have been made on behalf of Ms. Barrett to the Company ProfitSharing Plan but which exceed maximum annual additions under the Plan on her behalf under federal tax laws; and (v) stock options that vest in equal annual installments during the term of the Employment Contract. The Employment

Contract is terminable by Ms. Barrett within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Ms. Barrett so terminates her employment, the Employment Contract provides for a lump sum severance payment equal to Ms. Barrett’s unpaid base salary for the remaining term of her Employment Contract plus $750,000.
      James F. Parker, the Company’s former Chief Executive Officer, and the Company entered into a Severance Contract dated July 15, 2004 providing for Mr. Parker’s continued employment until December 31, 2009. The Severance Contract provides that Mr. Parker will be paid $28,122 per month from July 15, 2004 through December 2006; thereafter Mr. Parker will be paid $14,061 per month. The Contract additionally provided for a one-time payment of $131,250, payable to Mr. Parker in January 2005 on the same date as other officers of the Company received their annual bonuses. During his term of employment with Southwest, Mr. Parker is eligible to participate in any medical benefit plan or program that Southwest makes available to its employees generally. Upon termination of his employment with Southwest, Mr. Parker will be eligible to participate in any non-contract retiree medical benefit plan or program that Southwest may then make available to its retirees generally. Southwest will reimburse Mr. Parker for all of his out-of- pocket expenses (including specifically all premiums and deductibles) that he may incur for himself and his spouse under any such Southwest plan or program prior to January 1, 2010.
      The Board of Directors of the Company established in 1987 an Executive Service Recognition Plan to permit the Company to continue to attract and retain well-qualified executive personnel and to assure both the Company of continuity of management and its executives of continued employment in the event of any actual or threatened change of control of the Company (defined substantially as described in the following paragraph). As contemplated by the Executive Service Recognition Plan, the Company has entered into employment agreements with each of its current executive officers named in the Summary Compensation Table and certain other executive personnel. The terms of these employment agreements would be invoked only in the event of a change of control. The executives must remain in the employment of the Company for one year after a change of control has occurred. If the executive’s employment is terminated other than for cause (as defined), or if the executive terminates employment for good reason (as defined), during the one-year term of employment, then the executive would receive a severance payment equal to a full year’s base salary and annual bonus plus a prorated annual bonus for the year of termination. In addition, the executive’s welfare benefits would continue for the unexpired portion of his or her one-year term of employment.
      The Board of Directors established in 1988 a Change of Control Severance Pay Plan (the “Severance Pay Plan”) to provide for severance payments to qualified Employees whose employment with the Company terminates due to certain conditions created by a change in control of the Company (as defined in the Severance Pay Plan). All Employees of the Company are participants in the Severance Pay Plan except any officer participating in the Executive Service Recognition Pay Plan and all other Employees who are beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough (collective bargaining agreements). Generally, the Severance Pay Plan provides for severance payments, based upon the Employee’s salary and years of service with the Company, in the event the Employee is terminated, other than for cause (as defined in the Severance Pay Plan), death, voluntary retirement or total and permanent disability, within one year of a “change in control.” The Employee would also remain eligible for a 12-month extension of coverage under each “welfare benefit” plan of the Company, including medical, dental, etc., as in effect immediately prior to any change in control. For purposes of the Severance Pay Plan, a “change in control” is deemed to have occurred if 20 percent or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for Directors shall have been acquired by a third person or a change in the makeup of the Board of Directors shall have occurred under certain circumstances described in the Severance Pay Plan.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee of the Board of Directors reviews the compensation of Southwest’s executive officers on an annual basis. The Committee considers the total compensation (both salary and incentives), as well as the recommendation of the Company’s Chief Executive Officer, in establishing each element of compensation. Mr. Kelleher, Mr. Kelly, and Ms. Barrett have employment contracts with the Company. See “Compensation of Executive Officers — Employment and Other Contracts.”
      At current cash compensation levels, the Committee does not expect Internal Revenue Service regulations regarding maximum deductibility of executive compensation to have any application to the Company, except with respect to certain $1 stock options granted to Mr. Kelleher under his 2001 Employment Contract. At the time this agreement was executed, the Committee believed it was in the best interest of all Shareholders to structure Mr. Kelleher’s compensation in a manner consistent with past practices, in a way designed to ensure his continued service to Southwest.
      The principal elements of compensation for Southwest’s executive officers are the following:
      Base Salary. As a general rule, base salary for the executive officers of Southwest falls below the salaries for comparable positions in comparably sized companies. The Committee bases this determination on comparative compensation studies for similarly situated businesses; its impression of the prevailing business climate; and the advice of the Company’s Chief Executive Officer.
      Annual salary increases, if any, for executive officers as a group are not more, on a percentage basis, than those received by other non-contract Employees.
      Annual Incentive Bonus. Only officers of the Company are eligible for annual incentive bonuses. The Committee determines the amount of each bonus at the end of each year.
      In fixing the salary and bonus amounts for 2006, the Committee considered the performance of the Company during 2005, the performance of each individual, his or her level of responsibility within the Company, the Company’s continued profitability, the longevity in office of each officer, and each officer’s performance as a team member. No mathematical weighing formulae were applied with respect to any of these factors. In evaluating an individual’s performance, the Committee relied on the recommendation of the Chief Executive Officer, whose recommendation is based on his own perception of such officer’s performance.
      The Company does not utilize defined performance targets in establishing compensation, nor does it employ minimum, targeted or maximum amounts of bonuses or total compensation levels for the executive officers and the final determination of compensation is subjective.
      Equity Compensation. In an effort to bridge the perceived gap between the lower level of cash compensation for Company officers as compared to their peers and to provide a long-term incentive for future performance that aligns officers’ interests with Shareholders in general, the Company has historically awarded officers incentive and non-qualified stock options. Options were awarded on this basis in 2005. The number of options initially granted to an officer, as compared to other Southwest Employees, was dependent on the length of service with the Company and individual levels of performance and responsibility. With respect to all options granted, the precise number of shares has been determined on a subjective basis. All grants under the Stock Option Plans were at current market value, vesting over a number of years, dependent on continued employment. Each grant was made based upon the individual’s compensation package for that year, without reference to previous grants.
      Although it is not contractually obligated to do so, it has been the practice of the Committee on an annual basis to grant additional options to Employees (including the named executive officers) who exercise options under Stock Option Plans and hold the acquired stock. With respect to 2005, such grants were made on December 31, 2005 in an amount equal to five percent of the number of shares held by the Employee as of December 31, 2005 as a result of option exercises. The total options granted in December 2005 were 140,375, of which 33,527 were to named executive officers.

      All of the Company’s stock option plans which have been used for executive compensation have expired. This fact, coupled with changes in accounting rules requiring the Company to recognize significant expenses upon the grants of traditional stock options, have caused the Committee, working with the Company’s Chief Executive Officer, to re-evaluate the Company’s management compensation practices. This re-evaluation is ongoing.
      CEO Employment Agreement. Effective as of July 15, 2004, Southwest entered into a three-year employment agreement with Mr. Kelly pursuant to which Mr. Kelly serves as Chief Executive Officer of the Company, and so long as he is on the Board of Directors, Vice Chairman of the Board. See “Compensation of Executive Officers — Employment and Other Contracts.” Mr. Kelly’s annual base salary for the years ending July 15, 2006 and 2007 will be $411,714 and $424,065, respectively. In addition, in July 2004, Mr. Kelly was granted fair market value options to purchase 180,000 shares of Southwest Common Stock with one-third vested immediately and the balance vesting in increments of one-third on each of July 15, 2005 and July 15, 2006.
      The Committee relied on information supplied by an independent consultant in determining that Mr. Kelly’s cash compensation for the three-year period covered by his Employment Contract was significantly below the market midpoint for comparable positions. The options granted to Mr. Kelly, in accordance with Company practice, were designed to make up at least a portion of the difference between his cash compensation and that received by others in comparable positions, dependent on successful performance by the Company as reflected in the price of its stock.
      The number of options granted to Mr. Kelly was based on the Committee’s review of compensation for similarly situated individuals in the transportation industry and the Committee’s perception of his expected future contributions to Southwest’s performance over the three-year term of his contract. The Committee did not consider the amount and value of other options granted to Mr. Kelly in the past, as those options were granted in connection with earlier compensation packages. The Company has no target ownership levels for Company equity holdings by executives.
      Pursuant to his employment agreement, Mr. Kelly is entitled to a performance bonus at the discretion of the Board of Directors. The bonus paid to Mr. Kelly in January 2006 in respect of his performance in 2005 was $385,000. In fixing Mr. Kelly’s bonus, the Committee considered the factors indicated above for bonuses for all officers of Southwest Airlines.
      Executive officers participate in the Southwest Airlines ProfitSharing Plan, Deferred Compensation Plan, and 401(k) Plan, which are available to all Southwest Employees on the same basis. See “Compensation of Executive Officers — Summary Compensation Table.” Southwest makes little use of perquisites for executive officers.

COMPENSATION COMMITTEE

William P. Hobby, Chair
C. Webb Crockett
June Morris

AUDIT COMMITTEE REPORT
      The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2005 (the “Audited Financial Statements”). In addition, we have discussed with Ernst & Young LLP, the independent auditing firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61, as amended by Statement on Auditing Standards No 90, Audit Committee Communications.
      The Committee also has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, and we have discussed with that firm its independence from the Company and the compatibility of its provision of services other than auditing services with such independence. We also have discussed with management of the Company and the auditing firm such other matters and received such assurances from them, as we deemed appropriate.
      Based on the foregoing review and discussions and relying thereon, we have recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report for the year ended December 31, 2005 and in the Company’s Annual Report on Form 10-K.

AUDIT COMMITTEE

William H. Cunningham, Chair
Louis Caldera
William P. Hobby
Travis Johnson
Rollin W. King
John T. Montford
June M. Morris

PERFORMANCE GRAPH
      This year, the Company has included an additional industry index, the AMEX Airline Index in the performance graph because the Standard & Poor’s Transportation Index is composed primarily of trucking and rail companies such as CSX Corp., Ryder System and Union Pacific, and air freight and logistics companies such as FedEx Corporation and United Parcel Service. At this time, the Company is the only commercial airline in the S&P Transportation Index. The AMEX Airline Index is composed of commercial airlines, including Southwest Airlines, AirTran Airways, Alaska Air, American Airlines, Continental Airlines, and JetBlue Airways. The Company believes the AMEX Airline Index provides a more accurate basis for comparison of the Company’s stock performance than the Standard & Poor’s Transportation Index. Continental Airlines, JetBlue Airways and American Airlines have recently used the AMEX Airline Index for purposes of their performance graphs.
      The following table compares total Shareholder returns for the Company over the last five years to the Standard and Poor’s 500 Stock Index, the AMEX Airline Index and the Standard & Poor’s Transportation Index assuming a $100 investment made on December 31, 2000. Each of the four measures of cumulative total return assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG SOUTHWEST AIRLINES CO., S&P 500 INDEX, AMEX AIRLINE INDEX,
AND S&P TRANSPORTATION INDEX
APPROVAL OF AN AMENDMENT TO THE
COMPANY’S EMPLOYEE STOCK PURCHASE PLAN
(Item 2)
      On March 20, 1991, the Board of Directors adopted the Company’s Employee Stock Purchase Plan (the “Stock Purchase Plan”) which was approved by Shareholders at the 1991 Annual Meeting. The purpose of the Stock Purchase Plan is to provide an incentive for Employees of the Company and its subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of shares of the Company’s Common Stock. The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors.

      As of February 28, 2006, 10,228,439 shares of the Company’s Common Stock have been issued to the Company’s Employees under the Stock Purchase Plan. On March 16, 2006, the Board of Directors adopted an amendment to the Stock Purchase Plan reserving an additional 7,000,000 shares for issuance, which is subject to Shareholder approval at the Annual Meeting. As of March 20, 2006, there were 32,529 Employees who were eligible to participate in the Stock Purchase Plan and 12,193 Employees who actually participated in the Stock Purchase Plan.
      The Stock Purchase Plan is a payroll deduction plan which permits eligible Employees to purchase shares of Common Stock of the Company at a discount from the market price. Eligible Employees include all Employees of the Company or one of its subsidiaries whose customary employment is more than five months per calendar year. Employees who own or hold options for 5% or more of the outstanding Common Stock of the Company may not participate. The individual Employee determines the amount of payroll deduction, up to 10% of base pay (as defined in the Stock Purchase Plan), with a minimum deduction of $5 per payroll period and a maximum purchase of not more than $25,000 worth of Common Stock in any calendar year.
      Stock is purchased directly from the Company on the first trading day of each month and allocated to participants at a purchase price of 90% of the market price on the preceding day. If employment terminates for any reason, payroll deductions are discontinued.
      The Company makes no contributions to the Stock Purchase Plan, other than making Common Stock available for purchase at a discount and the costs of administering the Stock Purchase Plan.
      The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Participants do not recognize income for federal income tax purposes either upon enrollment or purchase of Common Stock. All tax consequences are deferred until a participant sells stock, disposes of stock by gift, or dies. If Common Stock is held for more than two years after the date of purchase, gain realized on the sale is ordinary income taxable as compensation to the participant to the extent of the lesser of (i) 10% of the fair market value of the Common Stock as of the purchase date; or (ii) the actual gain (the amount by which the sale price exceeds the purchase price). All additional gain upon the sale of the Common Stock is treated as long-term capital gain. If the proposed Amendment to the Stock Purchase Plan is not approved by Shareholders at the Annual Meeting, the Stock Purchase Plan will lose its qualification under Section 423 when the existing allotment of shares is exhausted and all Employees purchasing shares under the Stock Purchase Plan thereafter will be required to immediately recognize as ordinary income their 10% discount on the purchase price of such shares.
      The Company receives a deduction from its income for federal income tax purposes to the extent the participant realizes ordinary income on a disqualifying disposition. The Company does not receive a deduction if a participant meets the two-year holding requirement. As a result of the Company’s adoption of FAS 123R as of January 1, 2006, the Company is required to record an expense in the Company’s Financial Statements relating to the Stock Purchase Plan.
      The complete text of the Stock Purchase Plan, as amended, is set forth in Appendix B to this Proxy Statement. The foregoing summary of the Stock Purchase Plan is qualified in its entirety by reference to this Appendix B.
      Future benefits under the Stock Purchase Plan as proposed to be amended are not currently determinable, as they will depend on the actual purchase price of shares in future offering periods, the market value of the Company’s Common Stock on various future dates, the amount of contributions eligible employees choose to make in the future, and similar factors. During 2005, none of the officers set forth in the Summary Compensation Table above, nor any of the remaining executive officers of Southwest, were participants in the Stock Purchase Plan. The number of shares purchased during 2005 under the Stock Purchase Plan by all Employees was 1,461,342. The average purchase price for 2005 was $13.25 per share.
Required Vote
      Provided a quorum is present, the affirmative vote of the holders of a majority of the shares represented or present and entitled to vote at the Annual Meeting will be required to approve the Amendment to the Stock

Purchase Plan to reserve an additional 7,000,000 shares for issuance under the Stock Purchase Plan. The Stock Purchase Plan has been enormously popular with the Company’s Employees and failure to approve the Amendment will result in a loss of the favorable tax treatment which makes the Plan appealing to Employees.
The Board of Directors recommends that the Shareholders vote FOR this proposal.
RATIFICATION OF SELECTION OF AUDITOR
(Item 3)
      Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the selection of a different independent accounting firm at any time during the year if the Board of Directors believes that this change would be in the best interests of the Company and its Shareholders.
      Your Directors recommend a vote FOR the ratification of the selection of Ernst & Young LLP as the independent auditor of the Company. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.
RELATIONSHIP WITH INDEPENDENT AUDITORS
      The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company’s auditors for the fiscal year ending December 31, 2006. Ernst & Young LLP has served as the Company’s auditors since the inception of the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting in order to make a statement if he so desires and to respond to appropriate questions.
      The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2005 and 2004:

		Audit-
		Related	Tax
Year	Audit Fees(1)	Fees(2)	Fees(3)	All Other Fees(4)	Total Fees

2005	$969,000	$259,849	$50,482	$6,000	$1,285,331
2004	$959,500	$133,500	$61,601	$5,015	$1,159,616

(1)	Includes fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations and research work regarding Generally Accepted Accounting Principles, passenger facility charge audits, and the attestation of management’s 2005 Report on Internal Controls.

(2)	Includes fees for audits of benefit plans and wholly owned captive insurance company.

(3)	Includes services for tax compliance, tax advice and tax planning.

(4)	Consists of fees for other products and services.
      A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this Proxy Statement as Appendix A. All of the services rendered by the independent auditor during 2005 were pre-approved by the Audit Committee, or by its Chairman pursuant to his delegated authority.
SHAREHOLDER PROPOSAL
(Item 4)
4 — Adopt Simple Majority Vote
      RESOLVED: Shareholders recommend that our Board of Directors adopt a simple majority shareholder vote requirement and make it applicable to the greatest number of governance issues practicable. This proposal is focused on adoption of the lowest practicable majority vote requirements to the fullest extent practicable. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing governance documents.
      John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278 submitted this proposal.
75% yes-vote
      This topic won a 75% yes-vote average at 7 major companies in 2004. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposed topic.
End Potential Frustration of the Shareholder Majority
      Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring an 80% vote to make certain key governance improvements at our company, if 79% vote yes and only 1% vote no — only 1% could force their will on our overwhelming majority.
      This proposal does not address adopting a majority vote requirement in director elections — an issue gaining a groundswell of support as a separate ballot item.
Progress Begins with One Step
      It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm rated our company “D” in the composition of our Board.

•	Four of our directors had 15 to 38 years tenure each — Independence concern.

•	Three of these long-tenured directors (15 to 38 years) were on our key Audit Committee — Independence concern.

•	Three directors had non-director links to our company — Independence concern.

•	Three of our newer directors held from zero to 1550 shares each of our inexpensive $15-stock — Company confidence concern.

•	Our full board met only 6-times in a year.

•	We had 5 directors over age 70.

•	And our directors can be re-elected with one yes-vote from our 700 million shares under plurality voting.

•	We would have to marshal an awesome 80% shareholder vote to make certain improvements in our bylaws — Entrenchment concern.

•	Cumulative voting was not allowed.

•	Poison pill: Our directors and management were still protected by a poison pill with a 15% trigger.

•	Our current CEO had tenure of less than 2-years, while our former CEO remained as Chairman, a situation which can undermine and weaken our CEO’s leadership.
BOARD OF DIRECTORS POSITION AGAINST THIS PROPOSAL
      Your Directors recommend a vote AGAINST the adoption of this proposal, for the following reasons:
      The proposal is extremely vague as to what action the shareholder is asking the Board to take. For example, the proposal requests that the Board “adopt a simple majority shareholder vote requirement and make it applicable to the greatest number of governance issues practicable.” Then, the proposal goes on to state that, “[t]his proposal is focused on adoption of the lowest practicable majority vote requirements to the fullest extent practicable.” These conflicting sentences make it unclear whether the Shareholder is focusing solely on “governance issues” (which are not defined by the Shareholder) or to any matter submitted to Shareholders.
      Additionally, by use of the words “to the fullest extent practicable,” the Shareholder seems to be indicating that the Board take every action it can take in an attempt to implement the proposal. Presumably, this might include actions such as reincorporating to jurisdictions (such as Delaware) which do not have provisions such as those contained in Texas law or adopting additional bylaw provisions to the extent these actions would further assure the implementation of a majority vote standard. Furthermore, the proposal provides no definition or reference in its use of the term “simple majority.” It may be referring to (1) a majority of outstanding stock, (2) a majority of shares represented at the meeting, (3) a majority of shares voting on a particular matter, or (4) some other calculation or definition.
      Assuming the proposal requests that all matters requiring Shareholder approval would pass if the votes cast for a matter exceeded the votes against, this proposal as written would violate Texas law and would suggest elimination of an existing, Shareholder-approved provision of the Company’s charter documents specifically designed to protect our Shareholders.
      Texas law provides protections for Shareholders by requiring the affirmative vote of at least two-thirds of the outstanding shares entitled to vote (not just the votes cast at a meeting) for certain fundamental corporate actions, such as amending the articles of incorporation, approving certain mergers, selling substantially all of the Company’s assets or dissolving the Company. As written, the proposal would be in violation of these provisions of Texas law.
      The Company’s charter provisions are consistent with Texas law. Currently, most proposals submitted to a vote of our Shareholders, whether submitted by management or by a Shareholder, require a vote of the majority of the shares present at the meeting, whether in person or by proxy. This is commonly referred to as a “simple majority vote.” In 1986, the Company’s Shareholders approved an amendment to the Company’s charter increasing the required Shareholder approval for certain matters from 2/3 to 80% of our outstanding shares, whether present at a meeting or not. This type of provision is commonly referred to as a “super-majority vote.”
      Super-majority voting requirements are not intended to, and do not, preclude non-abusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board. This is desirable because the Company believes the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all Shareholders and to protect Shareholders against abusive tactics during a takeover process.
      Adoption of this proposal would not in itself effectuate the changes contemplated by the proposal. Further action by the Shareholders would be required to amend the Company’s articles of incorporation and bylaws. Under these documents, an 80% vote of the outstanding shares would be required for approval. Under Texas law, amendments to the articles of incorporation require a recommendation from the Board of Directors prior to submission to Shareholders.
      The proposal also contains erroneous information that the Board believes must be corrected. The proposal states that “[o]ur directors and management were still protected by a poison pill with a 15% trigger.” In response to Shareholder concerns, the Board terminated the Company’s Shareholder rights plan, or “poison pill” in 2004.
      Therefore, the Board of Directors recommends a vote AGAINST this Shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

OTHER MATTERS
Notice Requirements
      To permit the Company and its Shareholders to deal with Shareholder proposals in an informed and orderly manner, the Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain matters to be brought before an Annual Meeting of Shareholders. In general, under the Bylaws written notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the Shareholder submitting the proposal. Pursuant to the Company’s Bylaws, a Shareholder may nominate a person or persons for election to the Board by providing written notice to the Secretary of the Company not less than 60 and not more than 90 days prior to the meeting. The notice must contain (i) as to each nominee, all information required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (ii) the name and address of the Shareholder giving the notice, and (iii) the number of shares of the Company beneficially owned by the Shareholder giving the notice. If we do not receive notice of your proposal before February 24, 2007, it will be considered “untimely” and we may properly use our discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.
      In addition, any Shareholder who wishes to submit a proposal for inclusion in the proxy material and presentation at the 2007 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this Proxy Statement, so that the Secretary receives it no later than December 6, 2006.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s officers and Directors to file reports of ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Due to the Company’s administrative error, the filings related to the outside Directors’ vested Performance Shares in 2005 were late.
Discretionary Authority
      In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of Common Stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote these proxies which they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

      The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Herbert D. Kelleher
Chairman of the Board
April 1, 2006
TO: Participants in the Southwest Airlines Co. ProfitSharing Plan (the “Plan”)
      The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement relate to shares of Common Stock of Southwest Airlines Co. held by the Trustee for your profit sharing account, as well as any shares you may own in your own name.
      Under the Plan, each participant has the right to direct the voting of stock credited to his or her account. In addition, you and the other participants are entitled to direct the voting of stock credited to the accounts of participants who do not give voting instructions.
      The Trustee is required to vote the shares held for your account in accordance with your instructions. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet, or complete and sign the form enclosed and return it in the addressed, postage-free envelope by May 15, 2006.
      If you do not vote by May 15, 2006, the Plan provides that the Trustee will vote your shares in the same proportions as the shares for which the Trustee receives voting instructions from other participants.

APPENDIX A
Southwest Airlines Co.
Audit and Non-Audit Services Preapproval Policy
Adopted March 20, 2003

I.	Purpose
      Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.
      The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding preapproved cost levels or budgeted amounts will also require specific preapproval by the Audit Committee.
      For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.
      The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II.	Delegation
      The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III.	Audit Services
      The annual Audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees.
      In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

IV.	Audit-related Services
      Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of Employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V.	Tax Services
      The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or Vice President — Finance to determine that the tax planning and reporting positions are consistent with this policy.
      The Audit Committee must preapprove tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI.	All Other Services
      The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.
      A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.	Preapproval Fee Levels or Budgeted Amounts
      Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific preapproval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

VIII.	Procedures
      All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer or Vice President — Finance and must include a detailed description of the services to be rendered. The Vice President — Finance will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.
      Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Vice President — Finance and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1
Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

APPENDIX B
SOUTHWEST AIRLINES CO.
1991 Employee Stock Purchase Plan
as amended March 16, 2006

1.	Purpose.
      The Southwest Airlines Co. 1991 Employee Stock Purchase Plan (the “Plan”) is intended to provide an incentive for employees of Southwest Airlines Co. (the “Company”) and its subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of shares of the Company’s $1.00 par value Common Stock (the “Common Stock”). It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under §423 of the Internal Revenue Code of 1986 (the “Code”). Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code.

2.	Administration.
      The Plan shall be administered by a committee (the “Administrator”) of three or more non-employee members of the Board of Directors (the “Board”), in accordance with Rule 16b-3 of the Securities and Exchange Commission as in effect on the date of adoption of the Plan by the Board. Subject to the express provisions of the Plan, to the overall supervision of the Board, and to the limitations of §423 of the Code, and any successor provisions, the Administrator may administer and interpret the Plan in any manner it believes to be desirable, and any such interpretation shall be conclusive and binding on the Company and all participants.

3.	Number of Shares.
      As of March 2, 2006, there were 1,718,028 shares of Common Stock reserved for issuance under the Plan. On March 16, 2006, the Board amended the Plan to reserve for sale under the Plan an additional 7,000,000 shares of Common Stock. Shares sold under the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases, but all shares sold under the Plan, regardless of source, shall be counted against the shares reserved under the Plan.
      In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Administrator may make such adjustment, if any, as it deems appropriate in the number of shares of Common Stock available for purchase under the Plan.

4.	Eligibility Requirements.
      Any employee of the Company (as defined below) who has completed six (6) months of continuous service with the Company may participate in the Plan, except the following:

(a) employees who would, immediately upon purchase of any Common Stock under the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any subsidiary;

(b) employees who are customarily employed by the Company less than five months in any calendar year; and

(c) employees who reside in a jurisdiction whose laws prohibit participation in the Plan.

Participation in the Plan is entirely voluntary.

As used herein, the term “employee of the Company” shall include employees of any subsidiary of the Company. Eligible employees who elect to participate in the Plan are hereafter referred to as “Participants” or individually as a “Participant.”

5.	Enrollment and Payroll Deductions.
      Any eligible employee may become a participant in the Plan by completing, signing and submitting to the Company an enrollment form.
      All Participant contributions to the Plan shall be made only by payroll deductions. Each enrollment form shall specify the amount which the Participant elects to contribute under the Plan for each payroll period and shall authorize the Company to withhold such amount from the salary of such Participant with respect to each payroll period thereafter until such Participant’s participation in the Plan is terminated or until the amount of such deductions shall be changed or suspended as hereafter provided. Any eligible employee may authorize payroll deductions pursuant to the Plan as follows:

The minimum payroll deduction is $5.00 per payroll period and the maximum is 10% of his or her base salary for such period (exclusive of commissions, bonuses, overtime pay, shift premiums, long-term disability or workers compensation payments and similar amounts). In no event may the Common Stock purchased under the Plan for any single Participant exceed $25,000 of fair market value of such stock in any calendar year. As used herein, the term “payroll period” shall mean the period from the date on which the Participant customarily receives payment of his regular salary or wages to the next successive date in which he customarily receives payment.

A Participant may elect to increase or decrease the rate of contribution, or withdraw from the Plan entirely, by delivery to the Company of a new enrollment/change form indicating the revised rate of contribution; provided, however, that any suspension shall continue until the Participant has submitted an enrollment/change form to the Company.

Enrollment/change forms received between the 1st and the 15th days of any month shall be effective for the payroll period covered by the paycheck received on the 5th day of the next month. Enrollment/change forms received between the 16th and last days of any month shall be effective for the payroll period covered by the paycheck received on the 20th day of the next month.

Contributions shall be credited to a Participant’s account as soon as administratively feasible after payroll withholding. The Company shall be entitled to use of the contributions immediately after payroll withholding, may maintain the contributions as a single fund, and shall have no obligation to pay interest on the contributions to any Participant.

6.	Purchase of Shares.
      The Company shall accumulate on a monthly basis and hold, without interest, the amounts withheld from the payroll deductions of all Participants. On the last trading day of each month (“Purchase Dates”) the Company shall apply the funds then credited to each Participant’s account to the purchase of whole shares of Common Stock. The cost to the Participant for the shares purchased shall be 90% of the mean between the highest and lowest quoted selling prices of the Common Stock on the New York Stock Exchange on that Purchase Date. For purposes of §423 of the Code, the Company shall be deemed to have granted to the Participant an option to purchase shares of Common Stock on each Purchase Date. Such option shall not be transferable by the Participant except as permitted by Section 8.
      Participants shall be treated as the record owners of their shares effective as of the Purchase Date. Any cash equal to less than the price of a whole share of Common Stock left in a Participant’s account on a Purchase Date shall be carried forward in such Participant’s account for application on the next Purchase Date.

7.	Termination of Employment.
      Participation in the Plan terminates immediately when a Participant ceases to be employed by the Company for any reason whatsoever (including death or disability). As soon as administratively feasible after termination, the Company shall pay to the Participant or his or her beneficiary or legal representative all amounts credited to the Participant’s account which have not yet been applied to the purchase of Common Stock.

8.	Assignment.
      The rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law, or otherwise, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. No Participant may create a lien on any funds, securities, rights or other property held by the Company for the account of the Participant under the Plan.
      A Participant’s right to purchase shares under the Plan shall be exercisable only during the Participant’s lifetime and only by him or her, except that a Participant may direct the Company in the enrollment form to issue share certificates to the Participant jointly with one or more other persons with right of survivorship, or to certain forms of trusts approved by the Administrator.

9.	Administrative Assistance.
      If the Administrator in its discretion so elects, it may retain a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.

10.	Costs.
      All costs and expenses incurred in administering this Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company. Any brokerage fees for the purchase of shares by a Participant shall be paid by the Company, but any brokerage fees for the sale of shares by a Participant shall be borne by the Participant.

11.	Equal Rights and Privileges.
      All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of §423 or any successor provision of the Code and the related regulations. Any provision of the Plan which is inconsistent with §423 or any successor provision of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of §423. This Section 11 shall take precedence over all other provisions of the Plan.

12.	Applicable Law.
      The Plan shall be governed by the laws of the State of Texas.

13.	Modification and Termination.
      The Board may amend, alter or terminate the Plan at any time. No amendment shall be effective unless within one year after it is adopted by the Board it is approved by the shareholders of the Company, if such amendment would:

(a) increase the number of shares reserved for purchase under the Plan;

(b) materially increase the benefits to Participants; or

(c) materially modify the requirements for participation.
      In the event the Plan is terminated, the Board may elect to terminate all participation either immediately or upon completion of the purchase of shares on the next Purchase Date. All funds contributed to the Plan that have not been used to purchase shares shall be returned to the Participants as soon as administratively feasible.

      If at any time the shares available under the Plan are overenrolled, enrollments shall be reduced proportionately to eliminate the overenrollment. Any funds that cannot be applied to the purchase of shares due to overenrollment shall be refunded to the Participants as soon as administratively feasible.

14.	Board and Shareholder Approval.
      This Plan shall be deemed effective upon its approval by the Board, and shall be submitted to the shareholders of the Company for their approval at the next meeting of shareholders.

15.	Securities Laws.
      The Company shall not be obligated to issue any Common Stock pursuant to the Plan at any time when such shares have not been registered under the Securities Act of 1933, as amended and such other state and federal laws, rules or regulations as the Company or the Administrator deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares.

16.	Notices.
      All notices which may be or are required to be given by Participants or employees of the Company to the Company under the terms of this Plan shall be effective when received in writing by the Company addressed to Administrator, Southwest Airlines Co. 1991 Employee Stock Purchase Plan, at the Company’s principal place of business.

APPENDIX C

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 10-K

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2005

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to
Commission File No. 1-7259
Southwest Airlines Co.
(Exact name of registrant as specified in its charter)

Texas	74-1563240
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

P.O. Box 36611
Dallas, Texas	75235-1611
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(214) 792-4000
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered

Common Stock ($1.00 par value)	New York Stock Exchange, Inc.
SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
None
      Indicate by check mark whether the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.     Yes ☑          No ☐
      Indicate by check mark whether the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.     Yes ☐          No ☑
      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐
      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.     ☑
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.
      Large accelerated filer ☑          Accelerated filer ☐          Non-accelerated filer ☐
      Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).     Yes ☐          No ☑
      The aggregate market value of the Common Stock held by non-affiliates of the registrant was approximately $10,876,320,000, computed by reference to the closing sale price of the stock on the New York Stock Exchange on June 30, 2005, the last trading day of the registrant’s most recently completed second fiscal quarter.
      Number of shares of Common Stock outstanding as of the close of business on January 24, 2006: 804,661,597 shares
DOCUMENTS INCORPORATED BY REFERENCE
Proxy Statement for Annual Meeting of

Shareholders, May 17, 2006:	PART III

PART I
Item 1.     Business
Description of Business
      Southwest Airlines Co. (“Southwest” or the “Company”) is a major domestic airline that provides point-to-point, low-fare service. Historically, routes served by Southwest had been predominantly short-haul, with high frequencies. In recent years, the Company has complemented this service with more medium to long-haul routes, including transcontinental service. Southwest was incorporated in Texas in 1967 and commenced Customer Service on June 18, 1971, with three Boeing 737 aircraft serving three Texas cities — Dallas, Houston, and San Antonio.
      At year-end 2005, Southwest operated 445 Boeing 737 aircraft and provided service to 61 cities in 31 states throughout the United States. Based on monthly data for October 2005 (the latest available data), Southwest Airlines is the largest carrier in the United States based on originating domestic passengers boarded and scheduled domestic departures. The Company began service to Pittsburgh, Pennsylvania in May 2005, Ft. Myers, Florida in October 2005, and Denver, Colorado in January 2006.
      One of Southwest’s primary competitive strengths is its low operating costs. Southwest has the lowest costs, adjusted for stage length, on a per mile basis, of all the major airlines. Among the factors that contribute to its low cost structure are a single aircraft type, an efficient, high-utilization, point-to-point route structure, and hardworking, innovative, and highly productive Employees.
      The business of the Company is somewhat seasonal. Quarterly operating income and, to a lesser extent, revenues tend to be lower in the first quarter (January 1 - March 31) and fourth quarter (October 1 - December 31) of most years.
      Southwest’s filings with the Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, are accessible free of charge at www.southwest.com.
Fuel
      The cost of fuel is an item that has significant impact on the Company’s operating results. The Company’s average cost of jet fuel, net of hedging gains and excluding fuel taxes, over the past five years was as follows:

	Cost	Average Cost	Percent of
Year	(Millions)	Per Gallon	Operating Expenses

2001	$771	$.71	15.6%
2002	$762	$.68	14.9%
2003	$830	$.72	15.2%
2004	$1,000	$.83	16.7%
2005	$1,342	$1.03	19.8%
      From October 1, 2005, through December 31, 2005, the average cost per gallon was $1.20. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of fuel costs and more detail on Southwest’s fuel hedging activities.
Regulation
      Economic. The Dallas Love Field section of the International Air Transportation Competition Act of 1979, as amended in 1997 and 2005 (commonly known as the “Wright Amendment”), as it affects Southwest’s scheduled service, provides that no common carrier may provide scheduled passenger air transportation for compensation between Love Field and one or more points outside Texas, except that an air carrier may transport individuals by air on a flight between Love Field and one or more points within the states of Alabama, Arkansas, Kansas, Louisiana, Mississippi, Missouri, New Mexico, Oklahoma, and Texas if (a) “such air carrier does not offer or provide any through service or ticketing with another air carrier” and (b) “such air carrier does not offer for sale transportation to or from, and the flight or aircraft does not serve, any point which is outside any such states.” The Wright Amendment does not restrict flights operated with aircraft having 56 or fewer passenger seats. The Wright Amendment does not restrict Southwest’s intrastate Texas flights or its air service from points other than Love Field.
      The Department of Transportation (“DOT”) has significant regulatory jurisdiction over passenger airlines. Unless exempted, no air carrier may furnish air transportation over any route without a DOT certificate of public convenience and necessity, which does not confer either exclusive or proprietary rights. The Company’s certificates are unlimited in duration and permit the Company to operate among any points within the United States, its territories and possessions, except as limited by the Wright Amendment, as do the certificates of all other U.S. carriers. DOT may revoke such certificates, in whole or in part, for intentional failure to comply with certain provisions of the U.S. Transportation Code, or any order or regulation issued thereunder or any term of such certificate; provided that, with respect to revocation, the certificate holder has first been advised of the alleged violation and fails to comply after being given a reasonable time to do so.
      DOT prescribes uniform disclosure standards regarding terms and conditions of carriage and prescribes that terms incorporated into the Contract of Carriage by reference are not binding upon passengers unless notice is given in accordance with its regulations.
      Safety. The Company and its third-party maintenance providers are subject to the jurisdiction of the Federal Aviation Administration (“FAA”) with respect to its aircraft maintenance and operations, including equipment, ground facilities, dispatch, communications, flight training personnel, and other matters affecting air safety. To ensure compliance with its regulations, the FAA requires airlines to obtain operating, airworthiness, and other certificates, which are subject to suspension or revocation for cause. The Company has obtained such certificates. The FAA, acting through its own powers or through the appropriate U.S. Attorney, also has the power to bring proceedings for the imposition and collection of fines for violation of the Federal Air Regulations.
      The Company is subject to various other federal, state, and local laws and regulations relating to occupational safety and health, including Occupational Safety and Health Administration (OSHA) and Food and Drug Administration (FDA) regulations.
      Security. In November 2001, President Bush signed into law the Aviation and Transportation Security Act, or the Aviation Security Act. This law federalized substantially all aspects of civil aviation security, creating the Transportation Security Administration (“TSA”), which is part of the Department of Homeland Security. The Aviation Security Act generally provides for enhanced aviation security measures. Under the Aviation Security Act, substantially all security screeners at airports are federal employees and significant other elements of airline and airport security are overseen and performed by federal employees, including federal security managers, federal law enforcement officers, and federal air marshals. The law mandates, among other things, improved flight deck security, deployment of federal air marshals onboard flights, improved airport perimeter access security, airline crew security training, enhanced security screening of passengers, baggage, cargo, mail, employees, and vendors, enhanced training and qualifications of security screening personnel, additional provision of passenger data to U.S. Customs, and enhanced background checks. Beginning February 1, 2002, a $2.50 per enplanement security fee is imposed on passengers (maximum of $5.00 per one-way trip). This fee was suspended by Congress from June 1 through September 30, 2003. Pursuant to authority granted to the TSA to impose additional fees on air carriers if necessary to cover additional federal aviation security costs, the TSA has imposed an annual Security Infrastructure Fee, which approximated $26 million for Southwest in 2004 and $50 million in 2005. Like the FAA, the TSA may impose and collect fines for violations of its regulations.
      Enhanced security measures have had, and will continue to have, a significant impact on the airport experience for passengers. While these security requirements have not impacted aircraft utilization, they have impacted our business. The Company has invested significantly in facilities, equipment, and technology to process Customers efficiently and restore the airport experience. The Company has implemented its Automated Boarding Passes and RAPID CHECK-IN self service kiosks in all airports it serves to reduce the number of lines in which a Customer must wait. The Company has installed gate readers at all of its airports to improve the boarding reconciliation process, has introduced baggage checkin through RAPID CHECK-IN kiosks at certain airport locations, and has also introduced Internet checkin and transfer boarding passes at the time of checkin.
      Environmental. Certain airports, including San Diego and Orange County, have established airport restrictions to limit noise, including restrictions on aircraft types to be used, and limits on the number of hourly or daily operations or the time of such operations. In some instances, these restrictions have caused curtailments in service or increases in operating costs and such restrictions could limit the ability of Southwest to expand its operations at the affected airports. Local authorities at other airports may consider adopting similar noise regulations, but such regulations are subject to the provisions of the Airport Noise and Capacity Act of 1990 and regulations promulgated thereunder.
      Operations at John Wayne Airport, Orange County, California, are governed by the Airport’s Phase 2 Commercial Airline Access Plan and Regulation (the “Plan”). Pursuant to the Plan, each airline is allocated total annual seat capacity to be operated at the airport, subject to renewal/reallocation on an annual basis. Service at this airport may be adjusted annually to meet these requirements.
      The Company is subject to various other federal, state, and local laws and regulations relating to the protection of the environment, including the discharge or disposal of materials such as chemicals, hazardous waste, and aircraft deicing fluid. Regulatory developments pertaining to such things as control of engine exhaust emissions from ground support equipment and prevention of leaks from underground aircraft fueling systems could increase operating costs in the airline industry. The Company does not believe, however, that such environmental regulatory developments will have a material impact on the Company’s capital expenditures or otherwise adversely effect its operations, operating costs, or competitive position. Additionally, in conjunction with airport authorities, other airlines, and state and local environmental regulatory agencies, the Company is undertaking voluntary investigation or remediation of soil or groundwater contamination at several airport sites. The Company does not believe that any environmental liability associated with such sites will have a material adverse effect on the Company’s operations, costs, or profitability.
      Customer Service Commitment. From time to time, the airline transportation industry has been faced with possible legislation dealing with certain Customer service practices. As a compromise with Congress, the industry, working with the Air Transport Association, has responded by adopting and filing with the DOT written plans disclosing how it would commit to improving performance. Southwest Airlines’ Customer Service Commitment is a comprehensive plan which embodies the Mission Statement of Southwest Airlines: dedication to the highest quality of Customer Service delivered with a sense of warmth, friendliness, individual pride, and Company Spirit. The Customer Service Commitment can be reviewed by clicking on “About SWA” at www.southwest.com. The DOT and Congress monitor the industry’s plans, and there can be no assurance that legislation or regulations will not be proposed in the future to regulate airline Customer service practices.
Marketing and Competition
      Southwest focuses principally on point-to-point, rather than hub-and-spoke, service in markets with frequent, conveniently timed flights and low fares. At year-end, Southwest served 374 nonstop city pairs. Southwest’s average aircraft trip stage length in 2005 was 607 miles with an average duration of approximately 1.7 hours. Examples of markets offering frequent daily flights are: Dallas to Houston Hobby, 29 weekday roundtrips; Phoenix to Las Vegas, 19 weekday roundtrips; and Los Angeles International to Oakland, 22 weekday roundtrips. Southwest complements these high-frequency shorthaul routes with longhaul nonstop service between markets such as Baltimore and Los Angeles, Phoenix and Tampa Bay, Las Vegas and Nashville, and Houston and Oakland.
      Southwest’s point-to-point route system, as compared to hub-and-spoke, provides for more direct nonstop routings for Customers and, therefore, minimizes connections, delays, and total trip time. Southwest focuses on nonstop, not connecting, traffic. As a result, approximately 79 percent of the Company’s Customers fly nonstop. In addition, Southwest serves many conveniently located secondary or downtown airports such as Dallas Love Field, Houston Hobby, Chicago Midway, Baltimore-Washington International, Burbank, Manchester, Oakland, San Jose, Providence, Ft. Lauderdale/ Hollywood, and Long Island Islip airports, which are typically less congested than other airlines’ hub airports and enhance the Company’s ability to sustain high Employee productivity and reliable ontime performance. This operating strategy also permits the Company to achieve high asset utilization. Aircraft are scheduled to minimize the amount of time the aircraft are at the gate, currently approximately 25 minutes, thereby reducing the number of aircraft and gate facilities than would otherwise be required. The Company operates only one aircraft type, the Boeing 737, which simplifies scheduling, maintenance, flight operations, and training activities.
      In first quarter 2005, Southwest began its first codeshare arrangement, with ATA Airlines. Under its codeshare arrangement with ATA, Southwest may market and sell tickets for certain flights on ATA that are identified by Southwest’s designator code, e.g., WN Flight 123. Conversely, ATA may market and sell tickets under its code designator (TZ) for certain flights on Southwest Airlines. Any flight bearing a Southwest code designator that is operated by ATA is disclosed in Southwest’s reservations systems and on the Customer’s flight itinerary, boarding pass, and ticket, if a paper ticket is issued. In December 2005, Southwest enhanced the codeshare arrangement with ATA, subject to certain conditions, including ATA’s confirmed Plan of Reorganization, which must be fulfilled by February 28, 2006. Other than the ATA agreement, Southwest does not interline or offer joint fares with other airlines, nor does Southwest have any commuter feeder relationships.

      Southwest employs a relatively simple fare structure, featuring low, unrestricted, unlimited, everyday coach fares, as well as even lower fares available on a restricted basis. The Company’s highest non-codeshare, oneway unrestricted walkup fare offered is $299 for any flight. Even lower walkup fares are available on Southwest’s short and medium haul flights.
      Southwest was the first major airline to introduce a Ticketless travel option, eliminating the need to print and then process a paper ticket altogether, and the first to offer Ticketless travel through the Company’s home page on the Internet, www.southwest.com. For the year ended December 31, 2005, more than 93 percent of Southwest’s Customers chose the Ticketless travel option and approximately 65 percent of Southwest’s passenger revenues came through its Internet site, which has become a vital part of the Company’s distribution strategy. The Company has not paid commissions to travel agents for sales since December 15, 2003.
      The airline industry is highly competitive as to fares, frequent flyer benefits, routes, and service, and some carriers competing with the Company have larger fleets and wider name recognition. Certain major United States airlines have established marketing or codesharing alliances with each other, including Northwest Airlines/ Continental Airlines/ Delta Air Lines; American Airlines/ Alaska Airlines; and United Airlines/ US Airways.
      Since the terrorist attacks on September 11, 2001, the airline industry, as a whole, has incurred substantial losses. The war in Iraq and significant increases in the cost of fuel have exacerbated industry challenges. As a result, a number of carriers, including UAL, the parent of United Airlines, US Airways, Delta Air Lines, Inc., Northwest Airlines Corporation, the parent of Northwest Airlines, Aloha, and ATA Airlines, Inc. have sought relief from financial obligations in bankruptcy. Other, smaller carriers have ceased operation entirely. America West Airlines, US Airways, Aloha, ATA, and others received federal loan guarantees authorized by federal law; America West Airlines and USAirways have since merged. Since September 11, low cost carriers such as AirTran, JetBlue, and Frontier have accelerated their growth. Faced with increasing low fare and lower cost competition, growing customer demand for lower fares, and record high energy costs, legacy carriers have aggressively sought to reduce their cost structures, largely through downsized work forces and renegotiated collective bargaining and vendor agreements. Southwest has maintained its low cost competitive advantage and has reduced its cost structure (excluding fuel) through increased productivity.
      The Company is also subject to varying degrees of competition from surface transportation in its shorthaul markets, particularly the private automobile. In shorthaul air services that compete with surface transportation, price is a competitive factor, but frequency and convenience of scheduling, facilities, transportation safety and security procedures, and Customer Service are also of great importance to many passengers.
Insurance
      The Company carries insurance of types customary in the airline industry and at amounts deemed adequate to protect the Company and its property and to comply both with federal regulations and certain of the Company’s credit and lease agreements. The policies principally provide coverage for public and passenger liability, property damage, cargo and baggage liability, loss or damage to aircraft, engines, and spare parts, and workers’ compensation.
      Following the terrorist attacks, commercial aviation insurers significantly increased the premiums and reduced the amount of war-risk coverage available to commercial carriers. The federal Homeland Security Act of 2002 requires the federal government to provide third party, passenger, and hull war-risk insurance coverage to commercial carriers through a period of time that has now been extended to December 31, 2006. The Company is unable to predict whether the government will extend this insurance coverage past December 31, 2006, whether alternative commercial insurance with comparable coverage will become available at reasonable premiums, and what impact this will have on the Company’s ongoing operations or future financial performance.
Frequent Flyer Awards
      Southwest’s frequent flyer program, Rapid Rewards, is based on trips flown rather than mileage. Rapid Rewards Customers earn a credit for each one-way trip flown or two credits for each roundtrip flown. Rapid Rewards Customers can also receive credits by using the services of non-airline partners, which include car rental agencies, hotels, telecommunication companies, and credit card partners, including the Southwest Airlines Chase® Visa card. Rapid Rewards offers two types of travel awards. The Rapid Rewards Award Ticket (“Award Ticket”) offers one free roundtrip award valid to any destination available on Southwest after the accumulation of 16 credits. The Rapid Re-

wards Companion Pass (“Companion Pass”) is granted for flying 50 roundtrips (or 100 one-way trips) on Southwest or earning 100 credits within a consecutive twelve-month period. The Companion Pass offers unlimited free roundtrip travel to any destination available on Southwest for a designated companion of the qualifying Rapid Rewards member. In order for the designated companion to use this pass, the Rapid Rewards member must purchase a ticket or use an Award Ticket. Additionally, the Rapid Rewards member and designated companion must travel together on the same flight.
      Award Tickets and Companion Passes are automatically generated when earned by the Customer rather than allowing the Customer to bank credits indefinitely. Beginning August 10, 2005, all Rapid Rewards credits are valid for 24 months, rather than the previous period of 12 months. Any credits in a Rapid Rewards member’s account as of August 10, 2005 are valid for an additional 12 months. Award Tickets are valid for 12 months after issuance.
      Award Tickets issued before February 10, 2006 have no seat restrictions, but are subject to published “Black out” dates. Beginning February 10, 2006, there will be no systemwide “Black out” dates for Award Tickets, but Award Tickets will be subject to seat restrictions. Companion travel will still have no seat restrictions or “Black out” dates.
      The Company also sells credits to business partners including credit card companies, hotels, telecommunication companies, and car rental agencies. These credits may be redeemed for Award Tickets having the same program characteristics as those earned by flying.
      Customers redeemed approximately 2.6 million, 2.5 million and 2.5 million Award Tickets and flights on Companion Passes during 2005, 2004, and 2003, respectively. The amount of free travel award usage as a percentage of total Southwest revenue passengers carried was 6.6 percent in 2005, 7.1 percent in 2004, and 7.5 percent in 2003. The number of fully earned Award Tickets and partially earned awards outstanding at each of December 31, 2005 and 2004 was approximately 6.8 million, approximately 78 percent of which were partially earned awards. However, due to the expected expiration of a portion of credits making up these partial awards, not all of them will eventually turn into useable Award Tickets. Also, not all Award Tickets will be redeemed for future travel. Since the inception of Rapid Rewards in 1987, approximately 14 percent of all fully earned Award Tickets have expired without being used. The number of Companion Passes for Southwest outstanding at December 31, 2005 and 2004 was approximately 60,000 for each date. The Company currently estimates that an average of 3 to 4 trips will be redeemed per outstanding Companion Pass.
      The Company accounts for its frequent flyer program obligations by recording a liability for the estimated incremental cost of flight awards the Company expects to be redeemed (except for credits sold to business partners). This method recognizes an average incremental cost to provide roundtrip transportation to one additional passenger. The estimated incremental cost includes direct passenger costs such as fuel, food, and other operational costs, but does not include any contribution to overhead or profit. The incremental cost is accrued at the time an award is earned and revenue is subsequently recognized, at the amount accrued, when the free travel award is used. Revenue from the sale of credits and associated with future travel is deferred and recognized when the ultimate free travel award is flown or the credits expire unused. Accordingly, Southwest does not accrue incremental cost for the expected redemption of free travel awards for credits sold to business partners. The liability for free travel awards earned but not used at December 31, 2005 and 2004 was not material.
Employees
      At December 31, 2005, Southwest had 31,729 active Employees, consisting of 12,230 flight, 1,987 maintenance, 13,351 ground, Customer, and fleet service and 4,161 management, accounting, marketing, and clerical personnel.

      Southwest has ten collective bargaining agreements covering approximately 82 percent of its Employees. The following table sets forth the Company’s Employee groups and collective bargaining status:

Employee Group	Represented by	Agreement Amendable on

Customer Service and Reservations Agents	International Association of Machinists and Aerospace Workers, AFL-CIO	November 2008 (or 2006 at the Union’s option under certain conditions)
Flight Attendants	Transportation Workers of America, AFL-CIO (“TWU”)	June 2008
Ramp, Operations, and Provisioning and Freight Agents	TWU	June 2008 (or 2006 at the Union’s option under certain conditions)
Pilots	Southwest Airlines Pilots’ Association	September 2006
Flight Dispatchers	Southwest Airlines Employee Association	December 2009
Aircraft Appearance Technicians	Aircraft Mechanics Fraternal Association (“AMFA”)	February 2009
Stock Clerks	International Brotherhood of Teamsters (“Teamsters”)	August 2008
Mechanics	AMFA	August 2008
Flight Simulator Technicians	Teamsters	November 2011
Flight/ Ground School Instructors and Flight Crew Training Instructors	Southwest Airlines Professional Instructors Association	December 2012

Item 1A.	Risk Factors
      In addition to the other information contained in this Form 10-K, the following risk factors should be considered carefully in evaluating Southwest’s business. The Company’s business, financial condition, or results of operations could be materially adversely affected by any of these risks. Please note that additional risks not presently known to the Company or that the Company currently deems immaterial may also impair its business and operations.

Southwest’s business is dependent on the price and availability of aircraft fuel.
      The cost of fuel is largely unpredictable, and has a significant impact on the Company’s operating results. Also, significant disruptions in the supply of aircraft fuel could have a negative impact on the Company’s operations and operating results. Due to the competitive nature of the airline industry, the Company generally has not been able to increase fares when fuel prices have risen in the past and the Company may not be able to do so in the future. From time to time the Company enters into hedging arrangements to protect against rising fuel costs. Changes in the Company’s overall fuel hedging strategy, the continued ability of the commodities used in fuel hedging (principally crude oil, heating oil, and unleaded gasoline) to qualify for special hedge accounting, and the continued effectiveness of the Company’s fuel hedges pursuant to highly complex accounting rules, are all significant factors impacting the Company’s operating results. For more information on Southwest’s fuel hedging arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Note 10 to the Consolidated Financial Statements.

Southwest’s business is labor-intensive.
      Historically, the Company’s relationships with its Employees have been very good. However, the results of labor contract negotiations (approximately 82% of the Company’s Employees are represented for collective bargaining purposes by labor unions), Employee hiring and retention rates, and costs for health care are items with potentially significant impact on the Company’s operating results.

Southwest relies on technology to operate its business and any failure of these systems could harm the Company’s business.
      Southwest is increasingly dependent on automated systems and technology to operate its business, enhance Customer service, and increase Employee productivity, including the Company’s computerized airline reservation system, flight operations systems, telecommunication systems, website, Automated Boarding Passes system, and the RAPID CHECK-IN self service kiosks. Any disruptions in these systems due to internal failures of technology or large-scale external interruptions in technology infrastructure, such as power, telecommunications, or the internet, could result in the loss of revenue or important data, increase the Company’s expenses, and generally harm the Company’s business.

The travel industry continues to face on-going security concerns and cost burdens.
      The attacks of September 11, 2001 materially impacted, and continue to impact, air travel and the results of operations for Southwest and the airline industry generally. Substantially all security screeners at airports are now federal employees and significant other elements of airline and airport security are now overseen and performed by federal employees, including federal security managers, federal law enforcement officers, and federal air marshals. Enhanced security procedures, including enhanced security screening of passengers, baggage, cargo, mail, employees and vendors, introduced at airports since the terrorist attacks of September 11 have increased costs to airlines.
      Additional terrorist attacks, even if not made directly on the airline industry, or the fear of such attacks (including elevated national threat warnings or selective cancellation or redirection of flights due to terror threats) could negatively affect Southwest and the airline industry. The war in Iraq further decreased demand for air travel during the first half of 2003, and additional international hostilities could potentially have a material adverse impact on the Company’s results of operations.

Insurance cost increases or reductions in insurance coverage may adversely impact the Company’s operations and financial results.
      The Company carries insurance for public liability, passenger liability, property damage, and all-risk coverage for damage to its aircraft. The terrorist attacks of September 11, 2001 led to a significant increase in insurance premiums and a decrease in the insurance coverage available to commercial airline carriers. Accordingly, the Company’s insurance costs increased significantly. The federal Homeland Security Act of 2002 requires the federal government to provide third party, passenger, and hull war-risk insurance coverage to commercial carriers through a period of time that has now been extended to December 31, 2006. If the federal insurance program terminates, the Company would likely face a material increase in the cost of war risk insurance.

Changes in or additional government regulation could increase the Company’s operating costs or limit the Company’s ability to conduct business.
      Airlines are subject to extensive regulatory requirements. These requirements often impose substantial costs on airlines. Additional laws, regulations, taxes, and airport rates and charges have been proposed from time to time that could significantly increase the Company’s costs or reduce revenues.

The airline industry is intensely competitive.
      The airline industry is extremely competitive. Southwest’s competitors include other major domestic airlines as well as regional and new entrant airlines, and other forms of transportation, including rail and private automobiles. The Company’s revenues are sensitive to the actions of other carriers in the areas of capacity, pricing, scheduling, codesharing, and promotions. Additional mergers and acquisitions in the airline industry, and airline restructuring through bankruptcy may make other carriers more competitive with the Company.

Disruptions to operations due to factors beyond Southwest’s control could adversely affect the Company.
      Like all other airlines, Southwest is subject to delays caused by factors beyond its control, including adverse weather conditions, air traffic congestion at airports, and increased security measures. Delays frustrate passengers, reduce aircraft utilization, and increase costs, all of which negatively affect profitability. During snow, rain, fog, storms, or other adverse weather conditions, flights may be cancelled or significantly delayed. Catastrophic weather conditions such as hurricanes may disrupt operations, and revenues, for a substantial period of time.

Southwest’s low cost structure is one of its primary competitive advantages and many factors could affect the Company’s ability to control its costs.
      Factors affecting the Company’s ability to control its costs include the price and availability of fuel, results of Employee labor contract negotiations, Employee hiring and retention rates, costs for health care, capacity decisions by the Company and its competitors, unscheduled required aircraft airframe or engine repairs, regulatory requirements, availability of capital markets, and future financing decisions made by the Company.
Item 1B.     Unresolved Staff Comments
      None.
Item 2.     Properties
Aircraft
      Southwest operated a total of 445 Boeing 737 aircraft as of December 31, 2005, of which 84 and 9 were under operating and capital leases, respectively. The remaining 352 aircraft were owned.
      The following table details information on the 445 aircraft in the Company’s fleet as of December 31, 2005:

		Average Age	Number of	Number	Number
737 Type	Seats	(Yrs)	Aircraft	Owned	Leased

-300	137	14.7	194	112	82
-500	122	14.7	25	16	9
-700	137	3.8	226	224	2

Totals		9.1	445	352	93

      In total, at December 31, 2005, the Company had firm orders and options to purchase Boeing 737 aircraft as follows:
Firm Orders and Options to Purchase Boeing 737-700 Aircraft

Delivery Year	Firm Orders	Options	Purchase Rights

2006	33	—	—
2007	28	8	20
2008	6	25	20
2009-2012	—	—	177

Totals	67	33	217

      In January 2006, the Company exercised one of its 2007 options to bring firm orders and options to 29 and 7, respectively, for that year.
Ground Facilities and Services
      Southwest leases terminal passenger service facilities at each of the airports it serves, to which it has added various leasehold improvements. The Company leases land on a long-term basis for its maintenance centers located at Dallas Love Field, Houston Hobby, Phoenix Sky Harbor, and Chicago Midway, its training center near Love Field, which houses seven 737 simulators, and its corporate headquarters, also located near Love Field. The maintenance, training center, and corporate headquarters buildings on these sites were built and are owned by Southwest. At December 31, 2005, the Company operated six reservation centers. The reservation centers located in Chicago, Albuquerque, and Oklahoma City occupy leased space. The Company owns its Houston, Phoenix, and San Antonio reservation centers.
      Southwest has entered into a concession agreement with the Town of Islip, New York which gives the Company the right to construct, furnish, occupy, and maintain a new concourse at the airport. Phase I of this project, which began operations in August 2004, includes four gates. Phase II of the project, which includes an additional four gates, is currently expected to be completed in June 2006. When all phases of construction are complete, the entire new concourse will become the property of the Town of Islip. In return for constructing the new concourse, Southwest will receive fixed-rent abatements for a total of 25 years; however, the Company will still be required to pay variable rents for common use areas and manage the new concourse.
      The Company performs substantially all line maintenance on its aircraft and provides ground support services at most of the airports it serves. However, the Company has arrangements with certain aircraft maintenance firms for major component inspections and repairs for its airframes and engines, which comprise the majority of the annual aircraft maintenance costs.
Item 3.     Legal Proceedings
      On December 8, 2005, Southwest Airlines Flight 1248 was involved in an accident at Chicago Midway Airport while the aircraft, a Boeing 737-700, was landing. The aircraft overran the runway onto a roadway and collided with an automobile. Several occupants of the vehicles involved in the accident were injured, one fatally. The Company continues to cooperate fully with all federal, state, and local regulatory and investigatory agencies to determine the cause of this accident. The Company is currently unable to predict the amount of claims, if any, relating to this accident which may ultimately be made against it and how those claims might be resolved. At this time, the Company has no reason to believe that the costs to defend any claims and any potential liability exposure will not be covered by the insurance maintained by the Company. Consequently, the Company does not expect any litigation arising from the accident involving Flight 1248 to have a material adverse affect on the financial position or results of operation of the Company.
      The Company is subject to various legal proceedings and claims arising in the ordinary course of business, including, but not limited to, examinations by the Internal Revenue Service (IRS). The IRS regularly examines the Company’s federal income tax returns and, in the course of those examinations, proposes adjustments to the Company’s federal income tax liability reported on such returns. It is the Company’s practice to vigorously contest those proposed adjustments that it deems lacking merit. The Company’s management does not expect the outcome in any of its currently ongoing legal proceedings or the outcome of any proposed adjustments presented to date by the IRS, individually or collectively, will have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.
Item 4.     Submission of Matters to a Vote of Security Holders
      None to be reported.
EXECUTIVE OFFICERS OF THE REGISTRANT
      The executive officers of Southwest, their positions, and their respective ages (as of January 1, 2006) are as follows:

Name	Position	Age

Herbert D. Kelleher	Chairman of the Board	74
Gary C. Kelly	Vice Chairman of the Board and Chief Executive Officer	50
Colleen C. Barrett	President and Secretary	61
Donna D. Conover	Executive Vice President — Customer Operations	52
Michael G. Van de Ven	Executive Vice President — Aircraft Operations	44
Laura H. Wright	Senior Vice President — Finance and Chief Financial Officer	45
Joyce C. Rogge	Senior Vice President — Marketing	48
      Executive officers are elected annually at the first meeting of Southwest’s Board of Directors following the annual meeting of shareholders or appointed by the Chief Executive Officer pursuant to Board authorization. Each of the above individuals has worked for Southwest Airlines Co. for more than the past five years.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities
      Southwest’s common stock is listed on the New York Stock Exchange and is traded under the symbol LUV. The high and low sales prices of the common stock on the Composite Tape and the quarterly dividends per share paid on the common stock were:

Period	Dividend	High	Low

2005
1st Quarter	$0.00450	$16.45	$13.60
2nd Quarter	0.00450	15.50	13.56
3rd Quarter	0.00450	14.85	13.05
4th Quarter	0.00450	16.95	14.54
2004
1st Quarter	$0.00450	$16.60	$12.88
2nd Quarter	0.00450	17.06	13.56
3rd Quarter	0.00450	16.85	13.18
4th Quarter	0.00450	16.74	13.45
      As of December 31, 2005, there were 11,496 holders of record of the Company’s common stock.
Recent Sales of Unregistered Securities
      During 2005, Herbert D. Kelleher, Chairman of the Board, exercised unregistered options to purchase Southwest Common Stock as follows:

Number of Shares	Exercise	Date of	Date of
Purchased	Price	Exercise	Option Grant

948,830	$4.64	12/15/05	01/01/96
      The issuance of the above options and shares to Mr. Kelleher were deemed exempt from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), by reason of the provision of Section 4(2) of the Securities Act because, among other things, of the limited number of participants in such transactions and the agreement and representation of Mr. Kelleher that he was acquiring such securities for investment and not with a view to distribution thereof. The certificates representing the shares issued to Mr. Kelleher contain a legend to the effect that such shares are not registered under the Securities Act and may not be transferred except pursuant to a registration statement which has become effective under the Securities Act or to an exemption from such registration. The issuance of such shares was not underwritten.
Securities Authorized for Issuance under Equity Compensation Plans
      The following table provides information as of December 31, 2005, regarding compensation plans (including individual compensation arrangements) under which equity securities of Southwest are authorized for issuance.
Equity Compensation Plan Information

			Number of Securities Remaining
	Number of Securities to be	Weighted-Average	Available for Future Issuance Under
	Issued upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants, and Rights	Warrants, and Rights*	Reflected in Column (a))

Plan Category	(a)	(b)	(c)

	(In thousands)		(In thousands)
Equity Compensation Plans Approved by Security Holders	30,045	13.67	5,872
Equity Compensation Plans not Approved by Security Holders	111,574	11.89	30,317
Total	141,619	12.27	36,189

*	As adjusted for stock splits.
      See Note 13 to the Consolidated Financial Statements for information regarding the material features of the above plans. Each of the above plans provides that the number of shares with respect to which options may be granted, and the number of shares of Common Stock subject to an outstanding option, shall be proportionately adjusted in the event of a subdivision or consolidation of shares or the payment of a stock dividend on Common Stock, and the purchase price per share of outstanding options shall be proportionately revised.

Item 6.	Selected Financial Data
      The following financial information for the five years ended December 31, 2005, has been derived from the Company’s Consolidated Financial Statements. This information should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere herein.

	Years Ended December 31,

	2005		2004		2003		2002		2001

	(In millions, except per share amounts)
Financial Data:
Operating revenues	$7,584		$6,530		$5,937		$5,522		$5,555
Operating expenses	6,764		5,976		5,454		5,105		4,924

Operating income	820		554		483		417		631
Other expenses (income) net	(54)		65		(225)		24		(197)

Income before income taxes	874		489		708		393		828
Provision for income taxes	326		176		266		152		317

Net income	$548		$313		$442		$241		$511

Net income per share, basic	$.70		$.40		$.56		$.31		$.67
Net income per share, diluted	$.67		$.38		$.54		$.30		$.63
Cash dividends per common share	$.0180		$.0180		$.0180		$.0180		$.0180
Total assets at period-end	$14,218		$11,337		$9,878		$8,954		$8,997
Long-term obligations at period-end	$1,394		$1,700		$1,332		$1,553		$1,327
Stockholders’ equity at period-end	$6,675		$5,524		$5,052		$4,422		$4,014
Operating Data:
Revenue passengers carried	77,693,875		70,902,773		65,673,945		63,045,988		64,446,773
Enplaned passengers	88,379,900		81,066,038		74,719,340		72,462,123		73,628,723
Revenue passenger miles (RPMs) (000s)	60,223,100		53,418,353		47,943,066		45,391,903		44,493,916
Available seat miles (ASMs) (000s)	85,172,795		76,861,296		71,790,425		68,886,546		65,295,290
Load factor(1)	70.7%		69.5%		66.8%		65.9%		68.1%
Average length of passenger haul (miles)	775		753		730		720		690
Average stage length (miles)	607		576		558		537		514
Trips flown	1,028,639		981,591		949,882		947,331		940,426
Average passenger fare	$93.68		$88.57		$87.42		$84.72		$83.46
Passenger revenue yield per RPM	12.09	¢	11.76	¢	11.97	¢	11.77	¢	12.09	¢
Operating revenue yield per ASM	8.90	¢	8.50	¢	8.27	¢	8.02	¢	8.51	¢
Operating expenses per ASM	7.94	¢	7.77	¢	7.60	¢	7.41	¢	7.54	¢
Operating expenses per ASM, excluding fuel	6.37	¢	6.47	¢	6.44	¢	6.30	¢	6.36	¢
Fuel cost per gallon (average)	$1.03		$.83		$.72		$.68		$.71
Number of Employees at year-end	31,729		31,011		32,847		33,705		31,580
Size of fleet at year-end(2)	445		417		388		375		355

(1)	Revenue passenger miles divided by available seat miles.

(2)	Includes leased aircraft.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Year in Review
      In 2005, Southwest posted a profit for its 33rd consecutive year, and also extended its number of consecutive profitable quarters to 59. Southwest’s 2005 profit was $548 million, representing a 75.1% increase compared to our 2004 profit of $313 million. This performance was driven primarily by strong revenue growth, as the Company grew capacity, and effective cost control measures, including a successful fuel hedge program. For the fifth consecutive year, the airline industry as a whole is expected to suffer a substantial net loss, as additional carriers filed for bankruptcy protection and many underwent or continued massive efforts to restructure or merge their businesses, gain wage concessions from their employees, and slash costs.
      The revenue environment in the airline industry strengthened considerably throughout 2005. As a result of the extensive restructuring in the domestic airline industry in 2004 and 2005, several carriers reduced domestic capacity. Industry capacity reductions and strong demand resulted in high load factors for many airlines. In fact, Southwest set new monthly load-factor records for four separate months during 2005, and recorded a Company-record load factor of 70.7 percent for the full year. The Company was also able to modestly raise its fares over the course of the year, resulting in an increase in passenger revenue yield per RPM (passenger revenues divided by revenue passenger miles) of 2.8 percent compared to 2004. Unit revenue (total revenue divided by ASMs) also increased a healthy 4.7 percent compared to 2004 levels, as a result of the higher load factors and higher RPM yields.
      The Company once again benefited from a strong fuel hedge and an intense focus on controlling non-fuel costs. As reflected in the Consolidated Statement of Income, the Company’s fuel hedging program resulted in a reduction to “Fuel and oil expense” during 2005 of $892 million. The Company’s hedge program also resulted in earnings variability throughout 2005, primarily due to unrealized gains and losses relating to fuel contracts settling in future periods, recorded in accordance with Statement of Financial Accounting Standard 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, as amended. For 2005, these amounts total a net gain of $110 million, and are reflected in “Other (gains) losses, net,” in the Consolidated Statement of Income.
      Although the Company’s fuel hedge in place for 2006 is not as strong as that in 2005, absent a significant decrease from the current level of market energy prices the Company will continue to have a considerable competitive advantage compared to airlines that have not hedged fuel. The Company hopes to overcome the impact of higher anticipated 2006 fuel prices through improved revenue management and control of non-fuel costs. As a result of cost-control efforts instituted over the past 3 years, the Company was able to produce a reduction in non-fuel unit costs (cost per ASM) of 1.5 percent in 2005 compared to 2004. The Company’s Employees again increased their productivity and improved the overall efficiency of the Company’s operations. The Company’s headcount per aircraft decreased from 74 at December 31, 2004, to 71 at December 31, 2005. Furthermore, since the end of 2003, the Company’s headcount per aircraft has decreased 16.5 percent.
      The Company moves forward into 2006 with a focused and measured growth plan. The Company’s low-cost competitive advantage, protective fuel hedging position, and excellent Employees will allow Southwest to continue to react quickly to market opportunities. The Company added Pittsburgh, Pennsylvania, and Fort Myers, Florida, to its route system in 2005, and continued to grow its Chicago Midway service. The Company has increased its capacity at Chicago Midway Airport nearly 60 percent since third quarter 2004 and plans to continue to add service to this market. The Company began service to Denver, Colorado, in January 2006, and has already announced plans to add service and destinations in March 2006. Denver represents the 62nd city to which the Company flies.
      In December 2005, we completed a transaction with ATA Airlines, Inc. (ATA), as a part of ATA’s bankruptcy proceedings, acquiring the leasehold rights to four additional gates at Chicago Midway in exchange for a $20 million reduction in our outstanding debtor-in-possession loan. The codeshare agreement with ATA was recently expanded to include ATA flights from DFW International Airport to Chicago Midway. The Company also recently announced an additional codeshare expansion to include connecting service through Houston Hobby and Oakland, beginning April 2006. Based on current codeshare markets, first quarter 2006 codeshare revenue is estimated to be in the $10 million range. See Note 3 to the Consolidated Financial Statements for further information on the Company’s relationship and recent transactions with ATA.

      During 2005, the Company added 33 new 737-700 aircraft to its fleet and retired its remaining five 737-200 aircraft, resulting in a net available seat mile (ASM) capacity increase of 10.8 percent. This brought the Company’s all-737 fleet to 445 aircraft at the end of 2005. ASM capacity currently is expected to grow approximately 8 percent in 2006 with the planned addition of 33 new Boeing 737-700 aircraft.
Results of Operations

2005 Compared With 2004
      The Company’s consolidated net income for 2005 was $548 million ($.67 per share, diluted), as compared to 2004 net income of $313 million ($.38 per share, diluted), an increase of $235 million or 75.1 percent. Operating income for 2005 was $820 million, an increase of $266 million, or 48.0 percent, compared to 2004. The increase in operating income primarily was due to higher revenues from the Company’s fleet growth, improved load factors, and higher fares, which more than offset a significant increase in the cost of jet fuel. The larger percentage increase in net income compared to operating income primarily was due to variability in Other (gains) losses, net, due to unrealized 2005 gains resulting from the Company’s fuel hedging activities, in accordance with SFAS 133.
      Operating Revenues. Consolidated operating revenues increased $1.1 billion, or 16.1 percent, primarily due to a $1.0 billion, or 15.9 percent, increase in passenger revenues. The increase in passenger revenues primarily was due to an increase in capacity, an increase in RPM yield, and an increase in load factor. Holding other factors constant (such as yields and load factor), almost 70 percent of the increase in passenger revenue was due to the Company’s 10.8 percent increase in available seat miles compared to 2004. The Company increased available seat miles as a result of the net addition of 28 aircraft (33 new 737-700 aircraft net of five 737-200 aircraft retirements). Approximately 18 percent of the increase in passenger revenue was due to the 2.8 percent increase in passenger yields. Average passenger fares increased 5.8 percent compared to 2004, primarily due to lower fare discounting because of the strong demand for air travel coupled with the availability of fewer seats from industrywide domestic capacity reductions. The remainder of the passenger revenue increase primarily was due to the 1.2 point increase in the Company’s load factor compared to 2004. The 70.7 percent load factor for 2005 represented the highest annual load factor in the Company’s history.
      The Company continues to be encouraged by the airline revenue environment. Although the Company significantly downsized its New Orleans operations following Hurricane Katrina during third quarter 2005, some of those flights have been added back as demand has increased to that city. In addition, because of strong industry demand, the Company was able to quickly re-deploy available aircraft from the New Orleans reduction in service to meet service needs in other cities within the Company’s network. The outlook for first quarter 2006 is favorable as the Company continues to enjoy strong revenue momentum and benefit from reductions in competitive capacity. Based on current traffic and revenue trends, the Company expects its January load factor and unit revenues to exceed January 2005 levels. While bookings for February and March are excellent, the shift in timing of the Easter holiday into April during 2006 versus March of 2005 will impact first quarter 2006 year-over-year trends. As a result, our first quarter 2006 unit revenue growth may not match fourth quarter 2005’s superb growth rate of 11.7 percent.
      Consolidated freight revenues increased $16 million, or 13.7 percent. Approximately 65 percent of the increase was due to an increase in freight and cargo revenues, primarily due to higher rates charged on shipments. The remaining 35 percent of the increase was due to higher mail revenues. The U.S. Postal Service periodically reallocates the amount of mail business given to commercial and freight air carriers and, during 2005, shifted more business to commercial carriers. Other revenues increased $39 million, or 29.3 percent, compared to 2004. Approximately 35 percent of the increase was from commissions earned from programs the Company sponsors with certain business partners, such as the Company sponsored Chase® Visa card. An additional 35 percent of the increase was due to an increase in excess baggage charges, as the Company modified its fee policy related to the weight of checked baggage during second quarter 2005. Among other changes, the limit at which baggage charges apply was reduced to 50 pounds per checked bag. The Company expects continued year-over-year increases in both freight and other revenues in first quarter 2006, although at lower rates than experienced in 2005.

      Operating Expenses. Consolidated operating expenses for 2005 increased $788 million, or 13.2 percent, compared to the 10.8 percent increase in capacity. To a large extent, changes in operating expenses for airlines are driven by changes in capacity, or ASMs. The following presents Southwest’s operating expenses per ASM for 2005 and 2004 followed by explanations of these changes on a per-ASM basis:

					Increase	Percent
	2005		2004		(Decrease)	Change

Salaries, wages, and benefits	3.17	¢	3.18	¢	(.01 )¢	(.3)%
Fuel and oil	1.57		1.30		.27	20.8
Maintenance materials and repairs	.51		.59		(.08)	(13.6)
Aircraft rentals	.19		.23		(.04)	(17.4)
Landing fees and other rentals	.53		.53		—	—
Depreciation and amortization	.55		.56		(.01)	(1.8)
Other	1.42		1.38		.04	2.9

Total	7.94	¢	7.77	¢	.17 ¢	2.2%

      Operating expenses per ASM increased 2.2 percent to 7.94 cents, primarily due to an increase in jet fuel prices, net of hedging gains. The Company was able to hold flat or reduce unit costs in every cost category, except fuel expense and other operating expense, through a variety of cost reduction and productivity efforts. These efforts, however, were entirely offset by the significant increase in the cost of fuel. Excluding fuel, CASM was 1.5 percent lower than 2004, at 6.37 cents. For first quarter 2006, the Company currently expects operating expenses per ASM, excluding fuel, to exceed the first quarter 2005 level of 6.32 cents, but improve from fourth quarter 2005’s 6.57 cents. A portion of the expected year-over-year increase compared to first quarter 2005 will be attributable to the Company’s January 1, 2006, adoption of SFAS 123R, Share-Based Payment (SFAS 123R).
      Salaries, wages, and benefits expense per ASM decreased ..3 percent compared to 2004, primarily due to productivity efforts that have enabled the Company to grow overall headcount at a rate that is less than the growth in ASMs. This decrease was partially offset by higher average wage rates, and higher profitsharing expense associated with the Company’s higher earnings.
      On January 1, 2006, the Company will be required to adopt SFAS 123R, which, among other things, will require the recording in the financial statements of non-cash compensation expense related to stock options. Prior to 2006, the Company had only shown, as permitted by SFAS 123, pro forma financial results including the effects of share-based compensation expense in the footnotes to the financial statements. See Note 1 to the Consolidated Financial Statements for these pro forma results related to years 2005, 2004, and 2003. As a result of this accounting change, the Company expects its first quarter 2006 salaries, wages, and benefits to experience an increase in expense of approximately $20 million that was not present in first quarter 2005, due to the Company’s previous method of accounting under SFAS 123. Based on stock options issued to Employees prior to January 1, 2006, for the full year 2006, the Company expects salaries, wages, and benefits to experience an expense increase of approximately $65 million due to the adoption of SFAS 123R. See Note 2 to the Consolidated Financial Statements for more information on the 2006 adoption of SFAS 123R.
      The Company’s Pilots are subject to an agreement with the Southwest Airlines Pilots’ Association, which becomes amendable during September 2006. The Company’s Customer Service and Reservations Agents are subject to an agreement with the International Association of Machinists and Aerospace Workers (“IAM”), which becomes amendable during November 2008, but which may become amendable during 2006 at the IAM’s option, under certain conditions. The Company’s Ramp, Operations, and Provisioning and Freight Agents are subject to an agreement with the Transportation Workers of America, AFL-CIO (“TWU”), which becomes amendable during November 2008, but which may become amendable during 2006 at the TWU’s option, under certain conditions. The Company is currently unable to predict whether its contracts with the IAM and TWU will become amendable during 2006.
      Fuel and oil expense per ASM increased 20.8 percent, primarily due to a 24.8 percent increase in the average jet fuel cost per gallon, net of hedging gains. The average cost per gallon of jet fuel in 2005 was $1.03 compared to 82.8 cents in 2004, excluding fuel-related taxes and net of hedging gains. The Company’s

2005 and 2004 average jet fuel costs are net of approximately $892 million and $455 million in gains from hedging activities, respectively. See Note 10 to the Consolidated Financial Statements. The increase in fuel prices was partially offset by steps the Company has taken to improve the fuel efficiency of its aircraft. These steps primarily included the addition of blended winglets to all of the Company’s 737-700 aircraft, and the upgrade of certain engine components on many aircraft. The Company estimates that these and other efficiency gains saved the Company approximately $70 million during 2005, at average unhedged market jet fuel prices.
      As detailed in Note 10 to the Consolidated Financial Statements, the Company has hedges in place for over 70 percent of its anticipated fuel consumption in 2006 with a combination of derivative instruments that effectively cap prices at average crude oil equivalent price of approximately $36 per barrel, and has hedged the refinery margins on the majority of those positions. Considering current market prices, the Company is forecasting a significant increase compared to the Company’s first quarter 2005 average fuel price per gallon of 90.3 cents, primarily because the Company’s hedge position is not as strong and market jet fuel prices are currently higher in 2006. The Company has a lower percentage of its fuel hedged, and the hedges in place are at higher average crude oil-equivalent prices. The majority of the Company’s near term hedge positions are in the form of option contracts, which protect the Company in the event of rising jet fuel prices and allow the Company to benefit in the event of declining prices.
      Maintenance materials and repairs per ASM decreased 13.6 percent compared to 2004, primarily due to a decrease in repair events for aircraft engines. Currently, the Company expects a decrease in maintenance materials and repairs expense per ASM in first quarter 2006, versus first quarter 2005, due to a decrease in the number of scheduled maintenance events. Also, see Note 2 to the Consolidated Financial Statements for discussion of a first quarter 2006 change in the Company’s accounting for heavy maintenance on its 737-300 and 737-500 aircraft.
      Aircraft rentals per ASM decreased 17.4 percent. Of the 33 aircraft the Company acquired during 2005, all are owned. In addition, during 2005, the Company renegotiated the leases on four aircraft, and, as a result, reclassified these aircraft from operating leases to capital leases. These transactions have increased the Company’s percentage of aircraft owned or on capital lease to 81 percent at December 31, 2005, from 79 percent at December 31, 2004. Based on the Company’s scheduled 2006 capacity increases and current aircraft financing plans, the Company expects a year-over-year decline in aircraft rental expense per ASM in first quarter 2006 versus first quarter 2005.
      Depreciation expense per ASM decreased 1.8 percent. An increase in depreciation expense per ASM from 33 new 737-700 aircraft purchased during 2005 and the higher percentage of owned aircraft, was more than offset by lower expense associated with the Company’s retirement of its 737-200 fleet and all 737-200 remaining spare parts by the end of January 2005. Based on the Company’s scheduled 2006 aircraft purchase commitments and capital expenditure plans, the Company expects first quarter 2006 depreciation expense per ASM to be slightly above the first quarter 2005 level of 55 cents per ASM.
      Other operating expenses per ASM increased 2.9 percent compared to 2004. Approximately 75 percent of the increase relates to higher 2005 security fees in the form of a $24 million retroactive assessment the Company received from the Transportation Security Administration in January 2006. The Company intends to vigorously contest this assessment; however, if it is unsuccessful in reversing or modifying it, 2006 security fees will be at similar levels. The remainder of the increase primarily related to higher fuel taxes as a result of the substantial increase in fuel prices compared to 2004. Based on current market jet fuel prices and expected higher security fees in 2006, the Company presently expects an increase in Other operating expenses per ASM in first quarter compared to the same 2005 period.
      Other. “Other expenses (income)” included interest expense, capitalized interest, interest income, and other gains and losses. Interest expense increased by $34 million, or 38.6 percent, primarily due to an increase in floating interest rates. The majority of the Company’s long-term debt is at floating rates. Excluding the effect of any new debt offerings the Company may execute during 2006, the Company expects an increase in interest expense compared to 2005, due to higher expected floating interest rates, partially offset by the borrowings due to be repaid in 2006 on their redemption dates. See Note 10 to the Consolidated Financial Statements for more information. Capitalized interest was flat compared to 2004 as lower 2005 progress payment balances for scheduled future aircraft deliveries were offset by higher interest rates. Interest income increased $26 million, or 123.8 percent, primarily due to an increase in rates earned on cash and investments. “Other (gains) losses, net” primarily in-

cludes amounts recorded in accordance with SFAS 133. See Note 10 to the Consolidated Financial Statements for more information on the Company’s hedging activities. During 2005, the Company recognized approximately $35 million of expense related to amounts excluded from the Company’s measurements of hedge effectiveness. Also during 2005, the Company recognized approximately $110 million of additional income in “Other (gains) losses, net,” related to the ineffectiveness of its hedges and the loss of hedge accounting for certain hedges. Of this additional income, approximately $77 million was unrealized, mark-to-market changes in the fair value of derivatives due to the discontinuation of hedge accounting for certain contracts that will settle in future periods, approximately $9 million was unrealized ineffectiveness associated with hedges designated for future periods, and $24 million was ineffectiveness and mark-to-market gains related to contracts that settled during 2005. For 2004, the Company recognized approximately $24 million of expense related to amounts excluded from the Company’s measurements of hedge effectiveness and $13 million in expense related to the ineffectiveness of its hedges and unrealized mark-to-market changes in the fair value of certain derivative contracts.
      Income Taxes. The provision for income taxes, as a percentage of income before taxes, increased to 37.29 percent in 2005 from 35.94 percent in 2004. The 2004 rate was favorably impacted by an adjustment related to the ultimate resolution of an airline industry-wide issue regarding the tax treatment of certain aircraft engine maintenance costs, and lower state income taxes. Although the Company expects its 2006 effective tax rate to be in the 38 percent range, the adoption of SFAS 123R will make it more difficult to forecast future rates, due to the difference in treatment of certain types of stock options for tax purposes. See Note 2 to the Consolidated Financial Statements for further information.

2004 Compared With 2003
      The Company’s consolidated net income for 2004 was $313 million ($.38 per share, diluted), as compared to 2003 net income of $442 million ($.54 per share, diluted), a decrease of $129 million or 29.2 percent. Operating income for 2004 was $554 million, an increase of $71 million, or 14.7 percent compared to 2003.

      As disclosed in Note 17 to the Consolidated Financial Statements, results for 2003 included $271 million as “Other gains” from the Emergency Wartime Supplemental Appropriations Act (Wartime Act). The Company believes that excluding the impact of this special item enhances comparative analysis of results. The grant was made to stabilize and support the airline industry as a result of the 2003 war with Iraq. Financial results including the grant were not indicative of the Company’s operating performance for 2003, nor should they be considered in developing trend analysis for future periods. There were no special items in 2004. The following table reconciles and compares results reported in accordance with Generally Accepted Accounting Principles (GAAP) for 2004 and 2003 with results excluding the impact of the government grant received in 2003:

	2004	2003

	(In millions, except
	per share and per
	ASM amounts)
Operating expenses, as reported	$5,976	$5,454
Profitsharing impact of government grant	—	(40)

Operating expenses, excluding grant impact	$5,976	$5,414

Operating expenses per ASM, as reported	$.0777	$.0760
Profitsharing impact of government grant	—	(.0006)

Operating expenses per ASM, excluding grant impact	$.0777	$.0754

Operating income, as reported	$554	$483
Profitsharing impact of government grant	—	40

Operating income, excluding impact of government grants	$554	$523

Net income, as reported	$313	$442
Government grant, net of income taxes and profitsharing	—	(144)

Net income, excluding government grants	$313	$298

Net income per share, diluted, as reported	$.38	$.54
Government grant, net of income taxes and profitsharing	—	(.18)

Net income per share, diluted, excluding government grants	$.38	$.36

      Excluding the government grant received, consolidated net income for 2004 increased $15 million, or 5.0 percent, compared to 2003 net income of $298 million. The increase primarily was due to higher revenues from the Company’s fleet growth and addition of capacity, which slightly exceeded higher costs. Excluding the impact of the 2003 government grant, 2004 operating income increased $31 million, or 5.9 percent, compared to 2003.
      Operating Revenues. Consolidated operating revenues increased $593 million, or 10.0 percent, primarily due to a $539 million, or 9.4 percent, increase in passenger revenues. The increase in passenger revenues primarily was due to an 11.4 percent increase in RPMs flown, driven by the Company’s growth and a 2.7 point increase in the Company’s load factor compared to 2003.
      The Company increased ASMs by 7.1 percent compared to 2003, primarily as a result of the net addition of 29 aircraft during 2004 (47 new aircraft, net of 18 aircraft retirements). The Company’s load factor for 2004 (RPMs divided by ASMs) was 69.5 percent, compared to 66.8 percent for 2003. Although this represented a strong load factor performance for the Company, passenger yields for 2004 (passenger revenue divided by RPMs) remained under considerable pressure due to significant capacity increases by a large majority of carriers. Passenger yields for 2004 declined to $.1176, compared to $.1197 in 2003, a decrease of 1.8 percent, because of heavy fare discounting arising as a result of the glut in industry seats available.
      Consolidated freight revenues increased $23 million, or 24.5 percent. Approximately 70 percent of the increase was due to an increase in freight and cargo revenues, primarily due to more units shipped. The remaining 30 percent of the increase was due to higher mail revenues, as the U.S. Postal Service shifted more business to commercial carriers. Other revenues increased $31 million, or 30.4 percent, primarily due to an increase in commissions earned from programs the Company sponsors with certain business partners, such as the Company-sponsored Chase® Visa card.
      Operating Expenses. Consolidated operating expenses for 2004 increased $522 million, or 9.6 percent, compared to the 7.1 percent increase in capacity. To a large extent, changes in operating expenses for airlines are driven by changes in capacity, or ASMs. The following presents Southwest’s operating expenses per ASM for 2004 and 2003 followed by explanations of these changes on a per-ASM basis:

					Increase	Percent
	2004		2003		(Decrease)	Change

Salaries, wages, and benefits	3.18	¢	3.10	¢	.08 ¢	2.6%
Fuel and oil	1.30		1.16		.14	12.1
Maintenance materials and repairs	.59		.60		(.01)	(1.7)
Aircraft rentals	.23		.25		(.02)	(8.0)
Landing fees and other rentals	.53		.52		.01	1.9
Depreciation and amortization	.56		.53		.03	5.7
Other	1.38		1.44		(.06)	(4.2)

Total	7.77	¢	7.60	¢	.17 ¢	2.2%

      Operating expenses per ASM increased 2.2 percent to $.0777, primarily due to an increase in jet fuel prices, net of hedging gains, and an increase in salaries, wages, and benefits. These increases were partially offset by the Company’s elimination of commissions paid to travel agents, which was effective December 15, 2003.
      Salaries, wages, and benefits expense per ASM increased 2.6 percent, inclusive of $40 million in additional expense from the profitsharing impact of the 2003 government grant. Excluding the profitsharing impact of the 2003 government grant, approximately 70 percent of the increase per ASM was due to higher salaries expense, primarily from higher average wage rates, and 25 percent was due to higher benefits costs, primarily health care and workers’ compensation. For fourth quarter 2004 versus 2003, salaries, wages, and benefits per ASM decreased 1.0 percent, as the Company benefited from increased labor productivity. This increase in productivity was driven primarily by headcount reductions from the Company’s reservations center consolidation and early-out program during 2004, and reduced hiring. See Note 9 to the Consolidated Financial Statements.
      During second quarter 2004, the Company and the Transport Workers Union Local 556 reached a tentative labor agreement for the Company’s Flight Attendants, which included both pay increases and the issuance of stock options. During July 2004, a majority of the Company’s Flight Attendants ratified the labor agreement, which is for the period from June 1, 2002, to May 31, 2008.
      During third quarter 2004, the Company and the Aircraft Mechanics Fraternal Association, representing the Company’s Mechanics, agreed to extend the date the current agreement becomes amendable to August 2008. The extension included both pay raises and the issuance of stock options, and was ratified by a majority of the Company’s Mechanics.
      During third quarter 2004, the Company and the International Brotherhood of Teamsters, representing the Company’s Flight Simulator Technicians, agreed to extend the date the current agreement becomes amendable to November 2011. The extension included both pay raises and the issuance of stock options, and was ratified by a majority of the Company’s Simulator Technicians.
      Fuel and oil expense per ASM increased 12.1 percent, primarily due to a 14.5 percent increase in the average jet fuel cost per gallon, net of hedging gains. The average cost per gallon of jet fuel in 2004 was 82.8 cents compared to 72.3 cents in 2003, excluding fuel-related taxes but including the effects of hedging activities. The Company’s 2004 and 2003 average jet fuel costs are net of approximately $455 million and $171 million in gains from hedging activities, respectively. See Note 10 to the Consolidated Financial Statements. The increase in fuel prices was partially offset by steps the Company took to improve the fuel efficiency of its aircraft. These steps primarily included the addi-

tion of blended winglets to 177 of the Company’s 737-700 aircraft as of December 31, 2004, and the upgrade of certain engine components on many aircraft. The Company estimates that these and other efficiency gains saved the Company approximately $28 million in 2004, at average unhedged market jet fuel prices.
      Aircraft rentals per ASM and depreciation and amortization expense per ASM were both impacted by a higher percentage of the aircraft fleet being owned. Aircraft rentals per ASM decreased 8.0 percent while depreciation and amortization expense per ASM increased 5.7 percent. Of the 47 aircraft the Company acquired during 2004, 46 are owned and one is on operating lease. This, along with the retirement of 16 owned and two leased aircraft, increased the Company’s percentage of aircraft owned or on capital lease to 79 percent at December 31, 2004, from 77 percent at December 31, 2003.
      Landing fees and other rentals per ASM increased 1.9 percent primarily due to the Company’s expansion of gate and counter space at several airports across our system.
      Other operating expenses per ASM decreased 4.2 percent compared to 2003 primarily due to the elimination of commissions paid to travel agents, effective December 15, 2003. In addition to this change, an increase in expense from higher fuel taxes as a result of the substantial increase in fuel prices was mostly offset by lower advertising expense.
      Other. “Other expenses (income)” included interest expense, capitalized interest, interest income, and other gains and losses. Interest expense decreased by $3 million, or 3.3 percent, primarily due to the Company’s October 2003 redemption of $100 million of senior unsecured 8 3/4% Notes originally issued in 1991. This decrease was partially offset by the Company’s September 2004 issuance of $350 million 5.25% senior unsecured notes and the fourth quarter 2004 issuance of $112 million in floating-rate financing. Concurrently with the September 2004 issuance, the Company entered into an interest-rate swap agreement to convert this fixed-rate debt to floating rate. See Note 10 to the Consolidated Financial Statements for more information on the interest-rate swap agreement. Capitalized interest increased $6 million, or 18.2 percent, primarily as a result of higher 2004 progress payment balances for scheduled future aircraft deliveries, compared to 2003. Interest income decreased $3 million, or 12.5 percent, primarily due to a decrease in average invested cash balances. Other gains in 2003 primarily resulted from the government grant of $271 million received pursuant to the Wartime Act. See Note 17 to the Consolidated Financial Statements for further discussion of the grant. Other losses in 2004 primarily include amounts recorded in accordance with SFAS 133. See Note 10 to the Consolidated Financial Statements for more information on the Company’s hedging activities. During 2004, the Company recognized approximately $24 million of expense related to amounts excluded from the Company’s measurements of hedge effectiveness and $13 million in expense related to the ineffectiveness of its hedges and unrealized mark-to-market changes in the fair value of certain derivative contracts.
      Income Taxes. The provision for income taxes, as a percentage of income before taxes, decreased to 35.94 percent in 2004 from 37.60 percent in 2003. Approximately half of the rate reduction was due to lower effective state income tax rates. The remainder of the decrease primarily was due to a favorable adjustment related to the ultimate resolution of an industry-wide issue regarding the tax treatment of certain aircraft engine maintenance costs.
Liquidity and Capital Resources
      Net cash provided by operating activities was $2.2 billion in 2005 compared to $1.2 billion in 2004. For the Company, operating cash inflows primarily are derived from providing air transportation for Customers. The vast majority of tickets are purchased prior to the day on which travel is provided and, in some cases, several months before the anticipated travel date. Operating cash outflows primarily are related to the recurring expenses of operating the airline. For 2005, the increase in operating cash flows primarily was due to an increase in “Accounts payable and accrued liabilities” and higher net income in 2005 versus 2004. There was a $1.0 billion increase in accrued liabilities, primarily related to a $620 million increase in counterparty deposits associated with the Company’s fuel hedging program. For further information on the Company’s hedging program and counterparty deposits, see Note 10 to the Consolidated Financial Statements, and Item 7A. Qualitative and Quantitative Disclosures about Market Risk, respectively. Cash generated in 2005 and in 2004 primarily was used to finance aircraft-related capital expenditures and to provide working capital.
      Cash flows used in investing activities in 2005 totaled $1.2 billion compared to $1.7 billion in 2004. Investing activities in both years primarily consisted of payments for new 737-700 aircraft delivered to the Company and progress payments for future aircraft deliveries. The Company purchased 33 new 737-700 aircraft in 2005 versus the purchase of 46 new 737-700s in 2004. In addition, progress payments for future deliveries were higher in 2004 than 2005. See Note 4 to the Consolidated Financial Statements. Investing activities for 2004 were also reduced $124 million by a change in the balance of the Company’s short-term investments, namely auction rate securities. Also, 2005 and 2004 included payments of $6 million and $34 million, respectively, for certain ATA assets. See Note 3 to the Consolidated Financial Statements for further information on the Company’s transaction with ATA.
      Net cash provided by financing activities was $213 million in 2005, primarily from the issuance of $300 million senior unsecured 5.125% notes in February 2005, net of the redemption of the Company’s $100 million senior unsecured 8% notes in March 2005. During 2005, the Company also received proceeds of $132 million from Employee exercises of stock options under its stock plans and repurchased $55 million of its common stock. In 2004, net cash provided by financing activities was $133 million, primarily from the issuance of $520 million in long-term debt. The majority of the debt issuance was the $350 million senior unsecured notes issued in September 2004, and the fourth quarter 2004 issuance of $112 million in floating-rate financing. The largest 2004 cash outflows in financing activities were from the Company’s repurchase of $246 million of its common stock during 2004, and the redemption of long-term debt, primarily the $175 million Aircraft Secured Notes that came due in November 2004. See Note 7 to the Consolidated Financial Statements for more information on the issuance and redemption of long-term debt.
      The Company has various options available to meet its 2006 capital and operating commitments, including cash on hand and short-term investments at December 31, 2005, of $2.5 billion, internally generated funds, and a $600 million bank revolving line of credit. In addition, the Company will also consider various borrowing or leasing options to maximize earnings and supplement cash requirements. The Company believes it has access to a wide variety of financing arrangements because of its excellent credit ratings, unencumbered assets, modest leverage, and consistent profitability.
      The Company currently has outstanding shelf registrations for the issuance of up to $1.3 billion in public debt securities and pass through certificates, which it may utilize for aircraft financings or other purposes in the future. The Company may issue a portion of these securities in 2006, primarily to replace debt that is coming due and to fund current fleet growth plans.
Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments
      Southwest has contractual obligations and commitments primarily with regard to future purchases of aircraft, payment of debt, and lease arrangements. Along with the receipt of 33 new 737-700 aircraft in 2005, the Company has exercised its remaining options for aircraft to be delivered in 2006, and some of its options for aircraft to be delivered in 2007. As of January 2006, the Company had firm orders for 33 737-700 aircraft in 2006, 29 in 2007, and six in 2008. The Company also had options for seven 737-700 aircraft in 2007, 25 in 2008, and an additional 217 purchase rights for 737-700 aircraft for the years 2007 through 2012. The Company has the option to substitute 737-600s or -800s for the -700s. This option is applicable to aircraft ordered from the manufacturer and must be exercised two years prior to the contractual delivery date.
      The Company has engaged in off-balance sheet arrangements in the leasing of aircraft. The leasing of aircraft provides flexibility to the Company effectively as a source of financing. Although the Company is responsible for all maintenance, insurance, and expense associated with operating the aircraft, and retains the risk of loss for leased aircraft, it has not made any guarantees to the lessors regarding the residual value (or market value) of the aircraft at the end of the lease terms.
      As shown in Item 2., and as disclosed in Note 8 to the Consolidated Financial Statements, the Company operates 93 aircraft leased from third parties, of which 84 are operating leases. As prescribed by GAAP, assets and obligations under operating leases are not included in the Company’s Consolidated Balance Sheet. Disclosure of the contractual obligations associated with the Company’s leased aircraft are included below as well as in Note 8 to the Consolidated Financial Statements.

      The following table aggregates the Company’s material expected contractual obligations and commitments as of December 31, 2005:

	Obligations by Period

				Beyond
Contractual Obligations	2006	2007-2008	2009-2010	2010	Total

	(In millions)
Long-term debt(1)	$596	$123	$28	$1,222	$1,969
Interest commitments(2)	37	51	45	214	347
Capital lease commitments(3)	16	32	31	12	91
Operating lease commitments	332	583	454	1,164	2,533
Aircraft purchase commitments(4)	740	538	—	—	1,278
Other purchase commitments	44	26	24	11	105

Total contractual obligations	$1,765	$1,353	$582	$2,623	$6,323

(1)	Includes current maturities, but excludes amounts associated with interest rate swap agreements

(2)	Related to fixed-rate debt

(3)	Includes amounts classified as interest

(4)	Firm orders from the manufacturer
      The Company may issue a portion of its $1.3 billion in outstanding shelf registrations as public debt securities during 2006.
      There were no outstanding borrowings under the revolving credit facility at December 31, 2005. See Note 6 to the Consolidated Financial Statements for more information on the Company’s revolving credit facility.
      In January 2004, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock, utilizing present and anticipated proceeds from the exercise of Employee stock options. Repurchases were made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions. This program was completed during first quarter 2005, resulting in the total repurchase of approximately 20.9 million of its common shares.
      In January 2006, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock. Repurchases will be made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions.
Critical Accounting Policies and Estimates
      The Company’s Consolidated Financial Statements have been prepared in accordance with United States GAAP. The Company’s significant accounting policies are described in Note 1 to the Consolidated Financial Statements. The preparation of financial statements in accordance with GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying footnotes. The Company’s estimates and assumptions are based on historical experience and changes in the business environment. However, actual results may differ from estimates under different conditions, sometimes materially. Critical accounting policies and estimates are defined as those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most subjective judgments. The Company’s most critical accounting policies and estimates are described below.

Revenue Recognition
      As described in Note 1 to the Consolidated Financial Statements, tickets sold for passenger air travel are initially deferred as “Air traffic liability.” Passenger revenue is recognized and air traffic liability is reduced when the service is provided (i.e., when the flight takes place). “Air traffic liability” represents tickets sold for future travel dates and estimated future refunds and exchanges of tickets sold for past travel dates. The balance in “Air traffic liability” fluctuates throughout the year based on seasonal travel patterns and fare sale activity. The Company’s “Air traffic liability” balance at December 31, 2005 was $649 million, compared to $529 million as of December 31, 2004.

      Estimating the amount of tickets that will be refunded, exchanged, or forfeited involves some level of subjectivity and judgment. The majority of the Company’s tickets sold are nonrefundable, which is the primary source of forfeited tickets. According to the Company’s “Contract of Carriage”, tickets that are sold but not flown on the travel date can be reused for another flight, up to a year from the date of sale, or can be refunded (if the ticket is refundable). A small percentage of tickets (or partial tickets) expire unused. Fully refundable tickets are rarely forfeited. “Air traffic liability” includes an estimate of the amount of future refunds and exchanges, net of forfeitures, for all unused tickets once the flight date has passed. These estimates are based on historical experience over many years. The Company and members of the airline industry have consistently applied this accounting method to estimate revenue from forfeited tickets at the date travel is provided. Estimated future refunds and exchanges included in the air traffic liability account are constantly evaluated based on subsequent refund and exchange activity to validate the accuracy of the Company’s estimates with respect to forfeited tickets. Holding other factors constant, a ten-percent change in the Company’s estimate of the amount of refunded, exchanged, or forfeited tickets for 2005 would have resulted in a $13 million change in Passenger revenues recognized for that period.
      Events and circumstances outside of historical fare sale activity or historical Customer travel patterns, as noted, can result in actual refunds, exchanges, or forfeited tickets differing significantly from estimates. The Company evaluates its estimates within a narrow range of acceptable amounts. If actual refunds, exchanges, or forfeiture experience results in an amount outside of this range, estimates and assumptions are reviewed and adjustments to “Air traffic liability” and to “Passenger revenue” are recorded, as necessary. Additional factors that may affect estimated refunds and exchanges include, but may not be limited to, the Company’s refund and exchange policy, the mix of refundable and nonrefundable fares, and promotional fare activity. The Company’s estimation techniques have been consistently applied from year to year; however, as with any estimates, actual refund, exchange, and forfeiture activity may vary from estimated amounts. No material adjustments were recorded for years 2003, 2004, or 2005.
      The Company believes it is unlikely that materially different estimates for future refunds, exchanges, and forfeited tickets would be reported based on other reasonable assumptions or conditions suggested by actual historical experience and other data available at the time estimates were made.

Accounting for Long-Lived Assets
      As of December 31, 2005, the Company had approximately $12.9 billion (at cost) of long-lived assets, including $11.0 billion (at cost) in flight equipment and related assets. Flight equipment primarily relates to the 361 Boeing 737 aircraft in the Company’s fleet at December 31, 2005, which are either owned or on capital lease. The remaining 84 Boeing 737 aircraft in the Company’s fleet at December 31, 2005, are on operating lease. In accounting for long-lived assets, the Company must make estimates about the expected useful lives of the assets, the expected residual values of the assets, and the potential for impairment based on the fair value of the assets and the cash flows they generate.
      The following table shows a breakdown of the Company’s long-lived asset groups along with information about estimated useful lives and residual values of these groups:

		Estimated
		Residual
	Estimated Useful Life	Value

Aircraft and engines	23 to 25 years	15%
Aircraft parts	Fleet life	4%
Ground property and equipment	5 to 30 years	0%-10%
Leasehold improvements	5 years or lease term	0%
      In estimating the lives and expected residual values of its aircraft, the Company primarily has relied upon actual experience with the same or similar aircraft types and recommendations from Boeing, the manufacturer of the Company’s aircraft. Aircraft estimated useful lives are based on the number of “cycles” flown (one take-off and landing). The Company has made a conversion of cycles into years based on both its historical and anticipated future utilization of the aircraft. Subsequent revisions to these estimates, which can be significant, could be caused by changes to the Company’s maintenance program, changes in utilization of the aircraft (actual cycles during a given period of time), governmental regulations on aging aircraft, and changing market prices of new and used aircraft of the same or similar types. The Company evaluates its estimates and assumptions each reporting period and, when warranted, adjusts these estimates and assumptions. Generally, these adjustments are accounted for on a prospective basis through depreciation and amortization expense, as required by GAAP. The Company does not expect its transition to a new, more efficient heavy maintenance program for 737-300 and 737-500 airframes in 2006 to have an impact on the estimated useful lives for those aircraft. See Note 2 to the Consolidated Financial Statements for more information on this change.
      When appropriate, the Company evaluates its long-lived assets for impairment. Factors that would indicate potential impairment may include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s physical condition, and operating or cash flow losses associated with the use of the long-lived asset. While the airline industry as a whole has experienced many of these indicators, Southwest has continued to operate all of its aircraft, generate positive cash flow, and produce profits. Consequently, the Company has not identified any impairments related to its existing aircraft fleet. The Company will continue to monitor its long-lived assets and the airline operating environment.
      The Company believes it unlikely that materially different estimates for expected lives, expected residual values, and impairment evaluations would be made or reported based on other reasonable assumptions or conditions suggested by actual historical experience and other data available at the time estimates were made.

Financial Derivative Instruments
      The Company utilizes financial derivative instruments primarily to manage its risk associated with changing jet fuel prices, and accounts for them under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended (SFAS 133). See “Qualitative and Quantitative Disclosures about Market Risk” for more information on these risk management activities and see Note 10 to the Consolidated Financial Statements for more information on SFAS 133, the Company’s fuel hedging program, and financial derivative instruments.
      SFAS 133 requires that all derivatives be marked to market (fair value) and recorded on the Consolidated Balance Sheet. At December 31, 2005, the Company was a party to over 400 financial derivative instruments, related to fuel hedging, for year 2006 and beyond. The fair value of the Company’s fuel hedging financial derivative instruments recorded on the Company’s Consolidated Balance Sheet as of December 31, 2005, was $1.7 billion, compared to $796 million at December 31, 2004. The large increase in fair value primarily was due to the dramatic increase in energy prices throughout 2005, and the Company’s addition of derivative instruments to increase its hedge positions in future years. Changes in the fair values of these instruments can vary dramatically, as was evident during 2005, based on changes in the underlying commodity prices. Market price changes can be driven by factors such as supply and demand, inventory levels, weather events, refinery capacity, political agendas, and general economic conditions, among other items. The financial derivative instruments utilized by the Company primarily are a combination of collars, purchased call options, and fixed price swap agreements. The Company does not purchase or hold any derivative instruments for trading purposes.
      The Company enters into financial derivative instruments with third party institutions in “over-the-counter” markets. Since the majority of the Company’s financial derivative instruments are not traded on a market exchange, the Company estimates their fair values. Depending on the type of instrument, the values are determined by the use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets. Also, since there is not a reliable forward market for jet fuel, the Company must estimate the future prices of jet fuel in order to measure the effectiveness of the hedging instruments in offsetting changes to those prices, as required by SFAS 133. Forward jet fuel prices are estimated through the observation of similar commodity futures prices (such as crude oil, heating oil, and unleaded gasoline) and adjusted based on historical variations to those like commodities.
      Fair values for financial derivative instruments and forward jet fuel prices are both estimated prior to the time that the financial derivative instruments settle, and the time that jet fuel is purchased and consumed, respectively. However, once settlement of the financial derivative instruments occurs and the hedged jet fuel is purchased and consumed, all values and prices are known and are recognized in the financial statements. Based on these actual results once all values and prices become known, the Company’s estimates have proved to be materially accurate.
      Estimating the fair value of these fuel hedging derivatives and forward prices for jet fuel will also result in changes in their values from period to period and thus determine how they are accounted for under SFAS 133. To the extent that the total change in the estimated fair value of a fuel hedging instrument differs from the change in the estimated price of the associated jet fuel to be purchased, both on a cumulative and a period-to-period basis, ineffectiveness of the fuel hedge can result, as defined by SFAS 133. This could result in the immediate recording of noncash charges or income, even though the derivative instrument may not expire until a future period. Likewise, if a cash flow hedge ceases to qualify for hedge accounting, those periodic changes in the fair value of derivative instruments are recorded to “Other gains and losses” in the income statement in the period of the change.
      Ineffectiveness is inherent in hedging jet fuel with derivative positions based in other crude oil-related commodities, especially considering the recent volatility in the prices of refined products. In addition, given the magnitude of the Company’s fuel hedge portfolio total market value, ineffectiveness can be highly material to financial results. Due to the volatility in markets for crude oil and related products, the Company is unable to predict the amount of ineffectiveness each period, including the loss of hedge accounting, which could be determined on a derivative by derivative basis or in the aggregate. This may result in increased volatility in the Company’s results. Prior to 2005, the Company had not experienced significant ineffectiveness in its fuel hedges accounted for under SFAS 133, in relation to the fair value of the underlying financial derivative instruments. The significant increase in the amount of hedge ineffectiveness and unrealized gains on derivative contracts settling in future periods recorded during 2005 was due to a number of factors. These factors included: the recent significant increase in energy prices, the number of derivative positions the Company holds, significant weather events that have affected refinery capacity and the production of refined products, and the volatility of the different types of products the Company uses in hedging. The number of instances in which the Company has discontinued hedge accounting for specific hedges has increased recently, primarily due to the foregoing reasons. In these cases, the Company has determined that the hedges will not regain effectiveness in the time period remaining until settlement and therefore must discontinue special hedge accounting, as defined by SFAS 133. When this happens, any changes in fair value of the derivative instruments are marked to market through earnings in the period of change. As the fair value of the Company’s hedge positions increases in amount, there is a higher degree of probability that there will be continued and correspondingly higher variability recorded in the income statement and that the amount of hedge ineffectiveness and unrealized gains or losses recorded in future periods will be material. This is primarily due to the fact that small differences in the correlation of crude oil-related products are leveraged over large dollar volumes.
      SFAS 133 is a complex accounting standard with stringent requirements, including the documentation of a Company hedging strategy, statistical analysis to qualify a commodity for hedge accounting both on a historical and a prospective basis, and strict contemporaneous documentation that is required at the time each hedge is executed by the Company. As required by SFAS 133, the Company assesses the effectiveness of each of its individual hedges on a quarterly basis. The Company also examines the effectiveness of its entire hedging program on a quarterly basis utilizing statistical analysis. This analysis involves utilizing regression and other statistical analyses that compare changes in the price of jet fuel to changes in the prices of the commodities used for hedging purposes (crude oil, heating oil, and unleaded gasoline).
      The Company continually looks for better and more accurate methodologies in forecasting future cash flows relating to its jet fuel hedging program. These estimates are used in the measurement of effectiveness for the Company’s fuel hedges, as required by SFAS 133. Any changes to the Company’s methodology for estimating future cash flows (i.e., jet fuel prices) will be applied prospectively, in accordance with SFAS 133. While the Company would expect that a change in the methodology for estimating future cash flows would result in more effective hedges over the long-term, such a change could result in more ineffectiveness, as defined, in the short-term, due to the prospective nature of enacting the change.
      The Company also utilizes financial derivative instruments in the form of interest rate swap agreements. The primary objective for the Company’s use of interest rate hedges is to reduce the volatility of net interest income by better matching the repricing of its assets and liabilities. Concurrently, the Company’s interest rate hedges are also intended to take advantage of market conditions in which short-term rates are significantly lower than the fixed longer term rates on the Company’s long-term debt. During 2003, the Company entered into interest rate swap agreements relating to its $385 million 6.5% senior unsecured notes due 2012, and $375 million 5.496% Class A-2 pass-through certificates due 2006. The floating rate paid under each agreement sets in arrears. Under the first agreement, the Company pays the London InterBank Offered Rate (LIBOR) plus a margin every six months and receives 6.5% every six months on a notional amount of $385 million until 2012. The average floating rate paid under this agreement during 2005 is estimated to be 6.46 percent based on actual and forward rates at December 31, 2005. Under the second agreement, the Company pays LIBOR plus a margin every six months and receives 5.496% every six months on a notional amount of $375 million until November 1, 2006. Based on actual and forward rates at December 31, 2005, the average floating rate paid under this agreement during 2005 is estimated to be 6.73 percent.
      During 2004, the Company also entered into an interest rate swap agreement relating to its $350 million 5.25% senior unsecured notes due 2014. Under this agreement, the Company pays LIBOR plus a margin every six months and receives 5.25% every six months on a notional amount of $350 million until 2014. The floating rate is set in advance. The average floating rate paid under this agreement during 2005 was 3.82 percent.
      The Company’s interest rate swap agreements qualify as fair value hedges, as defined by SFAS 133. In addition, these interest rate swap agreements qualify for the “shortcut” method of accounting for hedges, as defined by SFAS 133. Under the “shortcut” method, the hedges are assumed to be perfectly effective, and, thus, there is no ineffectiveness to be recorded in earnings. The fair value of the interest rate swap agreements, which are adjusted regularly, are recorded in the Consolidated Balance Sheet, as necessary, with a corresponding adjustment to the carrying value of the long-term debt. The fair value of the interest rate swap agreements, excluding accrued interest, at December 31, 2005, was a liability of approximately $31 million. The comparable fair value of these same agreements at December 31, 2004, was a liability of $16 million. The long-term portion of these amounts are recorded in “Other deferred liabilities” in the Consolidated Balance Sheet for each respective year and the current portion is reflected in “Accrued liabilities.” In accordance with fair value hedging, the offsetting entry is an adjustment to decrease the carrying value of long-term debt. See Note 10 to the Consolidated Financial Statements.
      The Company believes it is unlikely that materially different estimates for the fair value of financial derivative instruments, and forward jet fuel prices, would be made or reported based on other reasonable assumptions or conditions suggested by actual historical experience and other data available at the time estimates were made.
Forward-Looking Statements
      Some statements in this Form 10-K (or otherwise made by the Company or on the Company’s behalf from time to time in other reports, filings with the Securities and Exchange Commission, news releases, conferences, World Wide Web postings or otherwise) which are not historical facts, may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Southwest’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Southwest uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or the Company’s present expectations. Factors that could cause these differences include, but are not limited to, those set forth under Item 1A — Risk Factors.
      Caution should be taken not to place undue reliance on the Company’s forward-looking statements, which represent the Company’s views only as of the date this report is filed. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Item 7A.	Qualitative and Quantitative Disclosures About Market Risk
      Southwest has interest rate risk in its floating rate debt obligations and interest rate swaps, and has commodity price risk in jet fuel required to operate its aircraft fleet. The Company purchases jet fuel at prevailing market prices, but seeks to manage market risk through execution of a documented hedging strategy. Southwest has market sensitive instruments in the form of fixed rate debt instruments and financial derivative instruments used to hedge its exposure to jet fuel price increases. The Company also operates 93 aircraft under operating and capital leases. However, leases are not considered market sensitive financial instruments and, therefore, are not included in the interest rate sensitivity analysis below. Commitments related to leases are disclosed in Note 8 to the Consolidated Financial Statements. The Company does not purchase or hold any derivative financial instruments for trading purposes. See Note 10 to the Consolidated Financial Statements for

information on the Company’s accounting for its hedging program and for further details on the Company’s financial derivative instruments.
      Fuel hedging. The Company utilizes its fuel hedges, on both a short-term and a long-term basis, as a form of insurance against significant increases in fuel prices. The Company believes there is significant risk in not hedging against the possibility of such fuel price increases. The Company expects to consume approximately 1.4 billion gallons of jet fuel in 2006. Based on this usage, a change in jet fuel prices of just one cent per gallon would impact the Company’s “Fuel and oil expense” by approximately $14 million per year, excluding any impact of the Company’s fuel hedges.
      The fair values of outstanding financial derivative instruments related to the Company’s jet fuel market price risk at December 31, 2005, were net assets of $1.7 billion. The current portion of these financial derivative instruments, or $640 million, is classified as “Fuel hedge contracts” in the Consolidated Balance Sheet. The long-term portion of these financial derivative instruments, or $1.0 billion, is included in “Other assets.” The fair values of the derivative instruments, depending on the type of instrument, were determined by use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets. An immediate ten-percent increase or decrease in underlying fuel-related commodity prices from the December 31, 2005, prices would correspondingly change the fair value of the commodity derivative instruments in place by approximately $420 million. Changes in the related commodity derivative instrument cash flows may change by more or less than this amount based upon further fluctuations in futures prices as well as related income tax effects. This sensitivity analysis uses industry standard valuation models and holds all inputs constant at December 31, 2005, levels, except underlying futures prices.
      Outstanding financial derivative instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not expect any of the counterparties to fail to meet their obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. To manage credit risk, the Company selects and will periodically review counterparties based on credit ratings, limits its exposure to a single counterparty, and monitors the market position of the program and its relative market position with each counterparty. At December 31, 2005, the Company had agreements with seven counterparties containing early termination rights and/or bilateral collateral provisions whereby security is required if market risk exposure exceeds a specified threshold amount or credit ratings fall below certain levels. At December 31, 2005, the Company held $950 million in cash collateral deposits under these bilateral collateral provisions. These collateral deposits serve to decrease, but not totally eliminate, the credit risk associated with the Company’s hedging program. The deposits are included in “Accrued liabilities” on the Consolidated Balance Sheet. See also Note 10 to the Consolidated Financial Statements.
      Financial market risk. The vast majority of the Company’s assets are aircraft, which are long-lived. The Company’s strategy is to maintain a conservative balance sheet and grow capacity steadily and profitably. While the Company uses financial leverage, it has maintained a strong balance sheet and an “A” credit rating on its senior unsecured fixed-rate debt with Standard & Poor’s and Fitch ratings agencies, and a “Baa1” credit rating with Moody’s rating agency. The Company’s 1999 and 2004 French Credit Agreements do not give rise to significant fair value risk but do give rise to interest rate risk because these borrowings are floating-rate debt. In addition, as disclosed in Note 10 to the Consolidated Financial Statements, the Company has converted certain of its long-term debt to floating rate debt by entering into interest rate swap agreements. This includes the Company’s $385 million 6.5% senior unsecured notes due 2012, the $375 million 5.496% Class A-2 pass-through certificates due 2006, and the $350 million 5.25% senior unsecured notes due 2014. Although there is interest rate risk associated with these floating rate borrowings, the risk for the 1999 and 2004 French Credit Agreements is somewhat mitigated by the fact that the Company may prepay this debt under certain conditions. See Notes 6 and 7 to the Consolidated Financial Statements for more information on the material terms of the Company’s short-term and long-term debt.
      Excluding the $385 million 6.5% senior unsecured notes, and the $350 million 5.25% senior unsecured notes that were converted to a floating rate as previously noted, the Company had outstanding senior unsecured notes totaling $500 million at December 31, 2005. These senior unsecured notes currently have a weighted-average maturity of 11.3 years at fixed rates averaging 6.125 percent at December 31, 2005, which is comparable to average rates prevailing for similar debt instruments over the last ten years. The fixed-rate portion of the Company’s pass-through certificates consists of its Class A certificates and Class B certificates, which totaled $154 million at December 31, 2005. These Class A and Class B certificates had fixed rates averaging 5.7 percent at December 31, 2005 and mature during 2006. The carrying value of the Company’s floating rate debt totaled $1.2 billion, and this debt had a weighted-average maturity of 6.0 years at floating rates averaging 6.27 percent at December 31, 2005. In total, the Company’s fixed rate debt and floating rate debt represented 6.2 percent and 11.6 percent, respectively, of total noncurrent assets at December 31, 2005.
      The Company also has some risk associated with changing interest rates due to the short-term nature of its invested cash, which totaled $2.3 billion, and short-term investments, which totaled $251 million, at December 31, 2005. The Company invests available cash in certificates of deposit, highly rated money market instruments, investment grade commercial paper, auction rate securities, and other highly rated financial instruments. Because of the short-term nature of these investments, the returns earned parallel closely with short-term floating interest rates. The Company has not undertaken any additional actions to cover interest rate market risk and is not a party to any other material market interest rate risk management activities.
      A hypothetical ten percent change in market interest rates as of December 31, 2005, would not have a material effect on the fair value of the Company’s fixed rate debt instruments. See Note 10 to the Consolidated Financial Statements for further information on the fair value of the Company’s financial instruments. A change in market interest rates could, however, have a corresponding effect on the Company’s earnings and cash flows associated with its floating rate debt, invested cash, and short-term investments because of the floating-rate nature of these items. Assuming floating market rates in effect as of December 31, 2005, were held constant throughout a 12-month period, a hypothetical ten percent change in those rates would correspondingly change the Company’s net earnings and cash flows associated with these items by less than $2 million. Utilizing these assumptions and considering the Company’s cash balance, short-term investments, and floating-rate debt outstanding at December 31, 2005, an increase in rates would have a net positive effect on the Company’s earnings and cash flows, while a decrease in rates would have a net negative effect on the Company’s earnings and cash flows. However, a ten percent change in market rates would not impact the Company’s earnings or cash flow associated with the Company’s publicly traded fixed-rate debt.
      The Company is also subject to various financial covenants included in its credit card transaction processing agreement, the revolving credit facility, and outstanding debt agreements. Covenants include the maintenance of minimum credit ratings. For the revolving credit facility, the Company shall also maintain, at all times, a Coverage Ratio, as defined in the agreement, of not less than 1.25 to 1.0. The Company met or exceeded the minimum standards set forth in these agreements as of December 31, 2005. However, if conditions change and the Company fails to meet the minimum standards set forth in the agreements, it could reduce the availability of cash under the agreements or increase the costs to keep these agreements intact as written.

Item 8.	Financial Statements and Supplementary Data
SOUTHWEST AIRLINES CO.
CONSOLIDATED BALANCE SHEET

	December 31,

	2005	2004

	(In millions, except
	share data)
ASSETS
Current assets:
Cash and cash equivalents	$2,280	$1,048
Short-term investments	251	257
Accounts and other receivables	258	248
Inventories of parts and supplies, at cost	150	137
Fuel hedge contracts	641	428
Prepaid expenses and other current assets	40	54

Total current assets	3,620	2,172
Property and equipment, at cost:
Flight equipment	10,999	10,037
Ground property and equipment	1,256	1,202
Deposits on flight equipment purchase contracts	660	682

	12,915	11,921
Less allowance for depreciation and amortization	3,488	3,198

	9,427	8,723
Other assets	1,171	442

	$14,218	$11,337

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$524	$420
Accrued liabilities	2,074	1,047
Air traffic liability	649	529
Current maturities of long-term debt	601	146

Total current liabilities	3,848	2,142
Long-term debt less current maturities	1,394	1,700
Deferred income taxes	1,896	1,610
Deferred gains from sale and leaseback of aircraft	136	152
Other deferred liabilities	269	209
Commitments and contingencies
Stockholders’ equity:
Common stock, $1.00 par value: 2,000,000,000 shares authorized; 801,641,645 and 790,181,982 shares issued in 2005 and 2004, respectively	802	790
Capital in excess of par value	424	299
Retained earnings	4,557	4,089
Accumulated other comprehensive income	892	417
Treasury stock, at cost: 5,199,192 shares in 2004	—	(71)

Total stockholders’ equity	6,675	5,524

	$14,218	$11,337

See accompanying notes.

SOUTHWEST AIRLINES CO.
CONSOLIDATED STATEMENT OF INCOME

	Years Ended December 31,

	2005	2004	2003

	(In millions, except
	per share amounts)
OPERATING REVENUES:
Passenger	$7,279	$6,280	$5,741
Freight	133	117	94
Other	172	133	102

Total operating revenues	7,584	6,530	5,937
OPERATING EXPENSES:
Salaries, wages, and benefits	2,702	2,443	2,224
Fuel and oil	1,342	1,000	830
Maintenance materials and repairs	430	457	430
Aircraft rentals	163	179	183
Landing fees and other rentals	454	408	372
Depreciation and amortization	469	431	384
Other operating expenses	1,204	1,058	1,031

Total operating expenses	6,764	5,976	5,454

OPERATING INCOME	820	554	483
OTHER EXPENSES (INCOME):
Interest expense	122	88	91
Capitalized interest	(39)	(39)	(33)
Interest income	(47)	(21)	(24)
Other (gains) losses, net	(90)	37	(259)

Total other expenses (income)	(54)	65	(225)

INCOME BEFORE INCOME TAXES	874	489	708
PROVISION FOR INCOME TAXES	326	176	266

NET INCOME	$548	$313	$442

NET INCOME PER SHARE, BASIC	$.70	$.40	$.56

NET INCOME PER SHARE, DILUTED	$.67	$.38	$.54

See accompanying notes.

SOUTHWEST AIRLINES CO.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2005, 2004, and 2003

				Accumulated
		Capital in		Other
	Common	Excess of	Retained	Comprehensive	Treasury
	Stock	Par Value	Earnings	Income (Loss)	Stock	Total

	(In millions, except per share amounts)
Balance at December 31, 2002	$777	$136	$3,455	$54	$—	$4,422
Issuance of common stock pursuant to Employee stock plans	12	81	—	—	—	93
Tax benefit of options exercised	—	41	—	—	—	41
Cash dividends, $.018 per share	—	—	(14)	—	—	(14)
Comprehensive income (loss)
Net income	—	—	442	—	—	442
Unrealized gain on derivative instruments	—	—	—	66	—	66
Other	—	—	—	2	—	2

Total comprehensive income						510

Balance at December 31, 2003	$789	$258	$3,883	$122	$—	$5,052
Purchase of shares of treasury stock	—	—	—	—	(246)	(246)
Issuance of common and treasury stock pursuant to Employee stock plans	1	6	(93)	—	175	89
Tax benefit of options exercised	—	35	—	—	—	35
Cash dividends, $.018 per share	—	—	(14)	—	—	(14)
Comprehensive income (loss)
Net income	—	—	313	—	—	313
Unrealized gain on derivative instruments	—	—	—	293	—	293
Other	—	—	—	2	—	2

Total comprehensive income						608

Balance at December 31, 2004	$790	$299	$4,089	$417	$(71)	$5,524
Purchase of shares of treasury stock	—	—	—	—	(55)	(55)
Issuance of common and treasury stock pursuant to Employee stock plans	12	60	(66)	—	126	132
Tax benefit of options exercised	—	65	—	—	—	65
Cash dividends, $.018 per share	—	—	(14)	—	—	(14)
Comprehensive income (loss)
Net income	—	—	548	—	—	548
Unrealized gain on derivative instruments	—	—	—	474	—	474
Other	—	—	—	1	—	1

Total comprehensive income						1,023

Balance at December 31, 2005	$802	$424	$4,557	$892	$—	$6,675

See accompanying notes.

SOUTHWEST AIRLINES CO.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,

	2005	2004	2003

	(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$548	$313	$442
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	469	431	384
Deferred income taxes	257	184	183
Amortization of deferred gains on sale and leaseback of aircraft	(16)	(16)	(16)
Amortization of scheduled airframe inspections and repairs	49	52	49
Income tax benefit from Employee stock option exercises	65	35	41
Changes in certain assets and liabilities:
Accounts and other receivables	(9)	(75)	43
Other current assets	(59)	(44)	(19)
Accounts payable and accrued liabilities	855	231	129
Air traffic liability	120	68	50
Other	(50)	(22)	50

Net cash provided by operating activities	2,229	1,157	1,336
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(1,210)	(1,775)	(1,238)
Change in short-term investments, net	6	124	(381)
Payment for assets of ATA Airlines, Inc.	(6)	(34)	—
Debtor in possession loan to ATA Airlines, Inc.	—	(40)	—
Other	—	(1)	—

Net cash used in investing activities	(1,210)	(1,726)	(1,619)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	300	520	—
Proceeds from Employee stock plans	132	88	93
Payments of long-term debt and capital lease obligations	(149)	(207)	(130)
Payments of cash dividends	(14)	(14)	(14)
Repurchase of common stock	(55)	(246)	—
Other, net	(1)	(8)	3

Net cash provided by (used in) financing activities	213	133	(48)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,232	(436)	(331)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,048	1,484	1,815

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,280	$1,048	$1,484

CASH PAYMENTS FOR:
Interest, net of amount capitalized	$71	$38	$62
Income taxes	$8	$2	$51
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
In December 2005, the Company obtained the rights to four of ATA Airlines, Inc. (ATA) leased Chicago Midway Airport gates in exchange for a $20 million reduction of the Debtor in possession loan to ATA:

Rights to Chicago Midway Gates acquired	$20
Debtor in possession loan to ATA reduction	$(20)
See accompanying notes.

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

1.	Summary of Significant Accounting Policies
      Basis Of Presentation. Southwest Airlines Co. (Southwest) is a major domestic airline that provides point-to-point, low-fare service. The Consolidated Financial Statements include the accounts of Southwest and its wholly owned subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.
      Certain prior period amounts have been reclassified to conform to the current presentation. In the Consolidated Balance Sheet as of December 31, 2004, the Company has reclassified certain amounts as “Short-term investments”, that were previously classified as “Cash and cash equivalents.” In the Consolidated Statement of Cash Flows for 2004 and 2003, changes in the amounts of “Short-term investments” are classified as cash flows from investing activities. In the Consolidated Statement of Income for 2004 and 2003, amounts previously classified as “Agency commissions” are now classified in “Other operating expenses.”
      Cash And Cash Equivalents. Cash in excess of that necessary for operating requirements is invested in short-term, highly liquid, income-producing investments. Investments with maturities of three months or less are classified as cash and cash equivalents, which primarily consist of certificates of deposit, money market funds, and investment grade commercial paper issued by major corporations and financial institutions. Cash and cash equivalents are stated at cost, which approximates market value.
      Short-Term Investments. Short-term investments consist of auction rate securities with auction reset periods of less than 12 months. These investments are classified as available-for-sale securities and are stated at fair value. Unrealized gains and losses, net of tax, are recognized in “Accumulated other comprehensive income (loss)” in the accompanying Consolidated Balance Sheet. Realized gains and losses are reflected in “Interest income” in the accompanying Consolidated Income Statement.
      Inventories. Inventories of flight equipment expendable parts, materials, and supplies are carried at average cost. These items are generally charged to expense when issued for use.
      Property And Equipment. Depreciation is provided by the straight-line method to estimated residual values over periods generally ranging from 23 to 25 years for flight equipment and 5 to 30 years for ground property and equipment once the asset is placed in service. Residual values estimated for aircraft are 15 percent and for ground property and equipment range from zero to 10 percent. Property under capital leases and related obligations are recorded at an amount equal to the present value of future minimum lease payments computed on the basis of the Company’s incremental borrowing rate or, when known, the interest rate implicit in the lease. Amortization of property under capital leases is on a straight-line basis over the lease term and is included in depreciation expense.
      In estimating the lives and expected residual values of its aircraft, the Company primarily has relied upon actual experience with the same or similar aircraft types and recommendations from Boeing, the manufacturer of the Company’s aircraft. Subsequent revisions to these estimates, which can be significant, could be caused by changes to the Company’s maintenance program, modifications or improvements to the aircraft, changes in utilization of the aircraft (actual flight hours or cycles during a given period of time), governmental regulations on aging aircraft, changing market prices of new and used aircraft of the same or similar types, etc. The Company evaluates its estimates and assumptions each reporting period and, when warranted, adjusts these estimates and assumptions. Generally, these adjustments are accounted for on a prospective basis through depreciation and amortization expense, as required by GAAP.
      When appropriate, the Company evaluates its long-lived assets used in operations for impairment. Impairment losses would be recorded when events and circumstances indicate that an asset might be impaired and the undiscounted cash flows to be generated by that asset are less than the carrying amounts of the asset. Factors that would indicate potential impairment include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s physical condition,

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
operating or cash flow losses associated with the use of the long-lived asset, etc. While the airline industry as a whole has experienced many of these indicators, Southwest has continued to operate all of its aircraft and continues to experience positive cash flow.
      Aircraft And Engine Maintenance. The cost of scheduled engine inspections and repairs and routine maintenance costs for all aircraft and engines are charged to maintenance expense as incurred. For the Company’s 737-300 and 737-500 aircraft fleet types, scheduled airframe inspections and repairs, known as D checks, are generally performed every ten years. Costs related to D checks are capitalized and amortized over the estimated period benefited, presently the least of ten years, the time until the next D check, or the remaining life of the aircraft. Modifications that significantly enhance the operating performance or extend the useful lives of aircraft or engines are capitalized and amortized over the remaining life of the asset.
      As of December 31, 2005, the majority of the Company’s fleet was made up of its newest aircraft type, the 737-700. This aircraft type is maintained under a “next-generation” maintenance program, called MSG-3, in which tasks are bundled based on data gathered relative to fleet performance. Scheduled maintenance is still performed at recommended intervals; however, this program does not contain a D check. The costs of scheduled airframe inspections and repairs under this maintenance program are expensed as incurred, as those expenses more readily approximate the underlying scheduled maintenance tasks. See Note 2 regarding a 2006 change in the Company’s maintenance program for 737-300 and 737-500 aircraft.
      Intangible Assets. Intangible assets primarily consist of leasehold rights to airport owned gates acquired by the Company during 2004 and 2005. These assets are amortized on a straight-line basis over the expected useful life of the lease, approximately 20 years. The accumulated amortization related to the Company’s intangible assets at December 31, 2004, and 2005, was not material. The Company periodically assesses its intangible assets for impairment in accordance with SFAS 142, Goodwill and Other Intangible Assets;however, no impairments have been noted.
      Revenue Recognition. Tickets sold are initially deferred as “Air traffic liability”. Passenger revenue is recognized when transportation is provided. “Air traffic liability” primarily represents tickets sold for future travel dates and estimated refunds and exchanges of tickets sold for past travel dates. The majority of the Company’s tickets sold are nonrefundable. Tickets that are sold but not flown on the travel date can be reused for another flight, up to a year from the date of sale, or refunded (if the ticket is refundable). A small percentage of tickets (or partial tickets) expire unused. The Company estimates the amount of future refunds and exchanges, net of forfeitures, for all unused tickets once the flight date has passed. These estimates are based on historical experience over many years. The Company and members of the airline industry have consistently applied this accounting method to estimate revenue from forfeited tickets at the date travel is provided. Estimated future refunds and exchanges included in the air traffic liability account are constantly evaluated based on subsequent refund and exchange activity to validate the accuracy of the Company’s revenue recognition method with respect to forfeited tickets.
      Events and circumstances outside of historical fare sale activity or historical Customer travel patterns can result in actual refunds, exchanges or forfeited tickets differing significantly from estimates; however, these differences have historically not been material. Additional factors that may affect estimated refunds, exchanges, and forfeitures include, but may not be limited to, the Company’s refund and exchange policy, the mix of refundable and nonrefundable fares, and fare sale activity. The Company’s estimation techniques have been consistently applied from year to year; however, as with any estimates, actual refund and exchange activity may vary from estimated amounts.
      Frequent Flyer Program. The Company accrues the estimated incremental cost of providing free travel for awards earned under its Rapid Rewards frequent flyer program. The Company also sells frequent flyer credits and related services to companies participating in its Rapid Rewards frequent flyer program. Funds received from the sale of flight segment credits are accounted for under the residual value method. The portion of those funds associated with future travel are deferred and recognized as “Passenger revenue” when the ultimate free travel awards are flown or the credits expire unused. The portion of the funds not associated with future travel are recognized in “Other revenue” in the period earned.

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Advertising. The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 2005, 2004, and 2003 was $173 million, $158 million, and $155 million, respectively.
      Stock-based Employee Compensation. The Company has stock-based compensation plans covering the majority of its Employee groups, including a plan covering the Company’s Board of Directors and plans related to employment contracts with certain Executive Officers of the Company. The Company accounts for stock-based compensation utilizing the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees” and related Interpretations. Accordingly, no compensation expense is recognized for fixed option plans because the exercise prices of Employee stock options equal or exceed the market prices of the underlying stock on the dates of grant. Compensation expense for other stock options is not material.
      The following table represents the effect on net income and earnings per share if the Company had applied the fair value based method and recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, to stock-based Employee compensation:

	2005	2004	2003

	(In millions, except
	per share amounts)
Net income, as reported	$548	$313	$442
Add: Stock-based Employee compensation expense included in reported income, net of related tax effects	—	—	—
Deduct: Stock-based Employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(43)	(74)	(57)

Pro forma net income	$505	$239	$385

Net income per share
Basic, as reported	$.70	$.40	$.56
Basic, pro forma	$.63	$.31	$.49
Diluted, as reported	$.67	$.38	$.54
Diluted, pro forma	$.62	$.30	$.48
      As required, the pro forma disclosures above include options granted since January 1, 1995. For purposes of pro forma disclosures, the estimated fair value of stock-based compensation plans and other options is amortized to expense primarily over the vesting period. For options with graded vesting, expense is recognized on a straight-line basis over the vesting period. See Note 13 for further discussion of the Company’s stock-based Employee compensation and Note 2 for further information regarding the Company’s January 1, 2006, adoption of SFAS 123R.
      Financial Derivative Instruments. The Company accounts for financial derivative instruments utilizing Statement of Financial Accounting Standards No. 133 (SFAS 133), “Accounting for Derivative Instruments and Hedging Activities”, as amended. The Company utilizes various derivative instruments, including crude oil, unleaded gasoline, and heating oil-based derivatives, to hedge a portion of its exposure to jet fuel price increases. These instruments primarily consist of purchased call options, collar structures, and fixed-price swap agreements, and are accounted for as cash-flow hedges, as defined by SFAS 133. The Company has also entered into interest rate swap agreements to convert a portion of its fixed-rate debt to floating rates. These interest rate hedges are accounted for as fair value hedges, as defined by SFAS 133.
      Since the majority of the Company’s financial derivative instruments are not traded on a market exchange, the Company estimates their fair values. Depending on the type of instrument, the values are determined by the use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
markets. Also, since there is not a reliable forward market for jet fuel, the Company must estimate the future prices of jet fuel in order to measure the effectiveness of the hedging instruments in offsetting changes to those prices, as required by SFAS 133. Forward jet fuel prices are estimated through the observation of similar commodity futures prices (such as crude oil, heating oil, and unleaded gasoline) and adjusted based on historical variations to those like commodities. See Note 10 for further information on SFAS 133 and financial derivative instruments.
      Income Taxes. The Company accounts for deferred income taxes utilizing Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes”, as amended. SFAS 109 requires an asset and liability method, whereby deferred tax assets and liabilities are recognized based on the tax effects of temporary differences between the financial statements and the tax bases of assets and liabilities, as measured by current enacted tax rates. When appropriate, in accordance with SFAS 109, the Company evaluates the need for a valuation allowance to reduce deferred tax assets.

2.	Accounting Changes

Share-based Compensation
      In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”. SFAS No. 123R is a revision of SFAS No. 123, “Accounting for Stock Based Compensation”, and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. Pro forma disclosure is no longer an alternative under the new standard. Although early adoption is allowed, the Company will adopt SFAS 123R as of the required effective date for calendar year companies, which is January 1, 2006.
      SFAS 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permit entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.
      The Company currently utilizes a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to Employees. While SFAS 123R permits entities to continue to use such a model, the standard also permits the use of a more complex binomial, or “lattice” model. Based upon research done by the Company on the alternative models available to value option grants, and in conjunction with the type and number of stock options expected to be issued in the future, the Company has determined that it will continue to use the Black-Scholes model for option valuation as of the current time.
      SFAS 123R includes several modifications to the way that income taxes are recorded in the financial statements. The expense for certain types of option grants is only deductible for tax purposes at the time that the taxable event takes place, which could cause variability in the Company’s effective tax rates recorded throughout the year. SFAS 123R does not allow companies to “predict” when these taxable events will take place. Furthermore, it requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date. These future amounts cannot be estimated, because they depend on, among other things, when employees exercise stock options. However, the amount of operating cash flows recognized in prior periods for such excess tax deductions, as shown in the Company’s Consolidated Statement of Cash Flows, were $65 million, $35 million, and $41 million, respectively, for 2005, 2004, and 2003.
      The Company is still evaluating which method of adoption it will use. Subject to a complete review of the requirements of SFAS 123R, based on stock options granted to Employees through December 31, 2005, the Company expects that the adoption of SFAS 123R on

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
January 1, 2006, will reduce first quarter net earnings by approximately $10 million ($.01 per share, diluted). See Note 13 for further information on the Company’s stock-based compensation plans.

Aircraft and Engine Maintenance
      In first quarter 2006, the Company will begin transitioning the maintenance program for performing planned airframe maintenance on its fleet of 737-300 and 737-500 aircraft. The previous program utilized was a periodic “hard time” program, which required specific activities, including replacement of specified components, and D checks that were capitalized and amortized over the estimated period benefited. This estimated period was the least of ten years, the next D check, or the remaining life of the aircraft (the MSG-2 program.) The Company’s new program for these aircraft is a “top-down” program, which requires more frequent inspections in many cases, with repairs and replacements performed when defects are detected rather than at stipulated intervals without regard to the condition of the components (the “MSG-3 program”). The MSG-3 program does not include D checks.
      Due to the change in the nature of the maintenance activities performed, the Company will change its method of accounting for scheduled airframe and inspection repairs for 737-300 and 737-500 aircraft from the deferral method to the direct expense method, effective January 1, 2006. Under the direct expense method, the cost of scheduled airframe and inspection repairs is expensed as incurred. The Company believes the direct expense method is preferable to its former method because it more closely aligns with the nature of activities performed, it eliminates any judgment in determining which costs should be deferred versus expensed, it matches the method currently utilized on the Company’s 737-700 fleet, and it is the predominant method utilized for airframe maintenance in the airline industry, particularly among the largest airlines. The remaining net unamortized balance of previously capitalized D checks in the Company’s Consolidated Balance Sheet was a net asset of $216 million at December 31, 2005.
      The Company will record the change in accounting in accordance with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (SFAS 154), which is also effective for calendar year companies on January 1, 2006. SFAS 154 requires that all elective accounting changes be made on a retrospective basis, resulting in the restatement of all prior period financial statements presented. As such, concurrent with the filing of the Company’s first quarter 2006 Form 10-Q, the Company will restate prior period results as a result of this change.

3.	Acquisition of Certain Assets
      In fourth quarter 2004, Southwest was selected as the winning bidder at a bankruptcy-court approved auction for certain ATA Airlines, Inc. (ATA) assets. As part of the transaction, which was approved in December 2004, Southwest agreed to pay $40 million for certain ATA assets, consisting of the leasehold rights to six of ATA’s leased Chicago Midway Airport gates and the rights to a leased aircraft maintenance hangar at Chicago Midway Airport. In addition, Southwest provided ATA with $40 million in debtor-in-possession financing while ATA remains in bankruptcy, and also guaranteed the repayment of an ATA construction loan to the City of Chicago for $7 million. As part of this original transaction, Southwest also committed, upon ATA’s emergence from bankruptcy, to convert the debtor-in-possession financing to a term loan, payable over five years, and to invest $30 million in cash into ATA convertible preferred stock.
      During fourth quarter 2005, ATA, although still in bankruptcy, entered into an agreement in which an investor, MatlinPatterson Global Opportunities Partners II (“MatlinPatterson”) would provide financing to enable ATA to emerge from bankruptcy in early 2006. As part of this transaction, Southwest entered into an agreement with ATA to acquire the leasehold rights to four additional leased gates at Chicago Midway Airport in exchange for a $20 million reduction in the Company’s debtor-in-possession loan. This resulted in a $20 million increase to intangible assets, classified in Other assets, and a corresponding $20 million decrease in Accounts and other receivables on the Consolidated Balance Sheet. Since this transaction was non-cash, it is not reflected in the Consolidated Statement of Cash Flows. Upon ATA’s emergence from bankruptcy, it will repay the remaining $20 million balance of the debtor-in-possession financing, and will provide a letter of credit to support Southwest’s obligation under the construction loan to the City of Chicago. In addition, as part of the 2005 agreement, Southwest has also been relieved of its commitment to purchase ATA converti-

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ble preferred stock. The 2005 agreement is subject to certain conditions including ATA’s successful emergence from bankruptcy on or before February 28, 2006.
      Southwest and ATA agreed on a code share arrangement, which was approved by the Department of Transportation in January 2005. Under the agreement, which has since been expanded, each carrier can exchange passengers on certain designated flights. Sales of the code share flights began January 16, 2005, with travel dates beginning February 4, 2005. As part of the December 2005 agreement with ATA, Southwest has enhanced its codeshare arrangement with ATA, subject to certain conditions, including ATA’s confirmation of a Plan of Reorganization, which must be fulfilled by February 28, 2006.

4.	Commitments
      The Company’s contractual purchase commitments primarily consist of scheduled aircraft acquisitions from Boeing. As of December 31, 2005, the Company had contractual purchase commitments with Boeing for 33 737-700 aircraft deliveries in 2006, 28 scheduled for delivery in 2007, and six in 2008. During January 2006, the Company exercised an additional option for 2007 to bring our commitment to 29 aircraft for that year. In addition, the Company has options and purchase rights for an additional 249 737-700s that it may acquire during 2007-2012, following the January 2006 option exercise. The Company has the option, which must be exercised two years prior to the contractual delivery date, to substitute 737-600s or 737-800s for the 737-700s. As of December 31, 2005, aggregate funding needed for firm commitments is approximately $1.3 billion, subject to adjustments for inflation, due as follows: $740 million in 2006, $458 million in 2007, and $80 million in 2008.

5.	Accrued Liabilities

	2005	2004

	(In millions)
Retirement plans (Note 14)	$142	$89
Aircraft rentals	116	127
Vacation pay	135	120
Advances and deposits	955	334
Deferred income taxes	489	218
Other	237	159

Accrued liabilities	$2,074	$1,047

6.	Revolving Credit Facility
      The Company has a revolving credit facility under which it can borrow up to $600 million from a group of banks. The facility expires in August 2010 and is unsecured. At the Company’s option, interest on the facility can be calculated on one of several different bases. For most borrowings, Southwest would anticipate choosing a floating rate based upon LIBOR. If fully drawn, the spread over LIBOR would be 62.5 basis points given Southwest’s credit rating at December 31, 2005. The facility also contains a financial covenant requiring a minimum coverage ratio of adjusted pretax income to fixed obligations, as defined. As of December 31, 2005, the Company is in compliance with this covenant, and there are no outstanding amounts borrowed under this facility.

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Long-Term Debt

	2005	2004

	(In millions)
8% Notes due 2005	$—	$100
Zero coupon Notes due 2006	58	58
Pass Through Certificates	523	544
7 7/8 % Notes due 2007	100	100
French Credit Agreements due 2012	41	44
6 1/2 % Notes due 2012	370	377
5 1/4 % Notes due 2014	340	348
5 1/8 % Notes due 2017	300	—
French Credit Agreements due 2017	106	111
7 3/8 % Debentures due 2027	100	100
Capital leases (Note 8)	74	80

	2,012	1,862
Less current maturities	601	146
Less debt discount and issue costs	17	16

	$1,394	$1,700

      In first quarter 2005, the Company redeemed its $100 million senior unsecured 8% Notes on their maturity date of March 1, 2005.
      During February 2005, the Company issued $300 million senior unsecured Notes due 2017. The Notes bear interest at 5.125 percent, payable semi-annually in arrears, with the first payment made on September 1, 2005. Southwest used the net proceeds from the issuance of the notes, approximately $296 million, for general corporate purposes.
      In fourth quarter 2004, the Company entered into four identical 13-year floating-rate financing arrangements, whereby it borrowed a total of $112 million from French banking partnerships. Although the interest on the borrowings are at floating rates, the Company estimates that, considering the full effect of the “net present value benefits” included in the transactions, the effective economic yield over the 13-year term of the loans will be approximately LIBOR minus 45 basis points. Principal and interest are payable semi-annually on June 30 and December 31 for each of the loans, and the Company may terminate the arrangements in any year on either of those dates, with certain conditions. The Company pledged four aircraft as collateral for the transactions.
      In September 2004, the Company issued $350 million senior unsecured Notes due 2014. The notes bear interest at 5.25 percent, payable semi-annually in arrears, on April 1 and October 1. Concurrently, the Company entered into an interest-rate swap agreement to convert this fixed-rate debt to a floating rate. See Note 10 for more information on the interest-rate swap agreement. Southwest used the net proceeds from the issuance of the notes, approximately $346 million, for general corporate purposes.
      In February 2004 and April 2004, the Company issued two separate $29 million two-year notes, each secured by one new 737-700 aircraft. Both of the notes are non-interest bearing and accrete to face value at maturity at annual rates of 2.9 percent and 3.4 percent, respectively. The proceeds of these borrowings were used to fund the individual aircraft purchases.
      On March 1, 2002, the Company issued $385 million senior unsecured Notes due March 1, 2012. The notes bear interest at 6.5 percent, payable semi-annually on March 1 and September 1. Southwest used the net proceeds from the issuance of the notes, approximately $380 million, for general corporate purposes. During 2003, the Company entered into an interest rate swap agreement relating to these notes. See Note 10 for further information.

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On October 30, 2001, the Company issued $614 million Pass Through Certificates consisting of $150 million 5.1% Class A-1 certificates, $375 million 5.5% Class A-2 certificates, and $89 million 6.1% Class B certificates. A separate trust was established for each class of certificates. The trusts used the proceeds from the sale of certificates to acquire equipment notes, which were issued by Southwest on a full recourse basis. Payments on the equipment notes held in each trust will be passed through to the holders of certificates of such trust. The equipment notes were issued for each of 29 Boeing 737 -700 aircraft owned by Southwest and are secured by a mortgage on such aircraft. Interest on the equipment notes held for the certificates is payable semiannually, on May 1 and November 1. Beginning May 1, 2002, principal payments on the equipment notes held for the Class A-1 certificates are due semiannually until the balance of the certificates mature on May 1, 2006. The entire principal of the equipment notes for the Class A-2 and Class B certificates are scheduled for payment on November 1, 2006. During 2003, the Company entered into an interest rate swap agreement relating to the $375 million 5.5% Class A-2 certificates. See Note 10 for further information.
      In fourth quarter 1999, the Company entered into two identical 13-year floating rate financing arrangements, whereby it borrowed a total of $56 million from French banking partnerships. Although the interest on the borrowings are at floating rates, the Company estimates that, considering the full effect of the “net present value benefits” included in the transactions, the effective economic yield over the 13-year term of the loans will be approximately LIBOR minus 67 basis points. Principal and interest are payable semi-annually on June 30 and December 31 for each of the loans and the Company may terminate the arrangements in any year on either of those dates, with certain conditions. The Company pledged two aircraft as collateral for the transactions.
      On February 28, 1997, the Company issued $100 million of senior unsecured 7 3/8 % Debentures due March 1, 2027. Interest is payable semi-annually on March 1 and September 1. The debentures may be redeemed, at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of the principal amount of the debentures plus accrued interest at the date of redemption or the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the date of redemption at the comparable treasury rate plus 20 basis points, plus accrued interest at the date of redemption.
      During 1992, the Company issued $100 million of senior unsecured 7 7/8 % Notes due September 1, 2007. Interest is payable semi-annually on March 1 and September 1. The notes are not redeemable prior to maturity.
      The net book value of the assets pledged as collateral for the Company’s secured borrowings, primarily aircraft and engines, was $856 million at December 31, 2005.
      As of December 31, 2005, aggregate annual principal maturities (not including amounts associated with interest rate swap agreements, and interest on capital leases) for the five-year period ending December 31, 2010, were $612 million in 2006, $127 million in 2007, $28 million in 2008, $29 million in 2009, $30 million in 2010, and $1.2 billion thereafter.

8.	Leases
      The Company had nine aircraft classified as capital leases at December 31, 2005. The amounts applicable to these aircraft included in property and equipment were:

	2005	2004

	(In millions)
Flight equipment	$164	$173
Less accumulated depreciation	113	126

	$51	$47

      Total rental expense for operating leases, both aircraft and other, charged to operations in 2005, 2004, and 2003 was $409 million, $403 million, and $386 million, respectively. The majority of the Company’s terminal operations

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
space, as well as 84 aircraft, were under operating leases at December 31, 2005. Future minimum lease payments under capital leases and noncancelable operating leases with initial or remaining terms in excess of one year at December 31, 2005, were:

	Capital Leases	Operating Leases

	(In millions)
2006	$16	$332
2007	16	309
2008	16	274
2009	16	235
2010	15	219
After 2010	12	1,164

Total minimum lease payments	91	$2,533

Less amount representing interest	17

Present value of minimum lease payments	74
Less current portion	11

Long-term portion	$63

      The aircraft leases generally can be renewed at rates based on fair market value at the end of the lease term for one to five years. Most aircraft leases have purchase options at or near the end of the lease term at fair market value, generally limited to a stated percentage of the lessor’s defined cost of the aircraft.

9.	Consolidation of Reservations Centers
      In November 2003, the Company announced the consolidation of its nine Reservations Centers into six, effective February 28, 2004. This decision was made in response to the established shift by Customers to the internet as a preferred way of booking travel. The Company’s website, www.southwest.com, now accounts for almost 70 percent of ticket bookings and, as a consequence, demand for phone contact has dramatically decreased. During first quarter 2004, the Company closed its Reservations Centers located in Dallas, Texas, Salt Lake City, Utah, and Little Rock, Arkansas. The Company provided the 1,900 affected Employees at these locations the opportunity to relocate to another of the Company’s remaining six centers. Those Employees choosing not to relocate, approximately 55% of the total affected, were offered support packages, which included severance pay, flight benefits, medical coverage, and job-search assistance, depending on length of service with the Company. The total cost associated with the Reservations Center consolidation, recognized in first quarter 2004, was approximately $18 million. Employee severance and benefit costs were reflected in “Salaries, wages, and benefits,” and the majority of other costs in “Other operating expenses” in the Consolidated Statement of Income. The total remaining amount accrued (not yet paid) was immaterial at December 31, 2005.

10.	Derivative and Financial Instruments

Fuel Contracts
      Airline operators are inherently dependent upon energy to operate and, therefore, are impacted by changes in jet fuel prices. Jet fuel and oil consumed in 2005, 2004, and 2003 represented approximately 19.8 percent, 16.7 percent, and 15.2 percent of Southwest’s operating expenses, respectively. The Company endeavors to acquire jet fuel at the lowest possible cost. Because jet fuel is not traded on an organized futures exchange, liquidity for hedging is limited. However, the Company has found commodities for effective hedging of jet fuel costs, primarily crude oil, and refined products such as heating oil and unleaded gasoline. The Company utilizes financial derivative instruments as hedges to decrease its exposure to jet fuel price increases. The Company does not purchase or hold any derivative financial instruments for trading purposes.
      The Company has utilized financial derivative instruments for both short-term and long-term time

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
frames. In addition to the significant hedging positions the Company had in place during 2005, the Company also has significant future hedging positions. The Company currently has a mixture of purchased call options, collar structures, and fixed price swap agreements in place to hedge over 70 percent of its 2006 total anticipated jet fuel requirements at average crude oil equivalent prices of approximately $36 per barrel, and has also hedged the refinery margins on most of those positions. The Company is also over 60 percent hedged for 2007 at approximately $39 per barrel, over 35 percent hedged for 2008 at approximately $38 per barrel, and approximately 30 percent hedged for 2009 at approximately $39 per barrel.
      The Company accounts for its fuel hedge derivative instruments as cash flow hedges, as defined in Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS 133). Under SFAS 133, all derivatives designated as hedges that meet certain requirements are granted special hedge accounting treatment. Generally, utilizing the special hedge accounting, all periodic changes in fair value of the derivatives designated as hedges that are considered to be effective, as defined, are recorded in “Accumulated other comprehensive income” until the underlying jet fuel is consumed. See Note 11 for further information on Accumulated other comprehensive income. The Company is exposed to the risk that periodic changes will not be effective, as defined, or that the derivatives will no longer qualify for special hedge accounting. Ineffectiveness, as defined, results when the change in the total fair value of the derivative instrument does not exactly equal the change in the value of the Company’s expected future cash outlay to purchase jet fuel. To the extent that the periodic changes in the fair value of the derivatives are not effective, that ineffectiveness is recorded to “Other gains and losses” in the income statement. Likewise, if a hedge ceases to qualify for hedge accounting, those periodic changes in the fair value of derivative instruments are recorded to “Other gains and losses” in the income statement in the period of the change.
      Ineffectiveness is inherent in hedging jet fuel with derivative positions based in other crude oil related commodities, especially given the magnitude of the current fair market value of the Company’s fuel hedge derivatives and the recent volatility in the prices of refined products. Due to the volatility in markets for crude oil and related products, the Company is unable to predict the amount of ineffectiveness each period, including the loss of hedge accounting, which could be determined on a derivative by derivative basis or in the aggregate. This may result in increased volatility in the Company’s results. The significant increase in the amount of hedge ineffectiveness and unrealized gains on derivative contracts settling in future periods recorded during the Company’s most recent five fiscal quarters was due to a number of factors. These factors included: the recent significant fluctuation in energy prices, the number of derivative positions the Company holds, significant weather events that have affected refinery capacity and the production of refined products, and the volatility of the different types of products the Company uses in hedging. The number of instances in which the Company has discontinued hedge accounting for specific hedges has increased recently, primarily due to these reasons. In these cases, the Company has determined that the hedges will not regain effectiveness in the time period remaining until settlement and therefore must discontinue special hedge accounting, as defined by SFAS 133. When this happens, any changes in fair value of the derivative instruments are marked to market through earnings in the period of change. As the fair value of the Company’s hedge positions increases in amount, there is a higher degree of probability that there will be continued variability recorded in the income statement and that the amount of hedge ineffectiveness and unrealized gains or losses recorded in future periods will be material. This is primarily due to the fact that small differences in the correlation of crude oil related products are leveraged over large dollar volumes.
      During 2005, the Company recognized approximately $110 million of additional income in “Other (gains) losses, net,” related to the ineffectiveness of its hedges and the loss of hedge accounting for certain hedges. Of this amount, approximately $77 million of the additional income was unrealized, mark-to-market changes in the fair value of derivatives due to the discontinuation of hedge accounting for certain contracts that will settle in future periods, approximately $9 million was ineffectiveness associated with hedges designated for future periods, and $24 million was ineffectiveness and mark-to-market gains related to hedges that settled during 2005. During 2004, the Company recognized approximately $13 million of additional expense in “Other (gains) losses, net,” related

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to the ineffectiveness of its hedges. During 2003, the Company recognized approximately $16 million of additional income in “Other (gains) losses, net,” related to the ineffectiveness of its hedges. During 2005, 2004, and 2003, the Company recognized approximately $35 million, $24 million, and $29 million of net expense, respectively, related to amounts excluded from the Company’s measurements of hedge effectiveness, in “Other (gains) losses, net”.
      During 2005, 2004, and 2003, the Company recognized gains in “Fuel and oil” expense of $890 million, $455 million, and $171 million, respectively, from hedging activities. At December 31, 2005 and 2004, approximately $83 million and $51 million, respectively, due from third parties from expired derivative contracts, is included in “Accounts and other receivables” in the accompanying Consolidated Balance Sheet. The fair value of the Company’s financial derivative instruments at December 31, 2005, was a net asset of approximately $1.7 billion. The current portion of these financial derivative instruments, $640 million, is classified as “Fuel hedge contracts” and the long-term portion, $1.1 billion, is classified as “Other assets” in the Consolidated Balance Sheet. The fair value of the derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets.
      As of December 31, 2005, the Company had approximately $890 million in unrealized gains, net of tax, in “Accumulated other comprehensive income (loss)” related to fuel hedges. Included in this total are approximately $327 million in net unrealized gains that are expected to be realized in earnings during 2006.

Interest Rate Swaps
      During 2003, the Company entered into interest rate swap agreements relating to its $385 million 6.5% senior unsecured notes due 2012 and $375 million 5.496% Class A-2 pass-through certificates due 2006. The floating rate paid under each agreement is set in arrears. Under the first agreement, the Company pays the London InterBank Offered Rate (LIBOR) plus a margin every six months and receives 6.5% every six months on a notional amount of $385 million until 2012. The average floating rate paid under this agreement during 2005 is estimated to be 6.46 percent based on actual and forward rates at December 31, 2005. Under the second agreement, the Company pays LIBOR plus a margin every six months and receives 5.496% every six months on a notional amount of $375 million until 2006. Based on actual and forward rates at December 31, 2005, the average floating rate paid under this agreement during 2005 is estimated to be 6.73 percent.
      During 2004, the Company entered into an interest rate swap agreement relating to its $350 million 5.25% senior unsecured notes due 2014. Under this agreement, the Company pays LIBOR plus a margin every six months and receives 5.25% every six months on a notional amount of $350 million until 2014. The floating rate is set in advance. The average floating rate paid under this agreement during 2005 was 3.82 percent.
      The primary objective for the Company’s use of interest rate hedges is to reduce the volatility of net interest income by better matching the repricing of its assets and liabilities. Concurrently, the Company’s interest rate hedges are also intended to take advantage of market conditions in which short-term rates are significantly lower than the fixed longer term rates on the Company’s long-term debt. The Company’s interest rate swap agreements qualify as fair value hedges, as defined by SFAS 133. The fair value of the interest rate swap agreements, which are adjusted regularly, are recorded in the Consolidated Balance Sheet, as necessary, with a corresponding adjustment to the carrying value of the long-term debt. The fair value of the interest rate swap agreements, excluding accrued interest, at December 31, 2005, was a liability of approximately $31 million. The long-term portion of this amount is recorded in “Other deferred liabilities” in the Consolidated Balance Sheet and the current portion is reflected in “Accrued liabilities”. In accordance with fair value hedging, the offsetting entry is an adjustment to decrease the carrying value of long-term debt. See Note 7.
      Outstanding financial derivative instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not expect any of the counterparties to fail to meet their obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. To manage credit risk,

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the Company selects and periodically reviews counterparties based on credit ratings, limits its exposure to a single counterparty, and monitors the market position of the program and its relative market position with each counterparty. At December 31, 2005, the Company had agreements with seven counterparties containing early termination rights and/or bilateral collateral provisions whereby security is required if market risk exposure exceeds a specified threshold amount or credit ratings fall below certain levels. At December 31, 2005, the Company held $950 million in fuel hedge related cash collateral deposits under these bilateral collateral provisions. These collateral deposits serve to decrease, but not totally eliminate, the credit risk associated with the Company’s hedging program. The cash deposits, which can have a significant impact on the Company’s cash balance and cash flows as of and for a particular operating period, are included in “Accrued liabilities” on the Consolidated Balance Sheet and are included as “Operating cash flows” in the Consolidated Statement of Cash Flows.
      The carrying amounts and estimated fair values of the Company’s long-term debt and fuel contracts at December 31, 2005 were as follows:

	Carrying	Estimated
	Value	Fair Value

	(In millions)
Zero coupon Notes due 2006	$58	$58
Pass Through Certificates	523	525
7 7/8 % Notes due 2007	100	104
French Credit Agreements due 2012	41	41
6 1/2 % Notes due 2012	370	392
5 1/4 % Notes due 2014	340	332
5 1/8 % Notes due 2017	300	282
French Credit Agreements due 2017	106	106
7 3/8 % Debentures due 2027	100	111
Fuel Contracts	1,678	1,678
      The estimated fair values of the Company’s publicly held long-term debt were based on quoted market prices. The carrying values of all other financial instruments approximate their fair value.

11.	Comprehensive Income
      Comprehensive income includes changes in the fair value of certain financial derivative instruments, which qualify for hedge accounting, and unrealized gains and losses on certain investments. Comprehensive income totaled $1.0 billion, $608 million, and $510 million for 2005, 2004, and 2003, respectively. The differences between “Net income” and “Comprehensive income” for these years are as follows:

	2005	2004	2003

	(In millions)
Net income	$548	$313	$442
Unrealized gain (loss) on derivative
instruments, net of deferred taxes of $300, $185 and $43	474	293	66
Other, net of deferred taxes of $0, $1 and $1	1	2	2

Total other comprehensive income	475	295	68

Comprehensive income	$1,023	$608	$510

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A rollforward of the amounts included in “Accumulated other comprehensive income (loss)”, net of taxes for 2005, 2004, and 2003, is shown below:

	Fuel		Accumulated Other
	Hedge		Comprehensive
	Derivatives	Other	Income (Loss)

	(In millions)
Balance at December 31, 2003	$123	$(1)	$122
2004 changes in fair value	558	2	560
Reclassification to earnings	(265)	—	(265)

Balance at December 31, 2004	416	1	417
2005 changes in fair value	999	1	1,000
Reclassification to earnings	(525)	—	(525)

Balance at December 31, 2005	$890	$2	$892

12.	Common Stock
      The Company has one class of common stock. Holders of shares of common stock are entitled to receive dividends when and if declared by the Board of Directors and are entitled to one vote per share on all matters submitted to a vote of the shareholders. At December 31, 2005, the Company had 236 million shares of common stock reserved for issuance pursuant to Employee stock benefit plans (of which 36 million shares have not been granted.)
      In January 2004, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock, utilizing proceeds from the exercise of Employee stock options. Repurchases were made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions. During first quarter 2005, the Company completed this program. In total, the Company repurchased approximately 20.9 million of its common shares during the course of the program.
      In January 2006, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock. Repurchases will be made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions.

13.	Stock Plans
      The Company has stock plans covering Employees subject to collective bargaining agreements (collective bargaining plans) and stock plans covering Employees not subject to collective bargaining agreements (other Employee plans). None of the collective bargaining plans were required to be approved by shareholders. Options granted to Employees under collective bargaining plans are granted at or above the fair market value of the Company’s common stock on the date of grant, and generally have terms ranging from six to twelve years. Vesting terms differ based on the grant made, and have ranged in length from immediate vesting to vesting periods in accordance with the period covered by the respective collective bargaining agreement. Neither Executive Officers nor members of the Company’s Board of Directors are eligible to participate in any of these collective bargaining plans. Options granted to Employees through other Employee plans are granted at the fair market value of the Company’s common stock on the date of grant, have ten-year terms, and vest and become fully exercisable over three, five, or ten years of continued employment, depending upon the grant type. All of the options included under the heading of “Other Employee Plans” have been approved by shareholders, except the plan covering non-management, non-contract Employees, which had 6.3 million options outstanding to purchase the Company’s common stock as of December 31, 2005.

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Aggregated information regarding the Company’s fixed stock option plans is summarized below:

	Collective Bargaining Plans		Other Employee Plans

		Wtd. Average		Wtd. Average
	Options	Exercise Price	Options	Exercise Price

	(In thousands, except exercise prices)
Outstanding December 31, 2002	104,020	$9.51	34,152	$11.47
Granted	26,674	13.53	4,770	14.63
Exercised	(7,422)	6.78	(3,318)	7.95
Surrendered	(3,214)	12.69	(1,052)	13.57

Outstanding December 31, 2003	120,058	10.47	34,552	12.21
Granted	14,131	14.41	4,255	15.05
Exercised	(7,222)	6.59	(3,133)	6.79
Surrendered	(6,264)	13.62	(1,453)	14.54

Outstanding December 31, 2004	120,703	10.98	34,221	12.94
Granted	1,697	14.91	6,662	15.60
Exercised	(14,739)	6.13	(3,800)	7.09
Surrendered	(2,417)	13.89	(1,263)	15.60

Outstanding December 31, 2005	105,244	$11.65	35,820	$13.96

Exercisable December 31, 2005	76,283	$10.73	20,395	$13.78
Available for grant in future periods	28,798		5,359
      The following table summarizes information about stock options outstanding under the fixed option plans at December 31, 2005:

	Options Outstanding			Options Exercisable

	Options	Wtd-Average		Options
	Outstanding at	Remaining	Wtd-Average	Exercisable at	Wtd-Average
Range of Exercise Prices	12/31/05 (000s)	Contractual Life	Exercise Price	12/31/05 (000s)	Exercise Price

$ 3.95 to $5.87	25,906	1.0 yrs	$4.12	25,272	$4.12
$ 7.04 to $10.49	6,565	3.1 yrs	8.91	4,274	8.78
$10.87 to $16.30	93,277	5.8 yrs	13.74	58,479	13.60
$16.32 to $23.93	15,316	6.1 yrs	18.27	8,653	18.81

$ 3.72 to $23.93	141,064	4.9 yrs	$12.24	96,678	$11.37

      Under the amended 1991 Employee Stock Purchase Plan (ESPP), which has been approved by shareholders, as of December 31, 2005, the Company is authorized to issue up to a remaining balance of 2.0 million shares of common stock to Employees of the Company. These shares may be issued at a price equal to 90 percent of the market value at the end of each purchase period. Common stock purchases are paid for through periodic payroll deductions. Participants under the plan received 1.5 million shares in 2005, 1.5 million shares in 2004, and 1.4 million shares in 2003, at average prices of $13.19, $13.47, and $14.04, respectively. The weighted-average fair value of each purchase right under the ESPP granted in 2005, 2004, and 2003, which is equal to the ten percent discount from the market value of the common stock at the end of each purchase period, was $1.47, $1.50, and $1.56, respectively.

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Pro forma information regarding net income and net income per share, as disclosed in Note 1, has been determined as if the Company had accounted for its Employee stock-based compensation plans and other stock options under the fair value method of SFAS 123. The fair value of each option grant is estimated on the date of grant using a modified Black-Scholes option pricing model with the following weighted-average assumptions used for grants under the fixed option plans:

	2005	2004	2003

Wtd-average risk-free interest rate	4.1%	3.1%	2.6%
Expected life of option (years)	4.7	4.0	4.2
Expected stock volatility	26.2%	34.0%	34.0%
Expected dividend yield	0.09%	0.11%	0.13%
      The Black-Scholes option valuation model was developed for use in estimating the fair value of short-term traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of somewhat subjective assumptions including expected stock price volatility. During 2005, the Company modified its method of determining expected future volatility associated with options granted. Prior to 2005, the Company primarily had determined this volatility by observation of historical volatility trends, subject to adjustment by exclusion of outliers that were not deemed typical of trends noted during the periods observed. For 2005, the Company relied on observations of both historical volatility trends as well as implied future volatility observations as determined by independent third parties.
      The fair value of options granted under the fixed option plans during 2005 ranged from $2.90 to $6.79. The fair value of options granted under the fixed option plans during 2004 ranged from $3.45 to $7.83. The fair value of options granted under the fixed option plans during 2003 ranged from $3.33 to $8.17.

14.	Employee Retirement Plans

Defined Contribution Plans
      The Company has defined contribution plans covering substantially all Southwest Employees. The Southwest Airlines Co. Profitsharing Plan is a money purchase defined contribution plan and Employee stock purchase plan. The Company also sponsors Employee savings plans under section 401(k) of the Internal Revenue Code, which include Company matching contributions. The 401(k) plans cover substantially all Employees. Contributions under all defined contribution plans are primarily based on Employee compensation and performance of the Company.
      Company contributions to all retirement plans expensed in 2005, 2004, and 2003 were $264 million, $200 million, and $219 million, respectively.

Postretirement Benefit Plans
      The Company provides postretirement benefits to qualified retirees in the form of medical and dental coverage. Employees must meet minimum levels of service and age requirements as set forth by the Company, or as specified in collective bargaining agreements with specific workgroups. Employees meeting these requirements, as defined, may use accrued sick time to pay for medical and dental premiums from the age of retirement until age 65.
      The following table shows the change in the Company’s accumulated postretirement benefit obligation (APBO) for the years ended December 31, 2005 and 2004:

	2005	2004

	(In millions)
APBO at beginning of period	$80	$77
Service cost	12	10
Interest cost	4	5
Benefits paid	(2)	(1)
Actuarial (gain) loss	—	(11)
Plan amendments	—	—

APBO at end of period	$94	$80

      During first quarter 2004, the Company closed its Reservations Centers located in Dallas, Texas, Salt Lake City, Utah, and Little Rock, Arkansas. In excess of 1,000 Employees at these locations did not elect to relocate to the Company’s remaining centers and, instead, accepted severance packages offered by the Company. See Note 9 for further information. Also during

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2004, the Company offered an early-out option to substantially all Employees, primarily in an effort to alleviate overstaffing in certain areas of the Company. As a result of the reduction in headcount associated with these events, the Company remeasured its benefit obligation, resulting in the 2004 gain.
      The assumed healthcare cost trend rates have a significant effect on the amounts reported for the Company’s plan. A one-percent change in all healthcare cost trend rates used in measuring the APBO at December 31, 2005, would have the following effects:

	1% Increase	1% Decrease

	(In millions)
Increase (decrease) in total service and interest costs	$2	$(1)
Increase (decrease) in the APBO	$7	$(7)
      The Company’s plans are unfunded, and benefits are paid as they become due. For 2005, both benefits paid and Company contributions to the plans were each $2 million. For 2004, both benefits paid and Company contributions to the plans were each $1 million. Estimated future benefit payments expected to be paid for each of the next five years are $4 million in 2006, $6 million in 2007, $8 million in 2008, $10 million in 2009, $12 million in 2010, and $84 million for the next five years thereafter.
      The following table shows the calculation of the accrued postretirement benefit cost recognized in “Other deferred liabilities” on the Company’s Consolidated Balance Sheet at December 31, 2005 and 2004:

	2005	2004

	(In millions)
Funded status	$(94)	$(80)
Unrecognized net actuarial loss	6	4
Unrecognized prior service cost	4	8

Cost recognized on Consolidated Balance Sheet	$(84)	$(68)

      The Company’s periodic postretirement benefit cost for the years ended December 31, 2005, 2004, and 2003, included the following:

	2005	2004	2003

	(In millions)
Service cost	$12	$10	$9
Interest cost	4	5	4
Amortization of prior service cost	2	2	2
Recognized actuarial loss	—	1	1

Net periodic postretirement benefit cost	$18	$18	$16

      Unrecognized prior service cost is expensed using a straight-line amortization of the cost over the average future service of Employees expected to receive benefits under the plan. The Company used the following actuarial assumptions to account for its postretirement benefit plans at December 31:

	2005	2004	2003

Wtd-average discount rate	5.25%	6.25%	6.75%
Assumed healthcare cost trend rate(1)	9.00%	10.00%	10.00%

(1)	The assumed healthcare cost trend rate is assumed to decrease to 8.50% for 2006, then decline gradually to 5% by 2013 and remain level thereafter.

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Income Taxes
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities at December 31, 2005 and 2004, are as follows:

	2005	2004

	(In millions)
DEFERRED TAX LIABILITIES:
Accelerated depreciation	$2,251	$2,027
Scheduled airframe maintenance	87	83
Fuel hedges	564	264
Other	3	11

Total deferred tax liabilities	2,905	2,385
DEFERRED TAX ASSETS:
Deferred gains from sale and leaseback of aircraft	76	83
Capital and operating leases	70	73
Accrued employee benefits	132	110
State taxes	57	52
Net operating loss carry forward	164	186
Other	21	53

Total deferred tax assets	520	557

Net deferred tax liability	$2,385	$1,828

      The provision for income taxes is composed of the following:

	2005	2004	2003

	(In millions)
CURRENT:
Federal	$60	$(8)	$73
State	9	—	10

Total current	69	(8)	83
DEFERRED:
Federal	241	178	170
State	16	6	13

Total deferred	257	184	183

	$326	$176	$266

      For the year 2004, Southwest Airlines Co. had a tax net operating loss of $616 million for federal income tax purposes. The Company carried a portion of this net operating loss back to prior periods, resulting in a $35 million refund of federal taxes previously paid. This refund was received during 2005. The Company applied a portion of this 2004 net operating loss to the 2005 tax year, resulting in the payment of no federal taxes for this year. The $69 million current tax provision relates to the tax benefit of stock options exercised during 2005. The remaining portion of the Company’s federal net operating loss that can be carried forward to future years is estimated at $453 million, and expires in 2024.

SOUTHWEST AIRLINES CO.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The effective tax rate on income before income taxes differed from the federal income tax statutory rate for the following reasons:

	2005	2004	2003

	(In millions)
Tax at statutory U.S. tax rates	$306	$171	$247
Nondeductible items	8	7	7
State income taxes, net of federal benefit	16	4	15
Other, net	(4)	(6)	(3)

Total income tax provision	$326	$176	$266

      The Internal Revenue Service (IRS) regularly examines the Company’s federal income tax returns and, in the course of which, may propose adjustments to the Company’s federal income tax liability reported on such returns. It is the Company’s practice to vigorously contest those proposed adjustments that it deems lacking of merit. The Company’s management does not expect that the outcome of any proposed adjustments presented to date by the IRS, individually or collectively, will have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

16.	Net Income Per Share
      The following table sets forth the computation of net income per share, basic and diluted:

	2005	2004	2003

	(In millions, except per
	share amounts)
Net income	$548	$313	$442
Weighted-average shares outstanding, basic	789	783	783
Dilutive effect of Employee stock options	25	32	39

Adjusted weighted-average shares outstanding, diluted	814	815	822

Net income per share, basic	$.70	$.40	$.56

Net income per share, diluted	$.67	$.38	$.54

      The Company has excluded 12 million, 31 million, and 10 million shares from its calculations of net income per share, diluted, in 2005, 2004, and 2003, respectively, as they represent antidilutive stock options for the respective periods presented.

17.	Federal Grant
      On April 16, 2003, as a result of the United States war with Iraq, the Emergency Wartime Supplemental Appropriations Act (Wartime Act) was signed into law. Among other items, the legislation included a $2.3 billion government grant for airlines. Southwest received $271 million as its proportional share of the grant during second quarter 2003. This amount is included in “Other (gains) losses” in the accompanying Consolidated Income Statement for 2003. Also as part of the Wartime Act, the Company received approximately $5 million as a reimbursement for the direct cost of reinforcing cockpit doors on all of the Company’s aircraft. The Company accounted for this reimbursement as a reduction of capitalized property and equipment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS AND SHAREHOLDERS
SOUTHWEST AIRLINES CO.
      We have audited the accompanying consolidated balance sheets of Southwest Airlines Co. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Airlines Co. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with United States generally accepted accounting principles.
      We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Southwest Airlines Co.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 30, 2006 expressed an unqualified opinion thereon.

Ernst & Young LLP
Dallas, Texas
January 30, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS AND SHAREHOLDERS
SOUTHWEST AIRLINES CO.
      We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Southwest Airlines Co. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Southwest Airlines’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      In our opinion, management’s assessment that Southwest Airlines Co. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Southwest Airlines Co. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Southwest Airlines Co. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2005 of Southwest Airlines Co. and our report dated January 30, 2006 expressed an unqualified opinion thereon.

Ernst & Young LLP
Dallas, TX
January 30, 2006

QUARTERLY FINANCIAL DATA
(Unaudited)

	Three Months Ended

	March 31	June 30	Sept. 30	Dec. 31

	(In millions except per share amounts)
2005
Operating revenues	$1,663	$1,944	$1,989	$1,987
Operating income	106	277	273	163
Income before income taxes	114	256	368	136
Net income	76	159	227	86
Net income per share, basic	.10	.20	.29	.11
Net income per share, diluted	.09	.20	.28	.10

	March 31	June 30	Sept. 30	Dec. 31

2004
Operating revenues	$1,484	$1,716	$1,674	$1,655
Operating income	46	197	191	120
Income before income taxes	41	179	181	89
Net income	26	113	119	56
Net income per share, basic	.03	.14	.15	.07
Net income per share, diluted	.03	.14	.15	.07

Item 9.	Changes In and Disagreements With Accountants on Accounting and Financial Disclosure
      None.

Item 9A.	Controls and Procedures
      Disclosure Controls and Procedures. The Company maintains controls and procedures designed to ensure that it is able to collect the information it is required to disclose in the reports it files with the SEC, and to process, summarize and disclose this information within the time periods specified in the rules of the SEC. Based on an evaluation of the Company’s disclosure controls and procedures as of the end of the period covered by this report conducted by the Company’s management, with the participation of the Chief Executive and Chief Financial Officers, the Chief Executive and Chief Financial Officers believe that these controls and procedures are effective to ensure that the Company is able to collect, process and disclose the information it is required to disclose in the reports it files with the SEC within the required time periods.
      The certifications of the Company’s Chief Executive Officer and Chief Financial Officer required under Section 302 of the Sarbanes-Oxley Act have been filed as Exhibits 31.1 and 31.2 to this report. Additionally, in 2005 the Company’s Chief Executive Officer certified to the New York Stock Exchange (“NYSE”) that he was not aware of any violation by the Company of the NYSE’s corporate governance listing standards.
      Management’s Report on Internal Control over Financial Reporting. Management of the Company is responsible for establishing and maintaining effective internal control over financial reporting as defined in Rules 13a-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance to the Company’s management and board of directors regarding the preparation and fair presentation of published financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.
      Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on this assessment, management believes that, as of December 31, 2005, the Company’s internal control over financial reporting is effective based on those criteria.
      Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, has been audited by Ernst & Young, LLP, the independent registered public accounting firm who also audited the Company’s consolidated financial statements. Ernst & Young’s attestation report on management’s assessment of the Company’s internal control over financial reporting is included herein.

Item 9B.	Other Information
      None.
PART III

Item 10.	Directors and Executive Officers of the Registrant
      The information required by Item 401 of Regulation S-K regarding directors is included under “Election of Directors” in the definitive Proxy Statement for Southwest’s Annual Meeting of Shareholders to be held May 17, 2006, and is incorporated herein by reference. The information required by Item 401 of Regulation S-K regarding executive officers is included under “Executive Officers of the Registrant” in Part I following Item 4 of this Report. The information required by Item 405 of Regulation S-K is included under “Section 16(a) Beneficial Ownership Reporting Compliance” in the definitive Proxy Statement for Southwest’s Annual Meeting of Shareholders to be held May 17, 2006, and is incorporated herein by reference.
      In the wake of well-publicized corporate scandals, the Securities and Exchange Commission and the New York Stock Exchange have issued multiple new regulations, requiring the implementation of policies and procedures in the corporate governance area. Since beginning business in 1971, Southwest has thrived on a culture that encourages an entrepreneurial spirit in its Employees, and has emphasized personal responsibility, initiative, and the use of independent, good judgment. The Golden Rule is one of the core values, and there is a “top-down” insistence on the highest ethical standards at all times.
      In complying with new regulations requiring the institution of policies and procedures, it has been the goal of Southwest’s Board of Directors and senior leadership to do so in a way which does not inhibit or constrain Southwest’s unique culture, and which does not unduly impose a bureaucracy of forms and checklists. Accordingly, formal, written policies and procedures have been adopted in the simplest possible way, consistent with legal requirements. The Company’s Corporate Governance Guidelines, its charters for each of its Audit, Compensation and Nominating and Corporate Governance Committees and its Code of Ethics covering all Employees are available on the Company’s website, www.southwest.com, and a copy will be mailed upon request to Investor Relations, Southwest Airlines Co., P.O. Box 36611, Dallas, TX 75235. The Company intends to disclose any amendments to or waivers of the Code of Ethics on behalf of the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and persons performing similar functions on the Company’s website, at www.southwest.com, under the “About SWA” caption, promptly following the date of such amendment or waiver.

Item 11.	Executive Compensation
      See “Compensation of Executive Officers,” incorporated herein by reference from the definitive Proxy Statement for Southwest’s Annual Meeting of Shareholders to be held May 17, 2006.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
      See “Voting Securities and Principal Shareholders,” incorporated herein by reference from the definitive Proxy Statement for Southwest’s Annual Meeting of Shareholders to be held May 17, 2006.

Item 13.	Certain Relationships and Related Transactions
      See “Election of Directors” incorporated herein by reference from the definitive Proxy Statement for Southwest’s Annual Meeting of Shareholders to be held May 17, 2006.

Item 14.	Principal Accounting Fees and Services
      See “Relationship with Independent Auditors” incorporated herein by reference from the definitive Proxy Statement for Southwest’s Annual Meeting of Shareholders to be held May 17, 2006.

PART IV

Item 15.	Exhibits, Financial Statement Schedules
      (a) 1. Financial Statements:

The financial statements included in Item 8 above are filed as part of this annual report.

2. Financial Statement Schedules:

There are no financial statement schedules filed as part of this annual report, since the required information is included in the consolidated financial statements, including the notes thereto, or the circumstances requiring inclusion of such schedules are not present.

3. Exhibits:

3.1	Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 4.1 to Southwest’s Registration Statement on Form S-3 (File No. 33-52155)); Amendment to Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 3.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 1-7259)); Amendment to Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 3.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-7259)); Amendment to Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 4.2 to Southwest’s Registration Statement on Form S-8 (File No. 333-82735); Amendment to Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 3.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 1-7259)).
3.2	Bylaws of Southwest, as amended through January 2005 (incorporated by reference to Exhibit 3.2 to Southwest’s Current Report on Form 8-K dated January 25, 2005 (File No. 1-7259)).
4.1	$600,000,000 Competitive Advance and Revolving Credit Facility Agreement dated as of April 20, 2004 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 1-7259)); First Amendment, dated as of August 9, 2005, to Competitive Advance Revolving Credit Agreement (incorporated by reference to Exhibit 10.1 to Southwest’s Current Report on Form 8-K dated August 12, 2005 (File No. 1-7259)).
4.2	Specimen certificate representing Common Stock of Southwest (incorporated by reference to Exhibit 4.2 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-7259)).
4.3	Indenture dated as of February 14, 2005, between Southwest Airlines Co. and The Bank of New York Trust Company, N.A., Trustee (incorporated by reference to Exhibit 4.2 to Southwest’s Current Report on Form 8-K dated February 14, 2005 (File No. 1-7259))
4.4	Indenture dated as of September 17, 2004 between Southwest Airlines Co. and Wells Fargo Bank, N.A., Trustee (incorporated by reference to Exhibit 4.1 to Southwest’s Registration Statement on Form S-3 dated October 30, 2002 (File No. 1-7259)).
4.5	Indenture dated as of June 20, 1991, between Southwest Airlines Co. and Bank of New York, successor to NationsBank of Texas, N.A. (formerly NCNB Texas National Bank), Trustee (incorporated by reference to Exhibit 4.1 to Southwest’s Current Report on Form 8-K dated June 24, 1991 (File No. 1-7259)).
4.6	Indenture dated as of February 25, 1997, between the Company and U.S. Trust Company of Texas, N.A. (incorporated by reference to Exhibit 4.2 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-7259)).
Southwest is not filing any other instruments evidencing any indebtedness because the total amount of securities authorized under any single such instrument does not exceed 10% of its total consolidated assets. Copies of such instruments will be furnished to the Securities and Exchange Commission upon request.

10.1	Purchase Agreement No. 1810, dated January 19, 1994, between The Boeing Company and Southwest (incorporated by reference to Exhibit 10.4 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-7259)); Supplemental Agreement No. 1. (incorporated by reference to Exhibit 10.3 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-7259)); Supplemental Agreements No. 2, 3 and 4 (incorporated by reference to Exhibit 10.2 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-7259)); Supplemental Agreements Nos. 5, 6, and 7; (incorporated by reference to Exhibit 10.1 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-7259)); Supplemental Agreements Nos. 8, 9, and 10 (incorporated by reference to Exhibit 10.1 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7259)); Supplemental Agreements Nos. 11, 12, 13 and 14 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-7259)); Supplemental Agreements Nos. 15, 16, 17, 18 and 19 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No. 1-7259)); Supplemental Agreements Nos. 20, 21, 22, 23 and 24 (incorporated by reference to Exhibit 10.3 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 1-7259)); Supplemental Agreements Nos. 25, 26, 27, 28 and 29 to Purchase Agreement No. 1810, dated January 19, 1994, between The Boeing Company and Southwest (incorporated by reference to Exhibit 10.8 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)); Supplemental Agreements Nos. 30, 31, 32, and 33 to Purchase Agreement No. 1810, dated January 19, 1993 between The Boeing Company and Southwest; (incorporated by reference to Exhibit 10.1 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-7259)); Supplemental Agreements Nos. 34, 35, 36, 37, and 38 (incorporated by reference to Exhibit 10.3 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 1-7259)); Supplemental Agreements Nos. 39 and 40 (incorporated by reference to Exhibit 10.6 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 1-7259)); Supplemental Agreement No. 41; Supplemental Agreement Nos. 42, 43 and 44 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 1-7259)); Supplemental Agreement No. 45 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (File No. 1-7259)).
Pursuant to 17 CFR 240.24b-2, confidential information has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.
The following exhibits filed under paragraph 10 of Item 601 are the Company’s compensation plans and arrangements.
10.2	Form of Executive Employment Agreement between Southwest and certain key employees pursuant to Executive Service Recognition Plan (incorporated by reference to Exhibit 28 to Southwest Quarterly Report on Form 10-Q for the quarter ended June 30, 1987 (File No. 1-7259)).
10.3	1996 stock option agreements between Southwest and Herbert D. Kelleher (incorporated by reference to Exhibit 10.8 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-7259)).
10.4	2001 stock option agreements between Southwest and Herbert D. Kelleher (incorporated by reference to Exhibit 10 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 1-7259)).
10.5	1991 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.6 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.6	1991 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.7 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.7	1991 Employee Stock Purchase Plan as amended September 21, 2000 (incorporated by reference to Exhibit 4 to Amendment No. 1 to Registration Statement on Form S-8 (file No. 33-40653)).

10.8	Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.8 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-729)); Amendment No. 1 to Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.11 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 1-7259)); Amendment No. 2 to Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.9 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)); Amendment No. 3 to Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)); Amendment No. 4 to Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.8 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-7259)); Amendment No. 5 to Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.2 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 1-7259)); Amendment No. 6 to Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.8 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 1-7259)); Amendment No. 7 to Southwest Airlines Co. Profit Sharing Plan.
10.9	Southwest Airlines Co. 401(k) Plan (incorporated by reference to Exhibit 10.12 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 1-7259)); Amendment No. 1 to Southwest Airlines Co. 401(k) Plan (incorporated by reference to Exhibit 10.10 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)); Amendment No. 2 to Southwest Airlines Co. 401(k) Plan (incorporated by reference to Exhibit 10.10 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)); Amendment No. 3 to Southwest Airlines Co. 401(k) Plan (incorporated by reference to Exhibit 10.2 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)); Amendment No. 4 to Southwest Airlines Co. 401(k) Plan (incorporated by reference to Exhibit 10.9 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-7259)); Amendment No. 5 to Southwest Airlines Co. 401(k) Plan (incorporated by reference to Exhibit 10.9 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 1-7259)); Amendment No. 6 to Southwest Airlines Co. 401(k) Plan.
10.10	Southwest Airlines Co. 1995 SWAPA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.14 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-7259)).
10.11	1996 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.12 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.12	1996 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.13 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.13	Employment Contract dated as of July 15, 2004, between Southwest and Herbert D. Kelleher (incorporated by reference to Exhibit 10.3 to Southwest’s Quarterly Report on Form 10-Q the quarter ended September 30, 2004 (File No. 1-7259)).
10.14	Employment Contract dated as of July 15, 2004, between Southwest and Gary C. Kelly (incorporated by reference to Exhibit 10.4 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 1-7259)).
10.15	Employment Contract dated as of July 15, 2004, between Southwest and Colleen C. Barrett (incorporated by reference to Exhibit 10.5 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 1-7259)).
10.16	Severance Contract dated as of July 15, 2004, between Southwest and James F. Parker (incorporated by reference to Exhibit 10.2 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 1- 7259)).
10.17	Southwest Airlines Co. Outside Director Incentive Plan (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 1-7259)).
10.18	1998 SAEA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.17 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.19	1999 SWAPIA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.18 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).

10.20	LUV 2000 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-53610)).
10.21	2000 Aircraft Appearance Technicians Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-52388)); Amendment No. 1 to 2000 Aircraft Appearance Technicians Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.4 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)).
10.22	2000 Stock Clerks Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-52390)); Amendment No. 1 to 2000 Stock Clerks Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.5 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)).
10.23	2000 Flight Simulator Technicians Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-53616)); Amendment No. 1 to 2000 Flight Simulator Technicians Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.6 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)).
10.24	2002 SWAPA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-98761)).
10.25	2002 Bonus SWAPA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-98761)).
10.26	2002 SWAPIA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-8 (File No. 333-100862)).
10.27	2002 Mechanics Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-8 (File No. 333-100862)).
10.28	2002 Ramp, Operations, Provisioning and Freight Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.27 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.29	2002 Customer Service/Reservations Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.28 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259))); Amendment No. 1 to 2002 Customer Service/Reservations Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-8 (File No. 333-104245)).
10.30	2003 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.3 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)).
14	Code of Ethics (incorporated by reference to Exhibit 14 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-7259)).
21	Subsidiaries of Southwest (incorporated by reference to Exhibit 22 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-7259)).
23	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
31.1	Rule 13a-14(a) Certification of Chief Executive Officer.
31.2	Rule 13a-14(a) Certification of Chief Financial Officer.
32	Section 1350 Certification of Chief Executive Officer and Chief Financial Officer.
      A copy of each exhibit may be obtained at a price of 15 cents per page, $10.00 minimum order, by writing to: Investor Relations, Southwest Airlines Co., P.O. Box 36611, Dallas, Texas 75235-1611.

SIGNATURES
      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southwest Airlines Co.
January 31, 2006

By	/s/ Laura Wright

Laura Wright
Senior Vice President — Finance,
Chief Financial Officer
      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on January 31, 2006 on behalf of the registrant and in the capacities indicated.

Signature	Capacity

/s/ Herbert D. Kelleher Herbert D. Kelleher	Chairman of the Board of Directors

/s/ Gary C. Kelly Gary C. Kelly	Chief Executive Officer and Director

/s/ Colleen C. Barrett Colleen C. Barrett	President and Director

/s/ Laura Wright Laura Wright	Sr. Vice President — Finance and Chief Financial Officer (Chief Financial and Accounting Officer)

/s/ C. Webb Crockett C. Webb Crockett	Director

/s/ William H. Cunningham William H. Cunningham	Director

/s/ William P. Hobby William P. Hobby	Director

/s/ Travis C. Johnson Travis C. Johnson	Director

/s/ R. W. King R. W. King	Director

/s/ John T. Montford John T. Montford	Director

Signature	Capacity

/s/ June M. Morris June M. Morris	Director

/s/ Louis Caldera Louis Caldera	Director

/s/ Nancy Loeffler Nancy Loeffler	Director

SOUTHWEST AIRLINES CO.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 17, 2006
10:00 a.m. Local Time
Corporate Headquarters
2702 Love Field Drive
Dallas, Texas 75235-1611
DIRECTIONS TO THE ANNUAL MEETING
Southwest Airlines Co. corporate headquarters is located at 2702 Love Field Drive, Dallas, Texas. From Dallas Love Field, take Cedar Springs Road south to the airport exit. Turn right onto West Mockingbird Lane. Turn right onto Denton Drive and travel approximately two miles to Seelcco Street. Turn right at Seelcco Street. Go past the security booth and the headquarters building will be at your left. Please park near the main entrance to the building.
Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.southwest.com at 10:00 a.m., CDT, on May 17, 2006.
Southwest Airlines Co.
2702 Love Field Drive
Dallas, Texas 75235-1611
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2006.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3 and “AGAINST” Item 4.
The undersigned hereby appoints Gary C. Kelly, Colleen C. Barrett and Laura Wright proxies (to act by majority decision if more than one shall act), and each of them with full power of substitution, to vote all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the annual meeting of shareholders thereof to be held on May 17, 2006, or at any adjournments thereof, as follows:
YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. YOU MAY ALSO VOTE VIA TELEPHONE OR INTERNET AS DESCRIBED IN THE ENCLOSED PROXY.
See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 16, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/swa/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 16, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Southwest Airlines Co., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and AGAINST Item 4.

1. Elect seven directors:	01 Colleen C. Barrett	05 Louis E. Caldera	☐ Vote FOR	☐ Vote WITHHELD
(terms expiring in 2007)	02 Gary C. Kelly	06 Nancy B. Loeffler	all nominees	from all nominees
	03 John T. Montford	07 David W. Biegler	(except as marked)
04 William H. Cunningham

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approve an amendment to the Company’s Employee Stock Purchase Plan as adopted by the Board of Directors of the Company;	☐ For	☐ Against	☐ Abstain
3.	Ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006;	☐ For	☐ Against	☐ Abstain
4.	Take action on a shareholder proposal, if the proposal is presented at the meeting;	☐ For	☐ Against	☐ Abstain
5.	Transact such other business as may properly come before such meeting.
ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1, FOR THE AMENDMENT TO THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN IN ITEM 2, FOR THE RATIFICATION OF SELECTION OF AUDITOR IN ITEM 3, AGAINST THE SHAREHOLDER PROPOSAL IN ITEM 4, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BEFORE THE MEETING. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.
Address Change? Mark Box ☐ Indicate changes below:

Date	, 2006

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.